Exhibit 10.1

CONFIDENTIAL INFORMATION REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS INDICATED BY […***…].

EXECUTION VERSION

AMENDED AND RESTATED FINANCING AGREEMENT

Dated as of December 30, 2016

by and among

TPI COMPOSITES, INC. AND EACH SUBSIDIARY OF TPI COMPOSITES, INC.

LISTED AS A BORROWER ON THE SIGNATURE PAGES HERETO,

as Borrowers,

EACH SUBSIDIARY OF TPI COMPOSITES, INC.

LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

HPS INVESTMENT PARTNERS, LLC,

as Collateral Agent,

HPS INVESTMENT PARTNERS, LLC,

as Administrative Agent

and

CAPITAL ONE, N.A.,

as Revolving Loan Representative

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SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule 1.01(B)	Adjusted Consolidated Net Income
Schedule 1.01(C)	Permitted Projects
Schedule 1.01(D)	Ineligible Assignees
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation
Schedule 6.01(i)	ERISA
Schedule 6.01(q)	Environmental Matters
Schedule 6.01(r)	Insurance
Schedule 6.01(u)	Intellectual Property
Schedule 6.01(v)	Material Contracts
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Cash Management Accounts

Exhibit A Form of Joinder Agreement
Exhibit B Form of Assignment and Acceptance
Exhibit C Form of Notice of Borrowing
Exhibit D Form of LIBOR Notice
Exhibit E Form of Promissory Note
Exhibit F Form of Letter of Credit Application

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AMENDED AND RESTATED FINANCING AGREEMENT

Amended and Restated Financing Agreement, dated as of December 30, 2016, by and among TPI Composites, Inc., a Delaware corporation (the “Parent”), each subsidiary of the Parent listed as a “Borrower” on the signature pages hereto (together with the Parent and each other Person that executes a joinder agreement and becomes a “Borrower” hereunder, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” hereunder or otherwise guaranties all or any part of the Obligations (as hereinafter defined), each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), HPS Investment Partners, LLC, formerly known as Highbridge Principal Strategies, LLC, a Delaware limited liability company (“HPSIP”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), HPSIP, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”), and Capital One, N.A. (“Capital One”), as revolving loan representative for the Revolving Loan Lenders (as hereinafter defined).

RECITALS

The Borrowers, the Guarantors, the Agents, and the lenders party thereto (the “Existing Lenders”) are parties to that certain Financing Agreement, dated as of August 19, 2014 (as heretofore otherwise amended, supplemented or otherwise modified, the “Existing Financing Agreement”), pursuant to which the Existing Lenders have extended credit to the Borrowers consisting of initial term loans and delayed draw term loans in the aggregate original principal amount of $75,000,000 (the “Existing Financing Facility”).

The term loans under the Existing Financing Facility, together with all accrued and unpaid interest, fees, indemnities, costs and other payment obligations that are outstanding under the Existing Financing Facility immediately prior to the Restatement Effective Date (collectively, the “Existing Obligations”), are owing as of the Restatement Effective Date without setoff, counterclaim, deduction, offset or defense.

Pursuant to certain of the Existing Loan Documents (as hereinafter defined), the Existing Loan Parties (as hereinafter defined) granted to the Collateral Agent, for the benefit of the Secured Parties (as hereinafter defined), a continuing security interest in all of their right, title and interest in all then existing and thereafter acquired or arising Collateral (as such term is defined in the Existing Financing Agreement) in order to secure the repayment of any and all of the Existing Obligations.

The Borrowers have asked the Lenders to amend the Existing Financing Facility to, among other things (a) make an additional term loan on the Restatement Effective Date (as hereinafter defined) in the aggregate principal amount of $1,554,687.50 and (b) add a revolving credit facility in a principal amount equal to $25,000,000, which will include a $15,000,000 letter of credit sub-facility. The proceeds of the additional term loan and the loans under the revolving credit facility shall be used to fund capital expenditures, for general working capital purposes of the Borrowers and Guarantors and to pay fees and expenses related to this Agreement. Letters of credit issued under the letter of credit sub-facility shall be used for general corporate purposes. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

“A/R Financing Party” means any of TPI Mexico, LLC, TPI China, LLC and TPI Turkey, LLC and each of their respective Subsidiaries.

“Account Debtor” means, with respect to any Person, each debtor, customer or obligor in any way obligated on or in connection with any Account of such Person.

“Acquisition” means the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Equity Interests of any Person or all or substantially all of the assets of (or any division or business line of) any Person.

“Action” has the meaning specified therefor in Section 12.12.

“Additional Amount” has the meaning specified therefor in Section 2.09(a).

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Administrative Borrower” has the meaning specified therefor in Section 4.05.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Agent” has the meaning specified therefor in the preamble hereto.

“Agent Resignation Effective Date” has the meaning specified therefor in Section 10.07(a).

“Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Anti-Corruption Laws” has the meaning specified therefor in Section 6.01(z).

“Anti-Money Laundering and Anti-Terrorism Laws” means any Requirement of Law relating to terrorism, economic sanctions or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and the implementing regulations promulgated thereunder, (c) the USA PATRIOT Act and the implementing regulations promulgated thereunder, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (e) any law prohibiting or directed against terrorist activities or the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), and (f) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws have been, or shall hereafter be, amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

“Applicable Margin” means, as of any date of determination, with respect to the interest rate of (a) any Reference Rate Loan or any portion thereof, 5.75%, and (b) any LIBOR Rate Loan or any portion thereof, 5.75%.

“Applicable Prepayment Premium” means, as of any date of determination, with respect to any payment of the Term Loan (other than any installment payment made pursuant to Section 2.03(b) (excluding any payment made in connection with clause (ii) in the last sentence thereof), Section 2.05(c)(i) and Section 2.05(c)(iv)), an amount equal to (i) during the period of time from and after the Restatement Effective Date up to and including the date that is the first anniversary of the Restatement Effective Date, the Make-Whole Premium, (ii) during the period of time after the date that is the first anniversary of the Restatement Effective Date up to and including the date that is the second anniversary of the Restatement Effective Date, an amount equal to 2.00% times the aggregate amount of all Term Loans prepaid on such date, (iii) during the period of time after the date that is the second anniversary of the Restatement Effective Date up to and including the date that is the third anniversary of the Restatement Effective Date, an amount equal to 1.50% times the aggregate amount of all Term Loans prepaid on such date and (iii) thereafter, zero.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent (and the

Administrative Agent, if applicable, and, in the case of Revolving Loan Obligations, the Revolving Loan Representative), in accordance with Section 12.07 hereof and substantially in the form of Exhibit B hereto or such other form acceptable to the Collateral Agent (and, in the case of the Revolving Loan Obligations, the Revolving Loan Representative).

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief operating officer, chief financial officer, treasurer or other financial officer performing similar functions, president or executive vice president of such Person.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.

“Blocked Person” means any Person:

(a) that (i) is identified on the list of “Specially Designated Nationals and Blocked Persons” published by OFAC; (ii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of an OFAC Sanctions Program; or (iii) a United States Person is prohibited from dealing or engaging in a transaction with under any of the Anti-Money Laundering and Anti-Terrorism Laws; and

(b) that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in clause (a) above.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Business Day” means (a) for all purposes other than as described in clause (b) below, any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, and (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, any day that is a Business Day described in clause (a) above and on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

“Capital One” has the meaning specified therefor in the preamble hereto.

“Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed, including all Capitalized Lease Obligations that are paid or due and payable during such period and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Equity Interests of, any other Person; provided, that the term “Capital Expenditures” shall not include any such expenditures which constitute (i) expenditures by a Loan Party made in connection with the replacement, substitution or restoration of such Loan Party’s assets pursuant to Section 2.05(c)(v) from the Net Cash Proceeds of Dispositions and Extraordinary Receipts consisting of insurance proceeds or condemnation awards, (ii) expenditures financed with the proceeds received from the sale or issuance of Equity Interests to a Permitted Holder or any other Person permitted under this Agreement so long as (A) the Borrowers are not required to make a prepayment of the Loans with such proceeds pursuant to Section 2.05(c)(iii) and (B) such proceeds are not commingled with any Loan Party’s funds and are deposited in an account subject to a Control Agreement and used exclusively to fund such expenditures, (iii) a Permitted Acquisition, (iv) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Loan Party) and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), and (v) the purchase price of equipment that is purchased substantially contemporaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Carry-Over Amount” means the Excess Amount for any fiscal period under Section 7.02(g)(i) or Section 7.02(g)(ii), as applicable.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; and (f) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within 270 days from the date of acquisition thereof.

“Cash Management Accounts” means the bank accounts of each Loan Party maintained at one or more Cash Management Banks listed on Schedule 8.01.

“Cash Management Bank” has the meaning specified therefor in Section 8.01(a).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means each occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty percent (30%) or more of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right);

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(c) the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of each other Loan Party and each of its Subsidiaries (other than in connection with any transaction permitted pursuant to Section 7.02(c)(i)), free and clear of all Liens (other than Permitted Specified Liens); or

(d) a “Change of Control” (or any comparable term or provision) under or with respect to any of the Indebtedness of the Parent or any of its Subsidiaries having an aggregate amount outstanding in excess of $2,000,000, where such change of control would result in a default, redemption, acceleration or mandatory prepayment under the terms of such Indebtedness.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collateral Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commitments” means, with respect to each Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning assigned to such term in Section 7.01(a)(iv).

“Consolidated EBITDA” means, with respect to any Person for any period:

(a) the Consolidated Net Income of such Person for such period,

plus

(b) without duplication, the sum of the following amounts for such period to the extent included in the calculation of Consolidated Net Income for such period:

(i) any provision for United States federal income taxes or other taxes measured by net income,

(ii) Consolidated Net Interest Expense,

(iii) any loss from extraordinary items in an amount not to exceed $500,000 without the written consent of the Collateral Agent (such consent not to be unreasonably withheld),

(iv) any depreciation and amortization expense,

(v) any aggregate net loss on the Disposition of property (other than accounts and Inventory) outside the ordinary course of business,

(vi) any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and Inventory) acceptable to the Collateral Agent,

(vii) any net cash loss resulting from foreign exchange transactions,

(viii) stock-based compensation expenses, and

(ix) fees incurred in connection with the Existing Financing Facility and written off,

minus

(c) without duplication, the sum of the following amounts for such period to the extent included in the calculation of such Consolidated Net Income for such period:

(i) any credit for United States federal income taxes or other taxes measured by net income,

(ii) any gain in excess of $500,000 from extraordinary items,

(iii) any aggregate net gain from the Disposition of property (other than accounts and Inventory) outside the ordinary course of business,

(iv) any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Equity Interest,

(v) any net cash gain resulting from foreign exchange transactions, and

(vi) any non-cash income or gains created from the release of balance sheet provisions, including such non-cash income or gains relating to past-period warranty charges and accruals (excluding ordinary course warranty reversals made at the end of the relevant warranty period);

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means,

(a) with respect to any Person for any period commencing on January 1, 2017 or later, the consolidated net income (or loss) of such Person and its Subsidiaries for such period;

provided, however, that the following shall be excluded: (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation; provided, that the net income of TPI Composites (Taicang) Company Limited and TPI Wind Blade Dafeng Ltd. shall not be excluded to the extent such net income is eligible for repatriation (without any restriction other than applicable withholdings taxes) to the Parent or one of its Domestic Subsidiaries that is a Loan Party at least once during every Fiscal Year, and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries, or

(b) with respect to any Person for any period ending prior to January 1, 2017, Consolidated Net Income of such Person and its Subsidiaries for such period, adjusted in accordance with Schedule 1.01(B) consistent with past practice; provided, that, any bill and hold transactions that give rise to any such adjustments resulting in the recognition of revenue must meet all criteria under GAAP for the recognition as revenue (other than any requirements of transfer of title or transfer of risk of loss), and in any event must be evidenced by a written agreement (including any supply agreement) whereby such Person has agreed to temporarily store finished goods inventory on behalf of its customers and such customer has acknowledged that a final sale of such inventory has occurred; provided, that the inventory subject to any such bill and hold transaction shall be insured against all losses due to damage, destruction, theft, natural disaster or any other cause at levels reasonably acceptable to the Agents, but in all cases representing at least full replacement cost.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Contingent Indemnity Obligations” means any Obligation constituting a contingent, unliquidated indemnification obligation of any Loan Party, in each case, to the extent (a) such obligation has not accrued and is not yet due and payable and (b) no claim has been made or is reasonably anticipated to be made with respect thereto.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent.

“Controlled Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person or any other Person controlling such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Current Value” has the meaning specified therefor in Section 7.01(m).

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent, the Revolving Loan Representative and the Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Revolving Loan Representative, the L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within 2 Business Days of the date when due, (b) has notified the Administrative Borrower, or the Administrative Agent, the Revolving Loan Representative or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent, the Revolving Loan Representative or the Administrative Borrower, to confirm in writing to the Administrative Agent, the Revolving Loan Representative and the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, the Revolving Loan Representative and the Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity. Notwithstanding anything to the contrary herein, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Administrative Borrower, the Revolving Loan Representative, the L/C Issuer and each Lender.

“Disbursement Letter” means a disbursement letter, in form and substance satisfactory to the Collateral Agent, by and among the Loan Parties, the Agents, the Revolving Loan Representative, the Lenders and the other Persons party thereto, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the transactions contemplated to occur on the Restatement Effective Date.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, “Disposition” shall include (a) the sale or other disposition for value of any contracts or (b) the early termination or modification of any contract, in each case resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification).

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Contingent Indemnity Obligations) and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 180 days after the Final Maturity Date.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“ECF Percentage” means 50%; provided, that, if the Leverage Ratio of the Parent and its Subsidiaries as of the end of any Fiscal Year is less than 1.00 to 1.00, then the ECF Percentage shall be reduced to 25% for any prepayment required to be made under Section 2.05(c)(i) in respect of such Fiscal Year.

“Effective Date” means August 19, 2014.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the 6 calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (b) from adjoining properties or businesses; or (c) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other Requirement of Law, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (a) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (b) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

“Equity Issuance” means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by the Parent of any cash capital contributions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

“Event of Default” has the meaning specified therefor in Section 9.01.

“Excess Amount” means, with respect to either of Section 7.02(g)(i) or Section 7.02(g)(ii), as applicable, the amount by which any permitted Capital Expenditures for a fiscal period exceeds the actual amount of Capital Expenditures permitted under such section for such fiscal period.

“Excess Cash Flow” means, with respect to any Person for any period, (a) Consolidated EBITDA of such Person and its Subsidiaries for such period, less (b) the sum of, without duplication, (i) all cash principal payments (excluding any principal payments made pursuant to Section 2.05(c)) on the Loans made during such period (but, in the case of the Revolving Loans, only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments), and all cash principal payments on Indebtedness (other than Indebtedness incurred under this Agreement) of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement (but, in the case of revolving loans, only to the extent that the revolving credit commitment in respect thereof is permanently reduced by the amount of such payments), (ii) all Consolidated Net Interest Expense to the extent paid or payable in cash during such period, (iii) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement (excluding Capital Expenditures to the extent financed through the incurrence of Indebtedness or through an Equity Issuance), (iv) all scheduled loan servicing fees and other similar fees in respect of Indebtedness of such Person or any of its Subsidiaries paid in cash during such period, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (v) income taxes paid in cash by such Person and its Subsidiaries for such period and (vi) the excess, if any, of Working Capital at the end of such period over Working Capital at the beginning of such period (or minus the excess, if any, of Working Capital at the beginning of such period over Working Capital at the end of such period).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means (a) any deposit account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees and (b) any Petty Cash Accounts.

“Excluded Equity Issuance” means (a) in the event that the Parent or any of its Subsidiaries forms any Subsidiary in accordance with this Agreement, the issuance by such Subsidiary of Equity Interests to the Parent or such Subsidiary, as applicable, (b) the issuance of Equity Interests of the Parent to directors, officers and employees of the Parent and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors of the Parent, and (c) the

issuance of Equity Interests by a Subsidiary of the Parent to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (a) and (b) above.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.09(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Financing Agreement” has the meaning specified therefor in the recitals hereto.

“Existing Financing Facility” has the meaning specified therefor in the recitals hereto.

“Existing Lenders” has the meaning specified therefor in the recitals hereto.

“Existing Loan Documents” shall have the meaning set forth in Section 13.01.

“Existing Loan Parties” means all “Loan Parties” under and as defined in the Existing Financing Agreement.

“Existing Obligations” has the meaning specified therefor in the recitals hereto.

“Existing Term Loan” has the meaning specified therefor in Section 2.01(a)(i).

“Extraordinary Receipts” means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(ii) or (iii) hereof), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance (other than to the extent such insurance proceeds are (i) immediately payable to a Person that is not the Parent or any of its Subsidiaries in accordance with applicable Requirements of Law or with Contractual Obligations entered into in the ordinary course of business or (ii) received by the Parent or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of the Parent or any of its Subsidiaries or (ii) received by the Parent or any of its Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person) and (g) any purchase price adjustment received in connection with any purchase agreement.

“Facility” means any New Facility hereafter acquired by the Parent or any of its Subsidiaries, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FCPA” has the meaning specified therefor in Section 6.01(z).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means, individually and collectively, (i) the Amended and Restated Fee Letter, dated as of the Restatement Effective Date, among the Borrowers and the Administrative Agent, as amended and (ii) the Fee Letter, dated as of the date hereof, among the Borrower and the Revolving Loan Representative.

“Final Maturity Date” means December 30, 2020.

“Financial Statements” means (a) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2015, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (b) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the nine months ended September 30, 2016, and the related consolidated statement of operations, shareholder’s equity and cash flows for the nine months then ended.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person and its Subsidiaries for such period, to (b) the sum of (i) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid or prepaid during such period to the extent there is an equivalent permanent reduction in the commitments thereunder, plus (ii) Consolidated Net Interest Expense of such Person and its Subsidiaries for such period, plus (iii) income taxes paid or payable by such Person and its Subsidiaries during such period, plus (iv) cash dividends or distributions paid, or the purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation), by such Person or any of its Subsidiaries, in respect of the Equity Interests of such Person or any of its Subsidiaries (other than dividends or distributions paid by a Loan Party to any other Loan Party) during such period, plus (v) all management, consulting, monitoring, and advisory fees paid by such Person or any of its Subsidiaries to any of its Affiliates (other than a Loan Party) during such period.

“Flood Hazard Property” means any Facility subject to a Mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert-Waters Flood Insurance Reform Act of 2012.

“Foreign Official” has the meaning specified therefor in Section 6.01(z).

“Foreign Subsidiary” means any Subsidiary of the Parent that is not a Domestic Subsidiary.

“Funding Losses” has the meaning specified therefor in Section 2.08.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the Effective Date and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section

7.03 hereof, the Collateral Agent and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

“GE” means General Electric International, Inc.

“Governing Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Governmental Authority” means any nation or government, any foreign, Federal, state, territory, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the National Association of Insurance Commissioners and any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” means (a) each Subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto, and (b) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

“Guaranty” means (a) the guaranty of each Guarantor party hereto contained in Article XI hereof and (b) each other guaranty, in form and substance satisfactory to the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Secured Parties guaranteeing all or part of the Obligations.

“Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental

Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to any Agent, the Revolving Loan Representative or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent, the Revolving Loan Representative or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Holdout Lender” has the meaning specified therefor in Section 12.02(b).

“HPSIP” has the meaning specified therefor in the preamble hereto.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created and any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Matters” has the meaning specified therefor in Section 12.15.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified therefor in Section 12.15.

“Ineligible Assignee” means any Person listed on Schedule 1.01(D) attached hereto.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Intellectual Property” has the meaning specified therefor in the Security Agreement.

“Intellectual Property Contracts” means all agreements concerning Intellectual Property, including without limitation license agreements, technology consulting agreements, confidentiality agreements, co-existence agreements, consent agreements and non-assertion agreements.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by the Parent and its Subsidiaries in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Collateral Agent.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Reference Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2 or 3 months after the date on which the Interest Period began, as applicable, and (e) the Borrowers may not elect an Interest Period which will end after the Final Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Inventory” means, with respect to any Person, all goods and merchandise of such Person leased or held for sale or lease by such Person, including, without limitation, all raw materials, work-in-process and finished goods, and all packaging, supplies and materials of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account or cash.

“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

“issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “issued” and “issuance” have correlative meanings.

“Issuer Resignation Effective Date” has the meaning specified therefor in Section 10.16(a).

“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).

“L/C Issuer” means Capital One or such other bank as the Revolving Loan Representative (with the consent of the Administrative Agent and the Administrative Borrower) may select.

“L/C Subfacility” means that portion of the Total Revolving Credit Commitment equal to $15,000,000.

“Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Letter of Credit” has the meaning specified therefor in Section 3.01(a).

“Letter of Credit Application” has the meaning specified therefor in Section 3.01(a).

“Letter of Credit Collateral Account” has the meaning specified therefor in Section 3.01(b).

“Letter of Credit Fee” has the meaning specified therefor in Section 3.03(b).

“Letter of Credit Obligations” means, at any time and without duplication, the sum of (a) the Reimbursement Obligations at such time, plus (b) the aggregate maximum amount available for drawing at such time or at any time thereafter under the Letters of Credit outstanding at such time.

“Letter of Credit Usage” means, as at any date of determination and without duplication, the sum of (a) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (b) the aggregate amount of all drawings under Letters of Credit honored by the L/C Issuer the repayment of which shall not, at such time, have been funded with a drawing of a Revolving Loan.

“Leverage Ratio” means, with respect to any Person and its Subsidiaries for any period, the ratio of (a) all Indebtedness described in clauses (a), (b), (c), (d), (e), (f) and (h) in the definition thereof of such Person and its Subsidiaries as of the end of such period minus Qualified Cash in an amount not to exceed $15,000,000 in the aggregate, to (b) Consolidated EBITDA of such Person and its Subsidiaries for such period.

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBOR Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“LIBOR Deadline” has the meaning specified therefor in Section 2.07(a).

“LIBOR Notice” means a written notice substantially in the form of Exhibit D.

“LIBOR Option” has the meaning specified therefor in Section 2.07(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the greater of (a) the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100%) by dividing (i) LIBOR for such Interest Period by (ii) 100% minus the Reserve Percentage and (b) 1.00%. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Liquidity” means, at any date of determination, the sum of (i) Qualified Cash of the Parent and its Subsidiaries, plus (ii) the Total Revolving Credit Commitment, minus (iii) the Total Revolving Usage.

“Loan” means the Term Loan or any Revolving Loan made by an Agent, the Revolving Loan Representative or a Lender to the Borrowers pursuant to Article II hereof.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrowers, in which the Borrowers will be charged with the Term Loans made to, and certain other Obligations incurred by, the Borrowers.

“Loan Document” means this Agreement, any Control Agreement, the Disbursement Letter, the Fee Letters, any Guaranty, the Intercompany Subordination Agreement, any Joinder Agreement, any Letter of Credit Application, any Mortgage, any Security Agreement, any UCC Filing Authorization Letter, any landlord waiver, any collateral access agreement, any Perfection Certificate and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan, any Letter of Credit Obligation or any other Obligation.

“Loan Party” means any Borrower and any Guarantor.

“Make-Whole Premium” means an amount equal to (i) the aggregate amount of interest (including, without limitation, interest payable in cash, in kind or deferred) which would have otherwise been payable on the amount of the principal prepayment from the date of prepayment until the date that is the first anniversary of the Restatement Effective Date, plus (ii) 3.00% times the aggregate amount of all Term Loans prepaid on such date.

“Material Adverse Effect” means a material adverse effect on any of (a) the business, operations or financial condition of the Loan Parties taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform any of their payment or other material obligations under any Loan Document, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of any Agent or any Lender under any Loan Document, or (e) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Secured Parties on Collateral having a fair market value in excess of $1,500,000.

“Material Contract” means, with respect to any Person, (a) the contracts listed on Schedule 6.01(v), (b) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $3,000,000 or more in any Fiscal Year (other than (i) purchase orders in the ordinary course of the business of such Person or such Subsidiary, (ii) contracts for the purchase of raw materials for which alternative suppliers are readily available and (iii) contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium) and (c) all other contracts or agreements as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Secured Parties, securing the Obligations and delivered to the Collateral Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed, or has been obligated to contribute, to at any time during the preceding 6 years.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, (a) a narrative report describing the operations of the Parent and its Subsidiaries in the form prepared for presentation to senior management thereof, and (b) a financial report package including management’s discussion and analysis of the financial condition and results of operations, in each case, for the applicable fiscal quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Net Cash Proceeds” means, with respect to, any issuance or incurrence of any Indebtedness, any Equity Issuance, any Disposition or the receipt of any Extraordinary Receipts by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (a) in the case of any Disposition or the receipt of any Extraordinary Receipts consisting of insurance proceeds or condemnation awards, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement), (b) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (c) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (d) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof.

“New Facility” has the meaning specified therefor in Section 7.01(m).

“New Lending Office” has the meaning specified therefor in Section 2.09(d).

“Non-Recourse A/R Financing” means a factoring facility provided to an A/R Financing Party pursuant to which the accounts receivables of an A/R Financing Party are sold and such sale is non-recourse to the Parent and its subsidiaries, in each case to non-Affiliates and on customary market terms.

“Non-U.S. Lender” has the meaning specified therefor in Section 2.09(d).

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents (including any sub-agents thereof), the Revolving Loan Representative, the L/C Issuer and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, premiums, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent (or sub-agent), the Revolving Loan Representative or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person. Notwithstanding any of the foregoing, Obligations shall not include any Excluded Swap Obligations.

“OFAC Sanctions Programs” means (a) the Requirements of Law and Executive Orders administered by OFAC, including, without limitation, Executive Order No. 13224, and (b) the list of Specially Designated Nationals and Blocked Persons administered by OFAC, in each case, as renewed, extended, amended, or replaced.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Parent” has the meaning specified therefor in the preamble hereto.

“Participant Register” has the meaning specified therefor in Section 12.07(i).

“Payment Office” means the Administrative Agent’s office located at 40 West 57th Street, New York, New York 10019, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent, the Revolving Loan Representative and the Administrative Borrower.

“Perfection Certificate” means a certificate in form and substance satisfactory to the Collateral Agent providing information with respect to the property of each Loan Party.

“Permitted Acquisition” means any Acquisition by a Loan Party or any wholly-owned Subsidiary of a Loan Party to the extent that each of the following conditions shall have been satisfied:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b) to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 5.02 shall have been satisfied;

(c) the Borrowers shall have furnished to the Agents at least 20 Business Days prior to the consummation of such Acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of any Agent, such other information and documents that any Agent may request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (ii) pro forma financial statements of the Parent and its Subsidiaries after the consummation of such Acquisition, (iii) a certificate of the chief financial officer of the Parent, demonstrating on a pro forma basis compliance, as at the end of the most recently ended fiscal quarter for which internally prepared financial statements are available, with all covenants set forth in Section 7.03 hereof after the consummation of such Acquisition, and (iv) copies of such other agreements, instruments or other documents as any Agent shall reasonably request;

(d) the agreements, instruments and other documents referred to in paragraph (c) above shall provide that (i) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the Seller or Sellers, or other obligation of the Seller or Sellers (except for obligations incurred in the ordinary course of business in operating the property so acquired and necessary or desirable to the continued operation of such property and except for Permitted Indebtedness), and (ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (ii) then concurrently with such Acquisition such Lien shall be released);

(e) such Acquisition shall be effected in such a manner so that the acquired assets or Equity Interests are owned either by a Loan Party or a wholly-owned Subsidiary of a Loan Party and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person;

(f) the Borrowers shall have Liquidity in an amount equal to or greater than $15,000,000 immediately after giving effect to the consummation of the proposed Acquisition;

(g) the assets being acquired or the Person whose Equity Interests are being acquired did not have negative Consolidated EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition;

(h) the assets being acquired (other than a de minimis amount of assets in relation to the Loan Parties’ and their Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related thereto;

(i) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States;

(j) such Acquisition shall be consensual and shall have been approved by the board of directors of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Parent or any of its Subsidiaries or an Affiliate thereof; and

(k) the Purchase Price payable in respect of all Acquisitions (including the proposed Acquisition) shall not exceed $25,000,000 in the aggregate during the term of this Agreement.

“Permitted Disposition” means:

(a) sale of Inventory in the ordinary course of business;

(b) licensing, on a non-exclusive basis, Intellectual Property rights in the ordinary course of business;

(c) leasing or subleasing assets in the ordinary course of business;

(d) (i) the lapse of Registered Intellectual Property of the Parent and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of Intellectual Property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Secured Parties;

(e) any involuntary loss, damage or destruction of property;

(f) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(g) so long as no Event of Default has occurred and is continuing or would result therefrom, transfers of assets (i) from any Loan Party or any of its Subsidiaries to a Loan Party, and (ii) from any Subsidiary of the Parent that is not a Loan Party to any other Subsidiary of the Parent;

(h) Dispositions of accounts receivable of an A/R Financing Party pursuant to Non-Recourse A/R Financing;

(i) (i) the sale or other disposition for value of any contracts or (ii) the early termination or modification of any contract, in each case resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event;

(j) Disposition of obsolete or worn-out equipment in the ordinary course of business; and

(k) Disposition of property or assets not otherwise permitted in clauses (a) through (j) above for cash in an aggregate amount not less than the fair market value of such property or assets;

provided that the Net Cash Proceeds of such Dispositions (including the proposed Disposition) (1) in the case of clauses (j) and (k) above, do not exceed $4,000,000 in the aggregate in any Fiscal Year and (2) in all cases, are paid to the Administrative Agent for the benefit of the Agents and the Lenders to the extent required by the terms of Section 2.05(c)(ii) or applied as provided in

Section 2.05(c)(v).

“Permitted Holder” means Landmark Growth Capital Partners, L.P., Landmark IAM Growth Capital, L.P., Element Partners II, L.P., Element Partners II Intrafund, L.P., Angeleno Investors II, LP, NGP Energy Technology Partners, L.P. and GE Ventures Ltd., and any of their Controlled Investment Affiliates.

“Permitted Indebtedness” means:

(a) any Indebtedness owing to any Agent, the Revolving Loan Representative or any Lender under this Agreement and the other Loan Documents;

(b) any other Indebtedness listed on Schedule 7.02(b) (without duplication of any Indebtedness listed on Schedule 1.01(c)), and, with respect to any items listed on Schedule 7.02(b) which are specifically identified as being eligible to be refinanced, any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c) Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(d) Permitted Intercompany Investments;

(e) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds, letters of credit and bank guarantees supporting such bonds;

(f) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(g) the incurrence by any Loan Party of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s operations and not for speculative purposes;

(h) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case, incurred in the ordinary course of business;

(i) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions;

(j) Subordinated Indebtedness;

(k) other Indebtedness in an aggregate amount not exceeding $2,000,000 at any time outstanding;

(l) Indebtedness of an A/R Financing Party under a Non-Recourse A/R Financing, to the extent constituting Indebtedness;

(m) Indebtedness (other than Permitted Purchase Money Indebtedness) set forth on Schedule 1.01(c) in amount not exceeding the limitations set forth therein and without duplication of any amount otherwise permitted hereunder.

“Permitted Intercompany Investments” means Investments made by (a) a Loan Party to or in another Loan Party, (b) a Subsidiary that is not a Loan Party to or in another Subsidiary that is not a Loan Party, (c) a Subsidiary that is not a Loan Party to or in a Loan Party, so long as, in the case of a loan or advance, the parties thereto are party to the Intercompany Subordination Agreement, (d) a Loan Party to or in a Subsidiary that is not a Loan Party (other than any Investment in a Permitted Project) so long as (i) the aggregate amount of all such Investments made by the Loan Parties to or in Subsidiaries that are not Loan Parties does not exceed $5,000,000 at any time outstanding, (ii) no Default or Event of Default has occurred and is continuing either before or after giving effect to such Investment, and (iii) the Borrowers have Liquidity of not less than $15,000,000 after giving effect to such Investment, and (e) in the case of an Investment by a Loan Party to or in a Subsidiary that is not a Loan Party in respect of a Permitted Project, so long as (i) such Investments do not exceed the working capital dollar limitations set forth in Schedule 1.01(C) and (ii) no Default or Event of Default has occurred and is continuing either before or after giving effect to such Investment.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents;

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c) advances made in connection with purchases of goods or services in the ordinary course of business;

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e) Investments existing on the Restatement Effective Date, as set forth on Schedule 7.02(e) hereto, but not (x) any increase in the amount thereof as set forth in such Schedule or (y) any other modification of the terms thereof which modifications would adversely affect the Agents and the Lenders in any material respect, it being understood and agreed that the maximum permitted amount of any Investment set forth on Schedule 7.02(e) shall be permanently reduced by any return or repayments of principal in respect thereof after the Restatement Effective Date;

(f) Permitted Intercompany Investments;

(g) Permitted Acquisitions; and

(h) Investments by any Loan Party under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s operations and not for speculative purposes.

“Permitted Liens” means:

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c)(ii);

(c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens described on Schedule 7.02(a), provided that any such Lien shall only secure the Indebtedness that it secures on the Restatement Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(e) purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure Permitted Purchase Money Indebtedness so long as such Lien only (i) attaches to such property and (ii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing Indebtedness in respect thereof;

(f) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(g) with respect to any Facility, easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h) Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i) the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capital Lease), in each case extending only to such personal property and the precautionary UCC financing statement filings in respect thereof;

(j) non-exclusive licenses of Intellectual Property rights in the ordinary course of business;

(k) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(j);

(l) rights of set-off or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(m) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(n) Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition; and

(o) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $600,000;

(p) Liens on accounts receivable of an A/R Financing Party to secure its obligations under a Non-Recourse A/R Financing, to the extent constituting Liens.

“Permitted Project” means a facility expansion project (i) described on Schedule 1.01(C) and subject to (x) the Capital Expenditure dollar limitations set forth in Schedule 1.01(C) and (y) any other limitations or conditions set forth in Schedule 1.01(C), (ii) for which the Parent has delivered to the Lenders (A) a presentation and budget in detail, form and substance reasonably acceptable to the Required Lenders, which presentation and budget shall include a detailed schedule of the Capital Expenditures required for such project and calculations showing pro forma compliance with the financial covenants set forth in Section 7.03, and (B) executed copies of any supply agreements supporting the proposed budget for such project, in form and substance satisfactory to the Required Lenders, and (iii) approved in writing by the Required Lenders. Schedule 1.01(C) may be updated from time to time with the written consent of the Required Lenders to add the projects described in clauses (ii) and (iii) above, and to make any modifications with respect to any project.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred to finance the acquisition of any fixed assets secured by a Lien permitted under clause (e) of the definition of “Permitted Liens”; provided that (a) such Indebtedness is incurred within 20 days after such acquisition, (b) such Indebtedness when incurred shall not exceed the purchase price of the asset financed and (c) the principal amount of all such Indebtedness shall not exceed (x) with respect to any Permitted Project, the amount specified for Permitted Purchase Money Indebtedness for each such Permitted Project in Schedule 1.01(C), such amounts to be permanently reduced by any principal payments made after the Restatement Effective Date in respect of such Indebtedness and (y) with respect to any such Indebtedness not specifically related to a Permitted Project, $1,000,000 at any time outstanding in the aggregate.

“Permitted Refinancing Indebtedness” means the extension of maturity, refinancing or modification of the terms of Indebtedness so long as:

(a) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto), provided, that, in each case, it being understood and agreed that the principal amount of any Indebtedness with respect to any items listed on Schedule 7.02(b) and not specified on such schedule as Indebtedness that is revolving shall be permanently reduced by any principal payments made after the Restatement Effective Date in respect of such Indebtedness;

(b) such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the Indebtedness so extended, refinanced or modified;

(c) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and

(d) the Indebtedness that is extended, refinanced or modified is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Permitted Restricted Payments” means any of the following Restricted Payments made by:

(a) any Subsidiary of any Loan Party to such Loan Party;

(b) the Parent to pay dividends in the form of common Equity Interests;

(c) so long as no Default or Event of Default has occurred and is continuing or would result from such payment or transaction, the Parent to repurchase or redeem Equity Interests and options to purchase Equity Interests of the Parent held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Loan Party, upon their death, disability, retirement, severance or termination of employment or service; provided, that, (i) the aggregate consideration paid for all such payments, repurchases or redemptions under this clause (c) shall not exceed $500,000 in any Fiscal Year, and (ii) the Borrowers shall have Liquidity in an amount equal to or greater than $15,000,000 immediately after giving effect to the making of any such payment; and

(d) so long as no Default or Event of Default has occurred and is continuing or would result from such payment or transaction, the Parent to pay cash dividends with respect to its Equity Interests or to repurchase or redeem Equity Interests and options to purchase Equity Interests of the Parent; provided, that, without the consent of the Required Lenders, (i) the aggregate consideration paid for all such dividends, payments, repurchases or redemptions under this clause (d) shall not exceed $2,500,000 in any Fiscal Year, and (ii) the Borrowers shall have Liquidity in an amount equal to or greater than $15,000,000 immediately after giving effect to the making of any such payment

“Permitted Specified Liens” means Permitted Liens described in clauses (a), (b) and (c) of the definition of Permitted Liens, and, solely in the case of Section 7.01(b)(i), including clauses (g), (h) and (i) of the definition of Permitted Liens.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Petty Cash Accounts” means Cash Management Accounts with deposits at any time in an aggregate amount not in excess of $60,000 for any one account and $300,000 in the aggregate for all such accounts.

“Plan” means any Employee Plan or Multiemployer Plan.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.

“Pro Rata Share” means, with respect to:

(a) (i) a Lender’s obligation to make Revolving Loans and the right to receive payments of interest, fees, and principal with respect thereto and (ii) a Lender’s obligation to participate in Letters of Credit and Reimbursement Obligations, to reimburse the L/C Issuer, and the right to receive payments of fees with respect thereto, the percentage obtained by dividing (A) such Lender’s Revolving Credit Commitment, by (B) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans and its interest in the Letter of Credit Obligations and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans and Letter of Credit Obligations,

(b) a Lender’s obligation to make the Restatement Term Loan on the Restatement Effective Date and the right to receive payments of fees with respect to such Restatement Term Loans, the percentage obtained by dividing (i) such Lender’s Term Loan Commitment, by (ii) the Total Term Loan Commitment,

(c) a Lender’s right to receive payments of interest, fees, and principal with respect to the Term Loans and Collateral Agent Advances, the percentage obtained by dividing (i) such Lender’s portion of the Term Loan and Collateral Agent Advances, by (ii) the sum of the aggregate unpaid principal amount of the Term Loan and Collateral Agent Advances, and

(d) all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the sum of such Lender’s Revolving Credit Commitment and the unpaid principal amount of such Lender’s portion of the Term Loan and Collateral Agent Advances, by (ii) the sum of the Total Revolving Credit Commitment and the aggregate unpaid principal amount of the Term Loan and Collateral Agent Advances, provided, that, if such Lender’s Revolving Credit Commitment shall have been reduced to zero, such Lender’s Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender’s Revolving Loans and its interest in the Letter of Credit Obligations and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans and Letter of Credit Obligations.

“Process Agent” has the meaning specified therefor in Section 12.10(b).

“Projections” means financial projections of the Parent and its Subsidiaries delivered pursuant to Section 6.01(g)(ii), as updated from time to time pursuant to Section 7.01(a)(vi).

“Purchase Price” means, with respect to any Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Equity Interests of any Loan Party or any of its Subsidiaries issued in connection with such Acquisition), paid or delivered by a Loan Party or any of its Subsidiaries (whether as initial consideration or through the payment or disposition of deferred consideration, including, without limitation, in the form of seller financing, royalty payments, payments allocated towards non-compete covenants, payments to principals for consulting services or other similar payments) in connection with such Acquisition, plus (b) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of the Parent and its Subsidiaries after giving effect to such Acquisition, plus (c) the aggregate amount of all transaction fees, costs and expenses incurred by the Parent or any of its Subsidiaries in connection with such Acquisition.

“Qualified Cash” means, as of any date of determination, the aggregate amount of unrestricted cash on-hand of the Loan Parties maintained in deposit accounts in the name of a Loan Party in the United States as of such date, which deposit accounts are subject to Control Agreements.

“Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

“Real Property Deliverables” means each of the following agreements, instruments and other documents in respect of each Facility:

(a) a Mortgage duly executed by the applicable Loan Party,

(b) evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

(c) a Title Insurance Policy with respect to each Mortgage;

(d) a current ALTA survey and a surveyor’s certificate, in form and substance satisfactory to the Collateral Agent, certified to the Collateral Agent and to the issuer of the Title

Insurance Policy with respect thereto by a professional surveyor licensed in the state in which such Facility is located and satisfactory to the Collateral Agent;

(e) a copy of each letter issued by the applicable Governmental Authority, evidencing each Facility’s compliance with all applicable building codes, fire codes, other health and safety rules and regulations, parking, density and height requirements and other building and zoning laws together with a copy of all certificates of occupancy issued with respect to each Facility;

(f) an opinion of counsel, satisfactory to the Collateral Agent, in the state where such Facility is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Collateral Agent may reasonably request;

(g) a satisfactory ASTM 1527-00 Phase I Environmental Site Assessment (“Phase I ESA”) (and, if requested by the Collateral Agent based upon the results of such Phase I ESA, an ASTM 1527-00 Phase II Environmental Site Assessment) of each Facility, in form and substance and by an independent firm satisfactory to the Collateral Agent;

(h) evidence of flood insurance with respect to each improved Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program (after Collateral Agent shall have ordered “life-of-loan” flood determinations for each Facility), in each case, in compliance with the Flood Insurance Laws, in form and substance satisfactory to Collateral Agent; and

(i) such other agreements, instruments and other documents (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require.

“Recipient” means any Agent, any Lender and any L/C Issuer, as applicable.

“Reference Rate” means, for any period, the greatest of (a) 3.00% per annum, (b) the Federal Funds Rate plus 0.50% per annum, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis) plus 1.00% per annum, and (d) the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York from time to time as its reference rate, base rate or prime rate or, if JPMorgan Chase Bank, N.A. ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Reference Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.

“Register” has the meaning specified therefor in Section 12.07(f).

“Registered Intellectual Property” means Intellectual Property that is issued, registered, renewed or the subject of a pending application.

“Registered Loans” has the meaning specified therefor in Section 12.07(f).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Reimbursement Obligations” means the obligation of each Borrower to reimburse the L/C Issuer or any Revolving Loan Lender for amounts payable by the L/C Issuer of any drawing made under any Letter of Credit, together with interest thereon as provided in Section 2.04.

“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) perform any other actions authorized by 42 U.S.C. § 9601.

“Replacement Lender” has the meaning specified therefor in Section 12.02(b).

“Required Lenders” means (i) the Administrative Agent and (ii) Lenders whose Pro Rata Shares (calculated in accordance with clause (d) of the definition thereof) aggregate at least 50.1%; provided, that the Pro Rata Shares held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders at any time.

“Required Revolving Loan Lenders” means, at any time, (a) Revolving Loan Lenders then holding more than fifty percent (50%) of the sum of the Total Revolving Credit Commitments then in effect, or (b) if the Total Revolving Credit Commitments have terminated, Revolving Loan Lenders then holding more than fifty percent (50%) of the sum of the aggregate outstanding amount of Revolving Loans and outstanding Letter of Credit Obligations. Such portion of the Total Revolving Credit Commitment (or Revolving Loans, as applicable) and the sum of the aggregate unpaid principal amount of the Revolving Loans then outstanding, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Loan Lenders at any time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Restatement Effective Date” has the meaning specified therefor in Section 5.01.

“Restatement Term Loan” has the meaning specified therefor in Section 2.01(a)(i).

“Restricted Payment” means (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (d) the return of any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (e) the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrowers in the amount set forth opposite such Lender’s name in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Loan” means a loan made by a Lender to the Borrowers pursuant to Section 2.01(a)(ii) and includes a loan made by the Revolving Loan Representative for its own account pursuant to Section 2.02(d).

“Revolving Loan Lender” means a Lender with a Revolving Credit Commitment or a Revolving Loan.

“Revolving Loan Obligations” means any Obligations with respect to the Revolving Loans (including without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“Revolving Loan Representative” means Capital One, in its capacity as representative for the Revolving Loan Lenders, together with its successors and permitted assigns in such capacity.

“Revolving Loan Representative’s Account” means an account designated by the Revolving Loan Representative from time to time as the account into which all payments to the Revolving Loan Representative under this Agreement and the other Loan Documents shall be made.

“Sale and Leaseback Transaction” means, with respect to the Parent or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby the Parent or any of its Subsidiaries shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Secured Party” means any Agent, the Revolving Loan Representative, any Lender and the L/C Issuer.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 12.07(l).

“Security Agreement” means the Pledge and Security Agreement, dated as of August 19, 2014, made by the Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations, as amended by the Pledge Amendment, dated December 8, 2015 and the Security Agreement Supplement dated December 8, 2015, and as further amended, restated, supplemented or otherwise modified from time to time.

“Seller” means any Person that sells Equity Interests or other property or assets to a Loan Party or a Subsidiary of a Loan Party in a Permitted Acquisition.

“Settlement Period” has the meaning specified therefor in Section 2.02(d)(i) hereof.

“Significant Subsidiary” means each Subsidiary of the Parent that:

(i) accounted for at least 10% of consolidated revenues of the Parent and its Subsidiaries or 10% of consolidated earnings of the Parent and its Subsidiaries before interest and taxes, in each case for the 4 fiscal quarters of the Parent ending on the last day of the last fiscal quarter of the Parent immediately preceding the date as of which any such determination is made; or

(ii) has assets which represent at least 10% of the consolidated assets of the Parent and its Subsidiaries as at the last day of the last fiscal quarter of the Parent immediately preceding the date as of which any such determination is made.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Subordinated Indebtedness” means Indebtedness of any Loan Party the terms of which (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) are satisfactory to the Required Lenders (and, in any event, shall (i) not provide for any payments of principal, interest, fees or other amounts in cash prior to the stated maturity date thereof and (ii) have a stated maturity date which is at least 180 days after the Final Maturity Date) and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents by the execution and delivery of a subordination agreement on terms and conditions satisfactory to the Required Lenders.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References to a Subsidiary shall mean a Subsidiary of the Parent unless the context expressly provides otherwise.

“Succeeding Fiscal Period” means, with respect to either Section 7.02(g)(i) or Section 7.02(g)(ii), as applicable, the next succeeding fiscal period.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the first date on which all of the Obligations (other than Contingent Indemnity Obligations) are paid in full in cash and the Commitments of the Lenders are terminated.

“Termination Event” means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (c) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan, or (e) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Term Loan” has the meaning specified therefor in Section 2.01(a)(i).

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loan to the Borrowers on the Restatement Effective Date in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan Lender” means a Lender with a Term Loan Commitment or a Term Loan.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued to the Collateral Agent by or on behalf of a title insurance company selected by or otherwise satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms and with such endorsements satisfactory to the Collateral Agent, delivered to the Collateral Agent.

“Total Commitment” means the sum of the Total Revolving Credit Commitment and the Total Term Loan Commitment.

“Total Revolving Credit Commitment” means the sum of the amounts of the Lenders’ Revolving Credit Commitments, which amount is equal to $25,000,000 in the aggregate as of the Restatement Effective Date.

“Total Revolving Usage” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, and (b) the Letter of Credit Usage.

“Total Term Loan Commitment” means the sum of the amounts of the Lenders’ Term Loan Commitments, which amount is equal to $1,554,687.50 in the aggregate as of the Restatement Effective Date.

“Transferee” has the meaning specified therefor in Section 2.09(a).

“UCC Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing the Collateral Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage.

“Uniform Commercial Code” or “UCC” has the meaning specified therefor in Section 1.04.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001)) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“WARN” has the meaning specified therefor in Section 6.01(p).

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Working Capital” means, at any date of determination thereof, (a) the sum, for any Person and its Subsidiaries, of (i) the unpaid face amount of all Accounts of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of prepaid expenses and other current assets of such Person and its Subsidiaries as at such date of determination (other than cash, Cash Equivalents and any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person), minus (b) the sum, for such Person and its Subsidiaries, of (i) the unpaid amount of all accounts payable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of all accrued expenses of such Person and its Subsidiaries as at such date of determination (other than the current portion of long-term debt and all accrued interest and taxes).

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.03 Certain Matters of Construction. References in this Agreement to “determination” by any Agent and the Revolving Loan Representative include good faith estimates by such Agent or the Revolving Loan Representative (in the case of quantitative determinations) and good faith beliefs by such Agent or the Revolving Loan Representative (in the case of qualitative determinations). A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Secured Parties. Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.04 Accounting and Other Terms.

(a) Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. For purposes of determining compliance with any incurrence or expenditure tests set forth in Section 7.01, Section 7.02 and Section 7.03, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or the Revolving Loan Representative, as the case may be, or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents or the Revolving Loan Representative, as the case may be) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 840 on the definitions and covenants herein, GAAP as in effect on the Effective Date shall be applied, (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (iii) commencing January 1, 2017 revenue from contracts with customers shall be determined in accordance with FASB ASC 606; provided, that the monthly reporting required pursuant to Section 7.01(a)(i) for the months ending January 31, 2017, February 28, 2017 and March 31, 2017 shall be prepared pursuant to paragraph (b) of the definition of Consolidated Net Income.

(b) All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code” or the “UCC”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the Effective Date shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

Section 1.05 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01 Commitments.

(a) The Term Loans Commitments and Revolving Credit Commitments.

(i) Prior to the Restatement Effective Date, the Existing Lenders made term loans and delayed draw term loans (collectively, the “Existing Term Loan”) to the Borrowers in an initial aggregate principal amount equal to $75,000,000. As of the Restatement Effective Date, the aggregate outstanding principal balance of the Existing Term Loan is $73,445,312.50. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, on the Restatement Effective Date each Lender with a Term Loan Commitment severally agrees to make term loans (collectively, the “Restatement Term Loan”, and together with the Existing Term Loans, the “Term Loan”) to the Borrowers in an amount equal to such Lender’s Pro Rata Share of the Term Loan Commitment, which, for the sake of clarity, shall be an amount equal to $1,554,687.50 in the aggregate, such that, after giving effect to the making of such Restatement Term Loan, the aggregate outstanding principal balance of the Term Loan shall be $75,000,000 on the Restatement Effective Date.

(ii) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Revolving Loan Lender severally agrees to make Revolving Loans to the Borrowers at any time and from time to time during the term of this Agreement, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender’s Revolving Credit Commitment.

(b) Notwithstanding the foregoing:

(i) The aggregate principal amount of the Term Loan made on the Restatement Effective Date shall not exceed the Total Term Loan Commitment. Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed.

(ii) The aggregate principal amount of Revolving Loans outstanding at any time to the Borrowers shall not exceed the difference between (x) the Total Revolving Credit Commitment and (y) the aggregate Letter of Credit Obligations. The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits, the Borrowers may borrow, repay and reborrow, the Revolving Loans on or after the Restatement Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.

Section 2.02 Making the Loans. (a) The Administrative Borrower shall give the Administrative Agent, or in the case of a Revolving Loan, the Revolving Loan Representative (with a copy to the Administrative Agent), prior written notice in substantially the form of Exhibit C hereto (a “Notice of Borrowing”), not later than 12:00 noon (New York City time) on the date which is (i) in the case of any Term Loan and any Revolving Loan that is a LIBOR Rate Loan, 3 Business Days prior to the date of the proposed Loan (or, in each case, such shorter period as the Administrative Agent or the Revolving Loan Representative, as applicable, is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time)) and (ii) in the case of a Revolving Loan that is a Reference Rate Loan, the borrowing date of such proposed Loan. Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, (ii) whether such Loan is requested to be a Revolving Loan or the Term Loan, (iii) whether the Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, (iv) the use of the proceeds of such proposed Loan, and (v) the proposed borrowing date, which must be a Business Day, and, with respect to the Restatement Term Loan, must be the Restatement Effective Date. The Administrative Agent, the Revolving Loan Representative and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent or the Revolving Loan Representative, as the case may be, in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Administrative Borrower to the Administrative Agent or the Revolving Loan Representative, as applicable). Each Borrower hereby waives the right to dispute the Administrative Agent’s or the Revolving Loan Representative’s record of the terms of any such telephonic Notice of Borrowing. The Administrative Agent, the Revolving Loan Representative and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrowers until the Administrative Agent and the Revolving Loan Representative receives written notice to the contrary. The Administrative Agent, the Revolving Loan Representative and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith. The aggregate principal amount of each Revolving Loan shall be in a minimum amount of $100,000 and in integral multiples of $50,000 in excess thereof.

(c) (i) Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment or the Total Term Loan Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(ii) Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrowers, the Agents and the Lenders, the Borrowers, the Agents and the Lenders agree that the Revolving Loan Representative may

(but shall not be obligated to), and the Borrowers and the Lenders hereby irrevocably authorize the Revolving Loan Representative to, fund, on behalf of the Revolving Loan Lenders, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 2.02(d); provided, however, that (A) the Revolving Loan Representative shall in no event fund any such Revolving Loans if the Revolving Loan Representative shall have received written notice from any Agent or the Required Lenders on the Business Day prior to the date of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied at the time of the proposed Revolving Loan, and (B) the Revolving Loan Representative shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied. If the Administrative Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Revolving Loan Representative elects not to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Revolving Loan Representative shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders. If the Revolving Loan Representative notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of the Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Revolving Loan Representative, in immediately available funds, in the Revolving Loan Representative’s Account no later than 3:00 p.m. (New York City time) (provided that the Revolving Loan Representative requests payment from such Revolving Loan Lender not later than 1:00 p.m. (New York City time)) on the date of the proposed Revolving Loan. The Revolving Loan Representative will make the proceeds of such Revolving Loans available to the Borrowers on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Revolving Loan Representative in the Revolving Loan Representative’s Account or the amount funded by the Revolving Loan Representative on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Administrative Borrower.

(iii) If the Revolving Loan Representative has notified the Revolving Loan Lenders that the Revolving Loan Representative, on behalf of the Revolving Loan Lenders, will not fund a particular Revolving Loan pursuant to Section 2.02(c)(ii), the Revolving Loan Representative may assume that each such Revolving Loan Lender has made such amount available to the Revolving Loan Representative on such day and the Revolving Loan Representative, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrowers on such day. If the Revolving Loan Representative makes such corresponding amount available to the Borrowers and such corresponding amount is not in fact made available to the Revolving Loan Representative by any such Revolving Loan Lender, the Revolving Loan Representative shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Revolving Loan Representative, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Revolving Loan Representative, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Revolving Loan Representative to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Revolving Loan Representative for its own account. Upon any such failure by a Revolving Loan Lender to pay the Revolving Loan Representative, the Revolving Loan Representative shall promptly thereafter notify the Administrative Borrower of such failure and the Borrowers shall immediately pay such corresponding amount to the Revolving Loan Representative for its own account.

(iv) Nothing in this Section 2.02(c) shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Revolving Loan Representative or the Borrowers may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

(d) (i) With respect to all periods for which the Revolving Loan Representative has funded Revolving Loans pursuant to Section 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Revolving Loan Representative may from time to time select (any such week or shorter period being herein called a “Settlement Period”), the Revolving Loan Representative shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender’s initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Revolving Loan Representative requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Revolving Loan Representative its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Revolving Loan Representative shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Revolving Loan Representative shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Revolving Loan Representative shall determine that it is desirable to present claims against the Borrowers for repayment, each Revolving Loan Lender shall promptly remit to the Revolving Loan Representative or, as the case may be, the Revolving Loan Representative shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Revolving Loan Lender’s interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Revolving Loan Representative and each Revolving Loan Lender under this Section 2.02(d) shall be absolute and unconditional. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.

(ii) In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to Section 2.02(d)(i), the Revolving Loan Representative shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Revolving Loan Representative, at the Federal

Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Revolving Loan Representative, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Revolving Loan Representative to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Revolving Loan Representative for its own account. Upon any such failure by a Revolving Loan Lender to pay the Revolving Loan Representative, the Revolving Loan Representative shall promptly thereafter notify the Administrative Borrower of such failure and the Borrowers shall immediately pay such corresponding amount to the Revolving Loan Representative for its own account. Nothing in this Section 2.02(d)(ii) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Revolving Loan Representative or the Borrowers may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

Section 2.03 Repayment of Loans; Evidence of Debt. (a) The outstanding principal of all Revolving Loans shall be due and payable on the Final Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(b) The outstanding principal of the Term Loan shall be repayable in consecutive quarterly installments, each in an amount equal to $937,500, due and payable commencing on March 31, 2017 and on the last Business Day of each June, September, December and March thereafter, ending on the Final Maturity Date; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan. The outstanding unpaid principal amount of the Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earlier of (i) the Final Maturity Date and (ii) the date on which the Term Loan is declared due and payable pursuant to the terms of this Agreement.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) (i) The Administrative Agent shall maintain accounts in which it shall record (A) the amount of each Term Loan made hereunder, (B) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Term Loan Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder for the account of the Term Loan Lenders and each Term Loan Lender’s share thereof, and (ii) the Revolving Loan Representative shall maintain accounts in which it shall record (A) the amount of each Revolving Loan made hereunder and each Letter of Credit issued hereunder, (B) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Revolving Loan Lender with a Revolving Commitment hereunder and the L/C Issuer hereunder, and (C) the amount of any sum received by the Revolving Loan Representative hereunder for the account of the Revolving Loan Lenders with a Revolving Commitment and each Revolving Loan Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to Section 2.03(c) or Section 2.03(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that (i) the failure of any Lender, the Administrative Agent or the Revolving Loan Representative to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(c) and the accounts maintained pursuant to Section 2.03(d), the accounts maintained pursuant to Section 2.03(d) shall govern and control.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit E hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04 Interest.

(a) Revolving Loans. Subject to the terms of this Agreement, at the option of the Administrative Borrower, each Revolving Loan shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each Revolving Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin. Each Revolving Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for such Loan plus the Applicable Margin.

(b) Term Loan. Subject to the terms of this Agreement, at the option of the Administrative Borrower, the Term Loan or any portion thereof shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each portion of the Term Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid in full, at a rate per annum equal to the Reference Rate plus the Applicable Margin. Each portion of the Term Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid in full, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for the Term Loan (or such portion thereof) plus the Applicable Margin.

(c) Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities, outstanding Reimbursement Obligations or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d) Interest Payment. Interest on each Loan shall be payable (i) in the case of a Reference Rate Loan, quarterly, in arrears, on the last Business Day of each calendar quarter, commencing on the last Business Day of the quarter in which such Loan is made, (ii) in the case of a LIBOR Rate Loan, on the last day of each Interest Period applicable to such Loan, and (iii) in the case of each Loan, at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. In respect of Term Loans, each Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account (or cause the Revolving Loan Representative to charge the Revolving Loan Representative’s Account) pursuant to Section 4.01 with the amount of any interest payment due hereunder. In respect of Revolving Loans, the Borrower hereby authorizes the Revolving Loan Representative to, and the Revolving Loan Representative may, from time to time, charge the Revolving Loan Representative’s Account pursuant to Section 4.01 with the amount of any interest payment due hereunder.

(e) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05 Reduction of Commitment; Prepayment of Loans.

(a) Reduction of Commitments.

(i) Revolving Credit Commitments. The Total Revolving Credit Commitment shall terminate on the Final Maturity Date. The Borrowers may reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Administrative Borrower under Section 2.02, (C) the Letter of Credit Obligations at such time and (D) the stated amount of all Letters of Credit not yet issued as to which a request has been made and not withdrawn. Each such reduction shall be (1) in an amount which is an integral multiple of $1,000,000 (or by the full amount of the Total Revolving Credit Commitment in effect immediately prior to such reduction if such amount at that time is less than $1,000,000), (2) made by providing not less than 5 Business Days’ prior written notice to the Revolving Loan Representative (with a copy to the Administrative Agent) and (3) irrevocable. Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii) Term Loan. The Total Term Loan Commitment shall terminate at 5:00 p.m. (New York City time) on the Restatement Effective Date.

(b) Optional Prepayment.

(i) Revolving Loans. The Borrowers may, at any time and from time to time, prepay the principal of any Revolving Loan, in whole or in part, without premium.

(ii) Term Loan. The Borrowers may, at any time and from time to time, upon at least 5 Business Days’ prior written notice to the Administrative Agent, prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(ii) shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid and (B) the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Term Loan. Each such prepayment shall be applied on a pro rata basis against the remaining installments of principal due on the Term Loan (for the avoidance of doubt, any amount that is due and payable on the Final Maturity Date shall constitute an installment).

(iii) Termination of Agreement. The Borrowers may, upon at least 10 Business Days prior written notice to the Administrative Agent (with a copy to the Revolving Loan Representative), terminate this Agreement by paying to the Administrative Agent in the case of Term Loan Obligations and the Revolving Loan Representative in the case of Revolving Loan Obligations (or, in the case of Obligations with respect to Letters of Credit, the L/C Issuer), in cash, the Obligations (other than Contingent Indemnity Obligations, but including either (A) providing cash collateral to be held by L/C Issuer in an amount equal to 105% of the aggregate undrawn amount of all outstanding Letters of Credit or (B) causing the original Letters of Credit to be returned to and cancelled by the L/C Issuer), in full, plus the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement. If the Administrative Borrower has sent a notice of termination pursuant to this Section 2.05(b)(iii), then the Lenders’ obligations to extend credit hereunder shall terminate and the Borrowers shall be obligated to repay the Obligations (other than Contingent Indemnity Obligations, but including either (A) providing cash collateral to be held by the L/C Issuer in an amount equal to 105% of the aggregate undrawn amount of all outstanding Letters of Credit or (B) causing the original Letters of Credit to be returned to and cancelled by the L/C Issuer), in full, plus the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement on the date set forth as the date of termination of this Agreement in such notice.

(c) Mandatory Prepayment.

(i) Within 10 Business Days after the delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(iii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ended December 31, 2017 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(iii), within 10 Business Days after the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(iii), the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to the applicable ECF Percentage times the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year.

(ii) Immediately upon any Disposition (excluding Dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (f), (g) or (h) of the definition of Permitted Disposition) by any Loan Party or its Subsidiaries, the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed for all such Dispositions (other than Dispositions under clause (i) of the definition of Permitted Disposition) $2,000,000 in any Fiscal Year, provided, that, for all Dispositions under clause (i) of the definition of Permitted Disposition, all Net Cash Proceeds of such Dispositions shall be deposited into and maintained in a blocked account subject to a Control Agreement until the earlier of (x) such time as the Borrowers and the Agents agree in writing on the application of such Net Cash Proceeds, and upon such agreement such Net Cash Proceeds shall be applied in accordance with such agreement, and (y) 60 days after the receipt of any such Net Cash Proceeds, at which time such Net Cash Proceeds shall be applied in accordance with Section 2.05(d). Nothing contained in this Section 2.05(c)(ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).

(iii) Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), or upon an Equity Issuance or series of related Equity Issuances that results in a Change of Control, the Borrowers shall prepay the outstanding amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this Section 2.05(c)(iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iv) Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the outstanding principal of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith.

(v) Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition or the receipt of Extraordinary Receipts consisting of insurance proceeds or condemnation awards that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(ii) or Section 2.05(c)(iv), as the case may be, up to $750,000 in the aggregate in any Fiscal Year of the Net Cash Proceeds from all such Dispositions and Extraordinary Receipts shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds are used to replace, repair or restore properties or assets (other than current assets) used in such Person’s business, provided that, (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (B) the Administrative Borrower delivers a certificate to the Administrative Agent within 60 days after the date of receipt of such Net Cash Proceeds, stating that such Net Cash Proceeds shall be used to replace, repair or restore properties or assets used in such Person’s business within a period specified in such certificate not to exceed 360 days after the date of receipt of such Net Cash Proceeds (which certificate shall set forth estimates of the Net Cash Proceeds to be so expended), (C) such Net Cash Proceeds are deposited in an account subject to a Control Agreement, and (D) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above or (2) the occurrence of a Default or an Event of Default, such Net Cash Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(ii) or Section 2.05(c)(iv) as applicable.

(vi) The Administrative Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile or other electronic transmission) of any prepayment pursuant to Section 2.05(c)(i), (ii), (iii) and (iv) hereunder (A) in the case of any prepayment of a Reference Rate Loan, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment and (B) in the case of any prepayment of a LIBOR Rate Loan, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment.

(d) Application of Payments. Each prepayment pursuant to subsections (c)(i), (c)(ii), (c)(iii) and (c)(iv) above shall be applied, first, to the Term Loan, until paid in full, and second, ratably to (x) the Revolving Loans, until paid in full, and (y) cash collateralize the Letters of Credit in an amount equal to 105% of the aggregate undrawn amount of all outstanding Letters of Credit. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Final Maturity Date shall constitute an installment). Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has elected, or has been directed in writing by the Collateral Agent, the Revolving Loan Representative or the Required Lenders, to apply payments in respect of any Obligations in accordance with Section 4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b).

(e) Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.08, (iii) the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Loans to the extent required under Section 2.06(b) and (iv) to the extent not otherwise paid pursuant to clauses (i) through (iii) above, if such prepayment would reduce the amount of the outstanding Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.

(f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06 Fees.

(a) Fee Letters. As and when due and payable under the terms of the Fee Letters, the Borrowers shall pay the fees set forth in the Fee Letters.

(b) Applicable Prepayment Premium. In the event of (i) an optional prepayment of the Term Loan pursuant to Section 2.05(b)(i), (ii) a mandatory prepayment of the Term Loan pursuant to Section 2.05(c)(ii) or Section 2.05(c)(iii) or (iii) the termination of this Agreement at any time on or prior to the third anniversary of the Restatement Effective Date, for any reason, including (A) termination of this Agreement upon the election of the Required Lenders after the occurrence and during the continuation of an Event of Default (or, in the case of the occurrence of any Event of Default described in Section 9.01(f) or Section 9.01(g), automatically upon the occurrence thereof), (B) foreclosure and sale of Collateral, (C) sale of

Collateral in any Insolvency Proceeding, or (D) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Agents and the Lenders, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, the Applicable Prepayment Premium, measured as of the date of such termination. Without limiting the generality of the foregoing, it is understood and agreed that if the Obligations are accelerated for any reason, including because of default, sale, disposition or encumbrance (including that by operation of law or otherwise), the Applicable Prepayment Premium will also be due and payable as though said indebtedness was voluntarily prepaid and shall constitute part of the Obligations. Any Applicable Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Loan Parties agree that it is reasonable under the circumstances currently existing. The Applicable Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH OF THE LOAN PARTIES EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Each Loan Party expressly agrees that: (1) the Applicable Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (2) the Applicable Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (3) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Prepayment Premium; and (4) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each Loan Party expressly acknowledges that its agreement to pay the Applicable Prepayment Premium to Lenders as herein described is a material inducement to Lenders to provide the Commitments and make the Loans.

(c) Audit and Collateral Monitoring Fees. The Borrowers acknowledge that pursuant to Section 7.01(f), representatives of the Agents may visit any or all of the Loan Parties and/or conduct inspections, audits, physical counts, valuations, appraisals, environmental site assessments and/or examinations of any or all of the Loan Parties at any time and from time to time. The Borrowers agree to pay (i) $1,500 per day per examiner plus the examiner’s out-of-pocket costs and reasonable expenses incurred in connection with all such visits, inspections, audits, physical counts, valuations, appraisals, environmental site assessments and/or examinations and (ii) the cost of all visits, inspections, audits, physical counts, valuations, appraisals, environmental site assessments and/or examinations conducted by a third party on behalf of the Agents and the Revolving Loan Representative; provided, that so long as no Event of Default shall have occurred and be continuing, the Borrowers shall not be obligated to reimburse the Agents for more than two (2) such visits, inspections, audits, physical counts, valuations, appraisals, environmental site assessments and/or examinations during any calendar year.

(d) Unused Line Fee. From and after the Restatement Effective Date and until the Termination Date, the Borrowers shall pay to the Revolving Loan Representative for the account of the Revolving Loan Lenders, in accordance with their Pro Rata Shares, quarterly in arrears on the first day of each quarter commencing January 1, 2017, an unused line fee (the “Unused Line Fee”), which shall accrue from and after the Restatement Effective Date at the rate per annum of 0.75% on the excess, if any, of the Total Revolving Credit Commitment over the sum of the average principal amount of all Revolving Loans and Letter of Credit Obligations outstanding from time to time during the preceding month.

Section 2.07 LIBOR Option.

(a) The Borrowers may, at any time and from time to time, so long as no Default or Event of Default has occurred and is continuing, elect to have interest on all or a portion of the Loans be charged at a rate of interest based upon the LIBOR Rate (the “LIBOR Option”) by notifying the Administrative Agent and, in the case of Revolving Loans, the Revolving Loan Representative, prior to 11:00 a.m. (New York City time) at least 3 Business Days prior to (i) the proposed borrowing date of a Loan (as provided in Section 2.02), (ii) in the case of the conversion of a Reference Rate Loan to a LIBOR Rate Loan, the commencement of the proposed Interest Period or (iii) in the case of the continuation of a LIBOR Rate Loan as a LIBOR Rate Loan, the last day of the then current Interest Period (the “LIBOR Deadline”). Notice of the Borrowers’ election of the LIBOR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section 2.07(a) shall be made by delivery to the Administrative Agent and, in the case of Revolving Loans, the Revolving Loan Representative, of (A) a Notice of Borrowing (in the case of the initial making of a Loan) in accordance with Section 2.02 or (B) a LIBOR Notice prior to the LIBOR Deadline. Promptly upon its receipt of each such LIBOR Notice, the Administrative Agent shall provide a copy thereof to each of the Lenders. Each LIBOR Notice shall be irrevocable and binding on the Borrowers.

(b) Interest on LIBOR Rate Loans shall be payable in accordance with Section 2.04(d). On the last day of each applicable Interest Period, unless the Borrowers properly have exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loans automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder. At any time that a Default or an Event of Default has occurred and is continuing, the Borrowers no longer shall have the option to request that any portion of the Loans bear interest at the LIBOR Rate and the Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate of interest then applicable to Reference Rate Loans of the same type hereunder on the last day of the then current Interest Period.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Borrowers (i) shall have not more than three (3) LIBOR Rate Loans in effect at any given time, and (ii) only may exercise the LIBOR Option for LIBOR Rate Loans of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof.

(d) The Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.05(c) or any application of payments or proceeds of Collateral in accordance with Section 4.03 or Section 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrowers shall indemnify, defend, and hold the Agents, the Revolving Loan Representative and the Lenders and their participants harmless against any and all Funding Losses in accordance with Section 2.08.

(e) Anything to the contrary contained herein notwithstanding, neither any Agent, the Revolving Loan Representative nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Article II shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

Section 2.08 Funding Losses. In connection with each LIBOR Rate Loan, the Borrowers shall indemnify, defend, and hold the Agents, the Revolving Loan Representative and the Lenders harmless against any loss, cost, or expense incurred by any Agent, the Revolving Loan Representative or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an Event of Default or any mandatory prepayment required pursuant to Section 2.05(c)), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of a Default or an Event of Default), or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any Notice of Borrowing or LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to any Agent, the Revolving Loan Representative or any Lender, be deemed to equal the amount reasonably determined by such Agent, the Revolving Loan Representative or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Agent, the Revolving Loan Representative or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of an Agent, the Revolving Loan Representative or a Lender delivered to the Administrative Borrower setting forth any amount or amounts that such Agent or such Lender is entitled to receive pursuant to this Section 2.08 shall be conclusive absent manifest error.

Section 2.09 Taxes. (a) Any and all payments by or on account of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all Taxes, except as required by applicable law. If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Secured Party (or any transferee or assignee thereof, including a participation holder (any such entity, a “Transferee”)), (i) the applicable Withholding Agent shall make such deductions and (ii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased by the amount (an “Additional Amount”) necessary such that after making all required deductions (including deductions applicable to additions sums payable under this Section 2.09) such Secured Party (or such Transferee receives the amount equal to the sum it would have received had no such deductions been made.

(b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes. Each Loan Party shall deliver to each Secured Party official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against Indemnified Taxes and Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.09) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes.

(d) Each Lender (or Transferee) that is not a U.S. Person (a “Non-U.S. Lender”) agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Administrative Borrower, the Agents and the Revolving Loan Representative one properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN-E, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agents, the Revolving Loan Representative and the Borrowers that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Parent and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents and the Revolving Loan Representative in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, such Lender (or Transferee) shall deliver such forms within 20 days after receipt of a written request therefor from the Administrative Borrower, any Agent or the Revolving Loan Representative, the assigning Lender or the Lender granting a participation, as applicable. Notwithstanding any other provision of this Section 2.09, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.09(d) that such Non-U.S. Lender is not legally able to deliver. Each Lender that is a U.S. Person shall provide the Administrative Borrower, the Agents and the Revolving Loan Representative one properly completed and duly executed copy of U.S. Internal Revenue Service Form W-9 on or before such Lender becomes a party to this Agreement, and promptly upon request from the Administrative Borrower, the Agents or the Revolving Loan Representative at any time in the future.

(e) Any Secured Party (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.09 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Administrative Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require such Secured Party (or Transferee) to disclose any information such Secured Party (or Transferee) deems confidential and would not, in the sole determination of such Secured Party (or Transferee), be otherwise disadvantageous to such Secured Party (or Transferee).

(f) If any Secured Party (or a Transferee) shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes with respect to which any Loan Party has made an indemnity payment or paid additional amounts, pursuant to this Section 2.09, it shall promptly notify the Administrative Borrower of the availability of such refund claim and shall, within 30 days after receipt of a request by the Administrative Borrower, make a claim to such Governmental Authority for such refund at the Loan Parties’ expense. If any Secured Party (or a Transferee) determines, in its reasonable discretion, that it has received a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes with respect to which any Loan Party has made an Indemnity payment or paid additional amounts pursuant to this Section 2.09, it shall, to the extent it can do so without prejudice to the retention of the amount of such refund, within 30 days from the date of such receipt pay over such refund to the Administrative Borrower, net of all out-of-pocket expenses of such Secured Party (or Transferee), to the extent such Secured Party (or Transferee) shall, in its reasonable discretion, determine to be attributable to such Taxes or Other Taxes.

(g) If a payment made to a Lender (or Transferee), any Agent or the Revolving Loan Representative under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender (or Transferee) or any Agent or the Revolving Loan Representative were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender (or Transferee), Agent or Revolving Loan Representative shall deliver to the Administrative Borrower, the Agents and the Revolving Loan Representative at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower, the Agents or the Revolving Loan Representative such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Administrative Borrower, the Agents or the Revolving Loan Representative as may be necessary for the Administrative Borrower, the Agents and the Revolving Loan Representative to comply with their obligations under FATCA and to determine that such Lender (or Transferee), Agent or

Revolving Loan Representative has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Any forms, certifications or other documentation under this clause (g) shall be delivered by each Lender (or Transferee), each Agent and the Revolving Loan Representative.

(h) The obligations of the Loan Parties under this Section 2.09 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.10 Increased Costs and Reduced Return. (a) If any Secured Party shall have determined that any Change in Law shall (i) subject such Secured Party, or any Person controlling such Secured Party to any tax, duty or other charge with respect to this Agreement or any Loan made by such Agent, the Revolving Loan Representative or such Lender or any Letter of Credit issued by the L/C Issuer, or change the basis of taxation of payments to such Secured Party or any Person controlling such Secured Party of any amounts payable hereunder (except for Excluded Taxes), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, any Letter of Credit or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party or (iii) impose on such Secured Party or any Person controlling such Secured Party any other condition regarding this Agreement or any Loan or Letter of Credit, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan, issuing, guaranteeing or participating in any Letter of Credit, or agreeing to make any Loan or issue, guaranty or participate in any Letter of Credit, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrowers shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.

(b) If any Secured Party shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, Letters of Credit issued or any guaranty or participation with respect thereto, such Secured Party’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party’s such other controlling Person’s capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, Letters of Credit issued, or any guaranty or participation with respect thereto] or any agreement to make Loans, to issue Letters of Credit or such Secured Party’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Secured Party’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such Secured Party, the Borrowers shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 2.10 shall bear interest from the date that is 10 days after the date of demand by any Secured Party until payment in full to such Secured Party at the Reference Rate. A certificate of such Secured Party claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party’s reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.11 Changes in Law; Impracticability or Illegality.

(a) The LIBOR Rate may be adjusted by the Administrative Agent or the Revolving Loan Representative with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws or changes relating to Excluded Taxes) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the Administrative Borrower, the Administrative Agent and the Revolving Loan Representative notice of such a determination and adjustment and the Administrative Agent or the Revolving Loan Representative promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Administrative Borrower may, by notice to such affected Lender (i) require such Lender to furnish to the Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (ii) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.09).

(b) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the Effective Date, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to the Administrative Borrower, the Administrative Agent and the Revolving Loan Representative, and the Administrative Agent or the Revolving Loan Representative, as applicable, promptly shall transmit the notice to each other Lender and (i) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans of the same type hereunder, and (ii) the Borrowers shall not be entitled to elect the LIBOR Option (including in any borrowing, conversion or continuation then being requested) until such Lender determines that it would no longer be unlawful or impractical to do so.

(c) The obligations of the Loan Parties under this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

ARTICLE III

LETTERS OF CREDIT

Section 3.01 Letters of Credit. (a) So long as no Event of Default has occurred and is continuing and subject to the conditions of this Article III, the L/C Issuer shall issue Letters of Credit, which shall not have expiration dates later than 15 days prior to the Final Maturity Date unless the conditions set forth in the proviso of Section 3.01(b) have been satisfied (each, a “Letter of Credit”). The Borrowers will be the account parties for the application for each Letter of Credit, which shall be substantially in the form of Exhibit F hereto or on a computer transmission system approved by the Revolving Loan Representative and the L/C Issuer, or such other written form or computer transmission system as may from time to time be approved by the Revolving Loan Representative and the L/C Issuer, and shall be duly completed in a manner and at a time reasonably acceptable to the Revolving Loan Representative, together with such other certificates, agreements, documents and other papers and information as the Revolving Loan Representative and the L/C Issuer may reasonably request (the “Letter of Credit Application”). In the event of any conflict between the terms of any Letter of Credit Application and this Agreement, for purposes of this Agreement, the terms of this Agreement shall control.

(b) The aggregate Letter of Credit Obligations shall not exceed the lower of (i) the difference between (A) the Total Revolving Credit Commitment and (B) the aggregate principal amount of all Revolving Loans then outstanding, and (ii) the L/C Subfacility. In addition, the terms and conditions of all Letters of Credit and all changes or modifications thereof by the Borrowers and/or the L/C Issuer shall in all respects be subject to the prior approval of the L/C Issuer and the Administrative Agent in the reasonable exercise of their sole and absolute discretion; provided, however, that (i) the expiry date of all Letters of Credit shall be (a) a Business Day, (b) no later than one year after the issuance thereof (provided that a Letter of Credit may provide for its renewal for a period not exceeding one year so long as (x) the L/C

Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor any Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (c) below, and (c) no later than fifteen days prior to the Final Maturity Date unless, on or prior to fifteen days prior to the Final Maturity Date either (A) such Letters of Credit shall be cash collateralized in an amount equal to 105% of the face amount of such Letters of Credit by deposit of cash in such amount in an account under the sole and exclusive control of the L/C Issuer (the “Letter of Credit Collateral Account”) or (B) the Borrowers shall provide the L/C Issuer one or more letters of credit, in form and substance satisfactory to L/C Issuer and the Administrative Agent in their sole discretion, from a commercial bank acceptable to the Revolving Loan Representative and the Agents for any Letter of Credit Obligations with respect to such Letters of Credit, (ii) the Letters of Credit and all documentation in connection therewith shall be in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer or (iii) the issuance thereof would violate one or more provisions of any applicable law, rule, or regulation or one or more policies of the L/C Issuer applicable to letters of credit.

(c) The L/C Issuer shall have the right, without notice to the Borrowers, to direct the Revolving Loan Representative to charge (and the Revolving Loan Representative shall charge) the Revolving Loan Representative’s Account with the amount of any and all Indebtedness, liabilities and obligations of any kind (including indemnification for breakage costs, capital adequacy and reserve requirement charges) incurred by the L/C Issuer with respect to a Letter of Credit at the earlier of (i) payment by the L/C Issuer under any Letter of Credit or (ii) the occurrence of any Default or Event of Default. Any amount charged to the Revolving Loan Representative’s Account shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrowers, funded by the Revolving Loan Representative on behalf of the Revolving Loan Lenders and subject to Section 2.02 of this Agreement. Any charges, fees, commissions, costs and expenses charged to the Revolving Loan Representative for the Borrowers’ account at the direction of the L/C Issuer in connection with or arising out of Letters of Credit or transactions relating thereto will be charged to the Revolving Loan Representative’s Account in full when charged to or paid by the Revolving Loan Representative and, when charged, shall be conclusive on the Borrowers absent manifest error. Each of the Revolving Loan Lenders and the Borrowers agrees that the L/C Issuer shall have the right to direct the Revolving Loan Representative to make, and the Revolving Loan Representative shall have the right to make, such charges regardless of whether any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied.

(d) The Borrowers agree to jointly and severally unconditionally indemnify the Revolving Loan Representative, the L/C Issuer, each Agent and each Lender and hold the Revolving Loan Representative, the L/C Issuer, each Agent and each Lender harmless from any and all loss, claim or liability incurred by the L/C Issuer, any Agent or any Lender arising from any transactions or occurrences relating to Letters of Credit, any drafts or acceptances thereunder, the Collateral relating thereto, and all Obligations in respect thereof, including any such loss or claim due to any action taken, or any errors, omission, negligence or other misconduct by the L/C Issuer, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct of the L/C Issuer, the Revolving Loan Representative, any Agent or any Lender as determined by a final judgment of a court of competent jurisdiction.

The Borrowers further agree to jointly and severally hold the Revolving Loan Representative, each Agent and each Lender harmless from any errors or omission, negligence or misconduct by the L/C Issuer. The Borrowers’ unconditional obligations to each Secured Party with respect to Letters of Credit hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of such Secured Party’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. The Borrowers agree that any charges incurred by the Revolving Loan Representative or the L/C Issuer for the Borrowers’ account hereunder may be charged to the Revolving Loan Representative’s Account.

(e) In the event the L/C Issuer has determined to honor a drawing under a Letter of Credit issued by it, the L/C Issuer will immediately notify the Administrative Borrower and the Revolving Loan Representative, and the Borrowers will reimburse the L/C Issuer on or before the Business Day immediately following the date on which such notice is given (the “Reimbursement Date”) in an amount in Dollars, in same day funds, equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless the Administrative Borrower shall have notified the Revolving Loan Representative and the L/C Issuer prior to 12:00 Noon (New York time) on the Reimbursement Date that the Borrowers intend to reimburse the L/C Issuer for the amount of such payment with funds other than the proceeds of Revolving Loans, the Administrative Borrower will be deemed to have given a timely Notice of Borrowing to the Revolving Loan Representative requesting the Revolving Lenders to make Revolving Loans that are Reference Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in Section 5.02, the Revolving Lenders will, on the Reimbursement Date, make Revolving Loans that are Reference Rate Loans in the amount of such payment, the proceeds of which will be applied directly by the Revolving Loan Representative to reimburse the L/C Issuer for the amount of such payment; and provided, further, that if for any reason proceeds of such Revolving Loans are not received by the L/C Issuer on the Reimbursement Date in an amount equal to the amount of such payment, the Borrowers will reimburse the L/C Issuer, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 3.01(e) will be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and the Borrowers and the L/C Issuer will retain any and all rights it may have against any such Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this Section 3.01(e).

Section 3.02 Participations.

(a) Purchase of Participations. Immediately upon issuance by the L/C Issuer of any Letter of Credit pursuant to this Agreement, each Revolving Loan Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Loan Lender’s Pro Rata Share, in all obligations of such Letter of Credit (including, without limitation, all Reimbursement Obligations of the Borrowers with respect thereto).

(c) Sharing of Payments. In the event that the L/C Issuer makes any payment in respect of a Letter of Credit and the Borrowers shall not have repaid such amount to the L/C

Issuer, the L/C Issuer shall direct the Revolving Loan Representative to charge (and the Revolving Loan Representative shall charge) the Revolving Loan Representative’s Account in the amount of the Reimbursement Obligation, in accordance with Section 3.01(c) and Section 4.01 of this Agreement.

(d) Obligations Irrevocable. The obligations of a Revolving Loan Lender to make payments to the L/C Issuer or the Revolving Loan Representative for the account of the Revolving Loan Representative, the Agents, the Revolving Loan Lenders or the L/C Issuer with respect to a Letter of Credit shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii) the existence of any claim, set-off, defense or other right which the Borrowers may have at any time against a beneficiary named in such Letter of Credit or any transferee of such Letter of Credit (or any Person for whom any such transferee may be acting), the Revolving Loan Representative, any Agent, any Lender, or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrowers or any other party and the beneficiary named in such Letter of Credit);

(iii) any draft, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) any loss or delay, including in the transmission of any document;

(v) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(vi) any failure by the Revolving Loan Representative, any Agent to provide any notices required pursuant to this Agreement relating to such Letter of Credit;

(vii) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(viii) the occurrence of any Default or Event of Default.

Section 3.03 Letters of Credit Procedures.

(a) Request for Issuance. The Administrative Borrower may, upon notice not later than 12:00 noon, New York City time, at least3 Business Days in advance of the issuance thereof, request the L/C Issuer to issue a Letter of Credit by delivering to the L/C Issuer, with a copy to the Revolving Loan Representative and the Administrative Agent, a Letter of Credit Application, together with any necessary related documents. The L/C Issuer shall not issue the

Letter of Credit, if the L/C Issuer shall have received written notice from the Agents or the Required Lenders on the Business Day immediately preceding the proposed issuance date for such Letter of Credit that one or more of the conditions precedent in Section 5.02 will not have been satisfied on such date, and the Revolving Loan Representative shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 5.02 have been satisfied.

(b) Letter of Credit Fee. (i) The Borrowers shall pay to the Revolving Loan Representative for the account of the Revolving Loan Lenders, in accordance with the Revolving Loan Lenders’ Pro Rata Shares (A) for any Letter of Credit issued hereunder, a non-refundable fee equal to the product of (x) 3.50% per annum times (y) the stated amount of such Letter of Credit, payable on the date such Letter of Credit is issued and (B) for any amendment to an existing Letter of Credit that increases the stated amount of such Letter of Credit, a non-refundable fee equal to 3.50% per annum of the increase in the stated amount of such Letter of Credit, payable on the date of such increase (the “Letter of Credit Fee”).

(ii) L/C Issuer Charges. The Borrowers shall pay to the Revolving Loan Representative the standard charges assessed by the L/C Issuer in connection with the issuance, administration, amendment, payment or cancellation of Letters of Credit.

(iii) Charges to the Loan Account. The Borrowers hereby authorize the L/C Issuer to direct, and the L/C Issuer may direct, the Revolving Loan Representative from time to time, to charge the Revolving Loan Representative’s Account pursuant to Section 3.01(c) and Section 4.01 of this Agreement with the amount of any Letter of Credit fees or charges due under this Section 3.03.

ARTICLE IV

APPLICATION OF PAYMENTS; DEFAULTING LENDERS;

JOINT AND SEVERAL LIABILITY OF BORROWERS

Section 4.01 Payments; Computations and Statements. (a) The Borrowers will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account or, in the case of Revolving Loans, to the Revolving Loan Representative’s Account. All payments received by the Administrative Agent or the Revolving Loan Representative after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account or, in the case of Revolving Loans, to the Revolving Loan Representative’s Account, on the next succeeding Business Day. All payments shall be made by the Borrowers without set-off, counterclaim, recoupment, deduction or other defense to the Agents, the Revolving Loan Representative and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent, or in the case of Revolving Loans, the Revolving Loan Representative, will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent, or in the case of Revolving Loans, the Revolving Loan Representative, will cause to be distributed all interest and fees received from or for the account of the Borrowers not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrowers hereby authorize the Revolving Loan Representative and the Administrative Agent to, and the Revolving Loan Representative and the Administrative Agent may, from time to time, charge the Loan Account or charge (or cause the Revolving Loan Representative to charge) the Revolving Loan Representative’s Account, as applicable, of the Borrowers with any amount due and payable by the Borrowers under any Loan Document. Except as expressly provided in Section 3.01(c), each of the Lenders and the Borrowers agrees that the Revolving Loan Representative and the Administrative Agent shall have the right to make (or cause the Revolving Loan Representative to make) such charges unless either (i) any Default or Event of Default shall have occurred and be continuing or (ii) any of the conditions precedent in Section 5.02 have not been satisfied. Any amount charged to the Revolving Loan Representative’s Account of the Borrowers in accordance with the terms hereof shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrowers, funded by the Revolving Loan Representative on behalf of the Revolving Loan Lenders and subject to Section 2.02 of this Agreement. The Lenders and the Borrowers confirm that any charges which the Revolving Loan Representative or the Administrative Agent may so make to the Loan Account or the Revolving Loan Representative’s Account of the Borrowers as herein provided will be made as an accommodation to the Borrowers and solely at the Revolving Loan Representative’s or the Administrative Agent’s discretion, provided that, subject to the terms of this Section 4.01, the Revolving Loan Representative shall from time to time upon the request of any Agent, charge the Revolving Loan Representative’s Account of the Borrowers with any amount due and payable under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) The Administrative Agent shall provide the Administrative Borrower and the Revolving Loan Representative, promptly after the end of each calendar quarter, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrowers during such quarter, the amounts and dates of all Term Loans made to the Borrowers, the amounts and dates of all payments on account of the Term Loans to the Borrowers during such quarter and the Term Loans to which such payments were applied, the amount of interest accrued on the Term Loans to the Borrowers during such quarter, and the amount and nature of any charges to the Loan Account made during such quarter on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error.

(c) The Revolving Loan Representative shall provide the Administrative Agent and the Administrative Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Revolving Loan Representative) of the opening and closing daily balances in the Revolving Loan Representative’s Account of the Borrowers during such month, the amounts and dates of all Revolving Loans made to the

Borrower during such month, the amounts and dates of all payments on account of the Revolving Loans to the Borrowers during such month and the Revolving Loans to which such payments were applied, the amount of interest accrued on the Revolving Loans to the Borrowers during such month, any Letters of Credit issued by the L/C Issuer for the account of the Borrowers during such month, specifying the face amount thereof, the amount of charges to the Revolving Loan Representative’s Account and/or Revolving Loans made to the Borrowers during such month to reimburse the Revolving Loan Lenders for drawings made under Letters of Credit, and the amount and nature of any charges to the Revolving Loan Representative’s Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.02 Sharing of Payments. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 4.03 Apportionment of Payments. Subject to Section 2.02 hereof:

(a) All payments of principal and interest in respect of outstanding Loans, all payments in respect of the Reimbursement Obligations, all payments of fees (other than the fees set forth in Section 2.06 hereof and fees with respect to Letters of Credit provided for in Section 3.03(b)(ii))) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent or the Revolving Loan Representative, as applicable, among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans or Letter of Credit Obligations, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders shall, apply all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, to pay interest then due and payable in respect of the Collateral Agent Advances until paid in full; (iii) third, to pay principal of the Collateral Agent Advances until paid in full; (iv) fourth, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Lenders, the Revolving Loan Representative or the L/C Issuer until paid in full; (v) fifth, ratably to pay interest then due and payable in respect of the Loans and Reimbursement Obligations until paid in full; (vi) sixth, ratably to pay principal of the Loans and Reimbursement Obligations and to provide cash collateral in respect of the outstanding Letters of Credit until paid in full; and (vii) seventh, to the ratable payment of all other Obligations then due and payable.

(c) For purposes of Section 4.03(b), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, reasonable out-of-pocket professional fees for which an invoice has been presented, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and reasonable out-of-pocket expense reimbursements for which an invoice has been presented, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(d) In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.03 shall control and govern.

Section 4.04 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(b) The Administrative Agent and the Revolving Loan Representative, as the case may be, shall not be obligated to transfer to such Defaulting Lender any payments made by any Borrower to the Administrative Agent or the Revolving Loan Representative, as the case may be, for such Defaulting Lender’s benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent or the Revolving Loan Representative, as the case may be, shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender’s Loans were funded by the other Lenders) or, if so directed by the Administrative Borrower and if no Default or Event of

Default has occurred and is continuing (and to the extent such Defaulting Lender’s Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrowers as if such Defaulting Lender had made such Loans to the Borrowers. Subject to the foregoing, the Administrative Agent or the Revolving Loan Representative, as the case may be, may hold and, in its discretion, re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent or the Revolving Loan Representative, as the case may be, for the account of such Defaulting Lender.

(c) [Intentionally omitted].

(d) The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to the Administrative Agent, the Revolving Loan Representative or to the Lenders other than such Defaulting Lender.

(e) This Section shall remain effective with respect to such Lender until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the Agents, the Revolving Loan Representative and the Borrowers shall have waived such Defaulting Lender’s default in writing, and the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loans and pays to the Agents or the Revolving Loan Representative, as the case may be, all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 4.05 Administrative Borrower; Joint and Several Liability of the Borrowers.

(a) Each Borrower hereby irrevocably appoints TPI Composites, Inc. as the borrowing agent and attorney-in-fact for the Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the

Agents nor the Lenders shall incur liability to the Borrowers as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

(b) Each Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.05), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.05 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(c) The provisions of this Section 4.05 are made for the benefit of the Agents (including any sub-agent thereof), the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 4.05 shall remain in effect until all of the Obligations (other than Contingent Indemnity Obligations) shall have been paid in full or otherwise fully satisfied.

(d) Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agents or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations (other than Contingent Indemnity Obligations) have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agents or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations (other than Contingent Indemnity Obligations).

ARTICLE V

CONDITIONS TO LOANS

Section 5.01 Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the “Restatement Effective Date”) when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agents:

(a) Payment of Fees, Etc. The Borrowers shall have paid on or before the Restatement Effective Date all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 12.04.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant hereto or thereto on or prior to the Restatement Effective Date are true and correct on and as of the Restatement Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Restatement Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality. The making or maintenance of the Loans, or the issuance of any Letters of Credit, shall not contravene any law, rule or regulation applicable to any Secured Party.

(d) Delivery of Documents. The Collateral Agent shall have received on or before the Restatement Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Restatement Effective Date and, if applicable, duly executed by the Persons party thereto:

(i) the results of searches for any effective UCC financing statements, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens acceptable to the Collateral Agent);

(ii) a Perfection Certificate;

(iii) the Disbursement Letter;

(iv) the Fee Letters;

(v) a certificate of an Authorized Officer of each Loan Party, certifying (A) either (x) as to copies of the Governing Documents of such Loan Party, together with all amendments thereto (including, without limitation, a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Restatement Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction), or (y) that the Governing Documents of such Loan Party have not been modified since the Effective Date, (B) as to a copy of the resolutions or written consents of such Loan Party authorizing (1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, (C) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of a Borrower, including, without limitation, Notices of Borrowing, LIBOR Notices, Letter of Credit Applications and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers and (D) as to the matters set forth in Section 5.01(b);

(vi) a certificate of the chief financial officer of the Parent attaching a copy of the Financial Statements and the Projections described in Section 6.01(g)(ii) hereof and certifying as to the compliance with the representations and warranties set forth in Section 6.01(g)(i) and Section 6.01(bb)(ii);

(vii) a certificate of the chief financial officer of the Parent, certifying that the Loan Parties on a consolidated basis are Solvent (after giving effect to the Loans made on the Restatement Effective Date and the Letters of Credit to be issued on the Restatement Effective Date);

(viii) a certificate of the chief financial officer of the Parent, certifying that, as of the Restatement Effective Date, the Leverage Ratio of the Parent and its Subsidiaries is not greater than 1.50 to 1.00 (after giving effect to the Loans and other transactions to occur on the Restatement Effective Date);

(ix) a certificate of an Authorized Officer of the Administrative Borrower certifying (A) as to Material Contracts in effect on the Restatement Effective Date, (B) that true, complete and correct copies thereof have either been previously delivered to the Collateral Agent or are attached to such certificate and (C) that such agreements remain in full force and effect and that none of the Loan Parties is in breach or default of any of its obligations under such agreements;

(x) a certificate of the appropriate official(s) of the jurisdiction of organization and, except to the extent such failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than 30 days prior to the Restatement Effective Date as to the subsistence in good standing of such Loan Party in such jurisdictions;

(xi) an opinion of Goodwin LLP, counsel to the Loan Parties, as to such matters as the Collateral Agent may reasonably request;

(xii) evidence of the insurance coverage required by Section 7.01 and the terms of the Security Agreement; and

(xiii) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Agents in form and substance, as any Agent may reasonably request.

(e) Material Adverse Effect. The Collateral Agent shall have reasonably determined that no event or development shall have occurred since December 31, 2015 which could reasonably be expected to have a Material Adverse Effect.

(f) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans or the conduct of the Loan Parties’ business shall have been obtained and shall be in full force and effect.

(g) Proceedings; Receipt of Documents. All proceedings in connection with the making or maintaining of the Loans on the Restatement Effective Date or the issuance of the Letters of Credit on the Restatement Effective Date and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Collateral Agent and its counsel, and the Collateral Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Collateral Agent or such counsel may reasonably request.

Section 5.02 Conditions Precedent to All Loans and Letters of Credit. The obligation of any Agent, the Revolving Loan Representative or any Lender to make any Loan or of the Administrative Agent or of the Revolving Loan Representative to arrange for the issuance of any Letter of Credit after the Restatement Effective Date is subject to the fulfillment, in a manner satisfactory to the Administrative Agent, the Revolving Loan Representative or the L/C Issuer, as applicable, of each of the following conditions precedent:

(a) Payment of Fees, Etc. The Borrowers shall have paid all fees, costs, expenses and taxes then payable by the Borrowers pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 12.04 hereof.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Administrative Borrower to the Administrative Agent and the Revolving Loan Representative of a Notice of Borrowing with respect to each such Loan, and the Borrowers’ acceptance of the proceeds of such Loan, or the submission by the Borrowers of a Letter of Credit Application with respect to a Letter of Credit, and the issuance of such Letter of Credit, that: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan or such Letter of Credit are true and correct on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof or at the time of issuance of such Letter of Credit, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, or the issuance of such Letter of Credit to be issued, on such date and (iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.

(c) Legality. The making of such Loan or the issuance of such Letter of Credit shall not contravene any law, rule or regulation applicable to any Secured Party.

(d) Notices. (i) The Administrative Agent (and, in the case of any Revolving Loan, the Revolving Loan Representative) shall have received a Notice of Borrowing pursuant to Section 2.02 hereof and (ii) the L/C Issuer and the Administrative Agent shall have received a Letter of Credit Application pursuant to Section 3.03 hereof, if applicable.

(e) Proceedings; Receipt of Documents. All proceedings in connection with the making of such Loan or the issuance of such Letter of Credit and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agents and their counsel, and the Agents and such counsel shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance satisfactory to the Agents, as any Agent may reasonably request.

Section 5.03 Conditions Subsequent to Effectiveness. The Loan Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 5.01, the Loan Parties shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (i) the failure by the Loan Parties to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Restatement Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 5.03):

(a) within 30 days after the Restatement Effective Date (or such later date as agreed by the Collateral Agent), the Collateral Agent shall have received a Cash Management Agreement, in form and substance satisfactory to the Collateral Agent, with respect to the Cash Management Accounts at Wells Fargo Bank;

(b) within 30 days after the Restatement Effective Date (or such later date as agreed by the Collateral Agent), the Collateral Agent shall have received an amendment to the Cash Management Agreement with Santander Bank, in form and substance satisfactory to the Collateral Agent, with respect to the additional Cash Management Accounts at Santander Bank; and

(c) within 10 Business Days after the Restatement Effective Date (or such later date as agreed by the Collateral Agent), the Collateral Agent shall have received a filed stamped UCC-3 termination statement evidencing that the UCC-1 financing statement number 20162528907 filed in Delaware has been terminated.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Secured Parties as follows:

(a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable material Requirement of Law or (C) any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except, in the case of clause (iv), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party other than filings and recordings with respect to Collateral to be made, or otherwise delivered to the Collateral Agent for filing or recordation, on or prior to the Restatement Effective Date.

(d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(e) Capitalization. On the Restatement Effective Date, after giving effect to the transactions contemplated hereby to occur on the Restatement Effective Date, (i) the authorized Equity Interests of the Parent and each of its Subsidiaries and the issued and outstanding Equity Interests of the Parent and each of its Subsidiaries are as set forth on Schedule 6.01(e), (ii) all of the issued and outstanding shares of Equity Interests of the Parent and each of its Subsidiaries have been validly issued and are fully paid and nonassessable, and, except with respect to the Equity Interests of the Parent as described in further detail on Schedule 6.01(e), the holders thereof are not entitled to any preemptive, first refusal or other similar rights, (iii) all Equity Interests of such Subsidiaries of the Parent are owned by the Parent free and clear of all Liens (other than Permitted Specified Liens), and (iv) except as described on Schedule 6.01(e), there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of the Parent or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of the Parent or any of its Subsidiaries.

(f) Litigation. Except as set forth in Schedule 6.01(f), there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

(g) Financial Statements.

(i) The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP (adjusted as applicable in accordance with Schedule 1.01(B)). All material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of the Parent and its Subsidiaries are set forth in the Financial Statements. Since December 31, 2015, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii) The Parent has heretofore furnished to each Agent and each Lender (A) projected quarterly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the period from January 1, 2017 through December 31, 2017, and (B) projected annual balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Years ending in 2018 through 2020, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vi).

(h) Compliance with Law, Etc. No Loan Party or any of its Subsidiaries is in violation of (i) any of its Governing Documents, (ii) any material Requirement of Law, or (iii) any material term of any material Contractual Obligation (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, and no default or event of default has occurred and is continuing thereunder.

(i) ERISA. Except as set forth on Schedule 6.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code. Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee     Plan, or (iii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment.

(j) Taxes, Etc. (i) All foreign, Federal and material provincial, state and local tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party have been filed, or extensions have been obtained, and (ii) all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party in an aggregate amount for all such taxes, assessments and other governmental charges exceeding $1,000,000 and which have become due and payable on or prior to the Restatement Effective

Date have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.

(l) Nature of Business. No Loan Party is engaged in any business other than the business of owning and operating all existing business operations of Parent and its Subsidiaries conducted as of the Effective Date, and all business operations reasonably related thereto.

(m) Adverse Agreements, Etc. No Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

(n) Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and Facility currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

(o) Properties. Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(p) Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the best knowledge of each Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan

Party. No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

(q) Environmental Matters. Except as set forth on Schedule 6.01(q), (i) the operations of each Loan Party are in compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (v) no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party’s failure to maintain or comply with could not reasonably be expected to have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(r) Insurance. Each Loan Party maintains the insurance and required services and financial assurance as required by law and as required by Section 7.01(h). Schedule 6.01(r) sets forth a list of all insurance maintained by each Loan Party on the Restatement Effective Date.

(s) Use of Proceeds. The proceeds of the Loans shall be used to (a) pay fees and expenses in connection with the transactions contemplated hereby, (b) fund capital expenditures and (c) fund working capital of the Borrowers. The Letters of Credit will be used for general corporate purposes.

(t) Solvency. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan and Letter of Credit, the Loan Parties on a consolidated basis are Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

(u) Intellectual Property. Except as set forth on Schedule 6.01(u), each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.01(u) is a complete and accurate list as of the Restatement Effective Date of (i) each item of Registered Intellectual Property owned by each Loan Party; (ii) each material work of authorship owned by each Loan party and which is not Registered Intellectual Property,     and (iii) each material Intellectual Property Contract to which each Loan Party is bound. No trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or, to the knowledge of such Loan Party, threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code pertaining to Intellectual Property is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(v) Material Contracts. Set forth on Schedule 6.01(v) is a complete and accurate list as of the Restatement Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms and (ii) is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto, in each case that would give rise to the right to terminate such Material Contract.

(w) Investment Company Act. None of the Loan Parties is (i) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(x) Customers and Suppliers. There exists no actual or threatened termination (other than termination of a contract at its scheduled termination date), cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, or (ii) any Loan Party, on the one hand, and any supplier or any group thereof, on the other hand, in each case which could reasonably be expected to have a Material Adverse Effect; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.

(y) Anti-Money Laundering and Anti-Terrorism Laws.

(i) None of the Loan Parties, nor any Affiliate of any of the Loan Parties, has violated or is in violation of any of the Anti-Money Laundering and Anti-Terrorism Laws or has engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii) None of the Loan Parties, nor any Affiliate of any of the Loan Parties, nor, to the knowledge of any Loan Party, any officer, director or principal shareholder or owner of any of the Loan Parties, nor any of the Loan Parties’ respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is a Blocked Person.

(iii) None of the Loan Parties, nor, to the knowledge of any Loan Party, any of their agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, (A) conducts any business with or for the benefit of any Blocked Person or engages in making or receiving any contribution of funds, goods or services to, from or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to any OFAC Sanctions Programs.

(z) Anti-Bribery and Anti-Corruption Laws.

(i) The Loan Parties are in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and the anti-bribery and anti-corruption laws of those jurisdictions in which they do business (collectively, the “Anti-Corruption Laws”).

(ii) None of the Loan Parties has at any time:

(A) offered, promised, paid, given, or authorized the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any employee, official, representative, or other person acting on behalf of any foreign (i.e., non-U.S.) Governmental Authority thereof, or of any public international organization, or any foreign political party or official thereof, or candidate for foreign political office (collectively, “Foreign Official”), for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or

(B) acted or attempted to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.

(iii) To the knowledge of the Loan Parties, there are, and have been, no allegations, investigations or inquiries with regard to a potential violation of any Anti-Corruption

Law by any of the Loan Parties or any of their respective current or former directors, officers, employees, stockholders or agents, or other persons acting or purporting to act on their behalf.

(iv) The Loan Parties have adopted, implemented and maintain anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws.

(bb) Full Disclosure.

(i) Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading.

(ii) Projections have been prepared on a reasonable basis and in good faith based on assumptions, estimates, methods and tests that are believed by the Loan Parties to be reasonable at the time such Projections were prepared and information believed by the Loan Parties to have been accurate based upon the information available to the Loan Parties at the time such Projections were furnished to the Lenders, and Parent is not aware of any facts or information that would lead it to believe that such Projections are incorrect or misleading in any material respect.

(cc) Permitted Projects. Set forth on Schedule 1.01(C) (as such schedule may be updated from time to time pursuant to the terms of this Agreement) is a detailed description of the budget of the funding requirements and timing of such funding requirements of the Permitted Projects, and such schedule has been prepared on a reasonable basis and in good faith based on assumptions, estimates, methods and tests that are believed by the Loan Parties to be reasonable at the time such schedule was prepared and information believed by the Loan Parties to have been accurate based upon the information available to the Loan Parties at the time such schedule was furnished to the Lenders, and Parent is not aware of any facts or information that would lead it to believe that such schedule is incorrect or misleading in any material respect.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01 Affirmative Covenants. So long as any principal of or interest on any Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a) Reporting Requirements. Furnish to each Agent and each Lender:

(i) as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, internally prepared consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Parent and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments and together with a summary overview of the results of operations for such fiscal month and a telephone call with an Authorized Officer to discuss all of the foregoing;

(ii) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments and together with a Narrative Report with respect thereto;

(iii) as soon as available, and in any event within 120 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the Projections, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and satisfactory to the Agents (it being understood and that any of Deloitte Touche, PricewaterhouseCoopers, Ernst & Young and KPMG are satisfactory to the Agents as of the Restatement Effective Date) (which opinion shall be without (1) a “going concern” or like qualification or exception, (2) any qualification or exception as to the scope of such audit, or (3) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03), together with a written statement of such accountants (x) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default as a result of a breach of Section 7.03 and (y) if such accountants shall have obtained any knowledge of the existence of such an Event of Default, describing the nature thereof and together with a Narrative Report with respect thereto;

(iv) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Parent (a “Compliance Certificate”):

(A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the occurrence and continuance during such period of an Event of Default or Default or, if an Event of Default or Default had occurred and continued or is continuing, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto,

(B) in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (ii) and (iii) of this Section 7.01(a), (1) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03 and (2) including a discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year,

(C) in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clause (iii) of this Section 7.01(a), attaching (1) a summary of all material insurance coverage maintained as of the date thereof by any Loan Party and all material insurance coverage planned to be maintained by any Loan Party, together with such other related documents and information as the Administrative Agent may reasonably require, (2) the calculation of the Excess Cash Flow in accordance with the terms of Section 2.05(c)(i) and (3) confirmation that there have been no material changes to the information contained in each of the Perfection Certificates delivered on the Restatement Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to this clause (iv) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained therein, and

(D) in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clause (ii) of this Section 7.01(a), attaching a schedule, in a form satisfactory to the Agents, listing the current balances as of the end of such fiscal period of all Permitted Indebtedness set forth on Schedule 7.02(b), it being understood and agreed that any such updated information shall not amend or otherwise modify Schedule 7.02(b), and shall be for informational purposes only;

Documents required to be delivered pursuant to Section 7.01(a)(ii) and (iii) above (to the extent any such documents are included in materials otherwise filed with the SEC, in the same format and with the same details as required herein) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provide a link thereto on the Borrowers’ website; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Agents have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon request, the Borrowers shall deliver paper copies of such documents to each Agent, and (ii) the Borrowers shall notify each Agent (by telecopier or electronic mail) of the posting of any such documents and provide to each Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

(v) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, reports in form and detail satisfactory to the Agents and certified by an Authorized Officer of the Administrative Borrower as being accurate and complete (A) listing all Accounts of the Loan Parties as of such day, which shall include the amount and age of each such Account, showing separately those which are more than 30, 60, 90 and 120 days old and a description of all Liens, set-offs, defenses and counterclaims with respect thereto, together with a reconciliation of such schedule with the schedule delivered to the Agents pursuant to this clause (v)(A) for the immediately preceding fiscal quarter, and such other information as any Agent may request, (B) listing all accounts payable of the Loan Parties as of each such day which shall include the amount and age of each such account payable, and such other information as any Agent may request and (C) listing all Inventory of the Loan Parties as of each such day, and containing a breakdown of such Inventory by value thereof (by location), and such other information as any Agent may request, all in detail and in form satisfactory to the Agents;

(vi) (A) as soon as available and in any event not later than the end of each Fiscal Year, a certificate of an Authorized Officer of the Parent (1) attaching Projections for the Parent and its Subsidiaries, supplementing and superseding the Projections previously required to be delivered pursuant to this Agreement, prepared on a monthly basis and otherwise in form and substance satisfactory to the Agents, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries, (2) attaching the annual business and financial plan of the Parent and its Subsidiaries, in form and substance reasonably satisfactory to the Agents, and (3) certifying that the representations and warranties set forth in Section 6.01(bb)(ii) are true and correct with respect to the Projections, and (B) from time to time an updated budget of the funding requirements and timing of such funding requirements for any Permitted Project, which updated budget (if accepted by the Required Lenders in their sole discretion and in writing) shall supplement and supersede Schedule 1.01(C) previously delivered to the Agents;

(vii) reasonably promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

(viii) as soon as possible, and in any event within 3 Business Days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(ix) (A) reasonably promptly and in any event within 10 Business Days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Administrative Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) reasonably promptly and in any event within 5 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) reasonably promptly and in any event within 10 Business Days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) reasonably promptly and in any event within 10 Business Days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) reasonably promptly and in any event within 10 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) reasonably promptly and in any event within 10 Business Days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

(x) reasonably promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(xi) as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract;

(xii) as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party;

(xiii) reasonably promptly after (A) the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange and (B) the receipt thereof, a copy of any material notice received from any holder of its Indebtedness;

(xiv) reasonably promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

(xv) reasonably promptly upon request, any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming the Borrowers’ compliance with Section 7.02(q);

(xvi) no later than 5 Business Days after the end of each month, a monthly metrics report for the preceding month with respect to each Permitted Project; and

(xvii) reasonably promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

(b) Additional Borrowers, Guarantors and Collateral Security. Cause:

(i) each Subsidiary of any Loan Party not in existence on the Effective Date, and each Subsidiary of any Loan Party which is a non-borrowing Subsidiary on the Effective Date or upon formation or acquisition but later ceases to be a non-borrowing Subsidiary, to execute and deliver to the Collateral Agent promptly and in any event within 10 Business Days after the formation, acquisition or change in status thereof, (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Borrower or a Guarantor, (B) a supplement to the Security Agreement, together with (1) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged under the terms of the Security Agreement, (2) undated stock powers for such Equity Interests executed in blank with signature guaranteed, and (3) such opinions of counsel as the Collateral Agent may reasonably request, (C) to the extent required under the terms of this Agreement, one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien (in terms of priority, subject only to Permitted Specified Liens) on such real property and such other Real Property Deliverables as may be required by the Collateral Agent with respect to each such real property, and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(ii) each owner of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within 10 Business Days after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in the Security Agreement), together with (A) certificates evidencing all of the Equity Interests of such Subsidiary required to be pledged under the terms of the Security Agreement, (B) undated stock powers or other appropriate instruments of assignment for such Equity Interests executed in blank with signature guaranteed, (C) such opinions of counsel as the Collateral Agent may reasonably request and (D) such other agreements, instruments, approvals or other documents requested by the Collateral Agent.

Notwithstanding the foregoing, no Foreign Subsidiary shall be required to become a Guarantor hereunder (and, as such, shall not be required to deliver the documents required by clause (i) above; provided, however, that if the Equity Interests of a Foreign Subsidiary are owned by a Loan Party, such Loan Party shall deliver all such documents, instruments, agreements and certificates described in clause (ii) above to the Collateral Agent, and take all commercially reasonable actions reasonably requested by the Collateral Agent (including, without limitation, execution and delivery of a pledge agreement governed by the laws of the jurisdiction of the organization of such Foreign Subsidiary upon the request of the Collateral Agent if (1) such Foreign Subsidiary (on a consolidated basis with its Subsidiaries) is a Significant Subsidiary or (2) an Event of Default has occurred and is continuing, such pledge to be delivered within 45 days of the end of the first fiscal quarter such Foreign Subsidiary became a Significant Subsidiary or upon the occurrence of an Event of Default) or otherwise necessary to grant and to perfect a first-priority Lien (subject to Permitted Specified Liens) in favor of the Collateral Agent, for the benefit of the Agents and the Secured Parties, in 65% of the voting Equity Interests of such Foreign Subsidiary and 100% of all other Equity Interests of such Foreign Subsidiary owned by such Loan Party.

(c) Compliance with Laws; Payment of Taxes.

(i) Comply, and cause each of its Subsidiaries to comply, in all material respects, with all Requirements of Law (including, without limitation, all Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing).

(ii) Pay, and cause each of its Subsidiaries to pay, in full before delinquency or before the expiration of any extension period, all taxes, assessments and other governmental charges imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries in an aggregate amount for all such taxes, assessments and other governmental charges exceeding $500,000, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d) Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time and from time to time during normal business hours, at the expense of the Borrowers, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by the Collateral Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 7.01(f); provided that, in the absence of a continuing Event of Default, such Person is given a reasonable opportunity to be present at any such discussion.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply could not reasonably be expected to have a Material Adverse Effect.

(h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent, worker’s compensation and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent and the Collateral Agent acknowledges that the insurance existing on the Restatement Effective Date as described on Schedule 6.01(r) is satisfactory to the Collateral Agent. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Secured Parties, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Secured Parties’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days’ (10 days’ in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation. Without limiting the generality of the foregoing, each Loan Party will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case, in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Secured Parties, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary or useful in the proper conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action could not reasonably be expected to have a Material Adverse Effect.

(j) Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, with all Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) provide the Agents written notice within 5 days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; and (iv) provide the Agents with written notice within 10 days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could reasonably be expected to have a Material Adverse Effect.

(k) Fiscal Year. Cause the Fiscal Year of the Parent and its Subsidiaries to end on December 31 of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(l) Landlord Waivers; Collateral Access Agreements. At any time after the Effective Date, if any Collateral with a book value in excess of $1,000,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by a Loan Party, or is stored on the premises of a bailee, warehouseman, or similar party, the Loan Parties shall use commercially reasonable efforts to obtain written subordinations or waivers or collateral access agreements, as the case may be, in form and substance satisfactory to the Collateral Agent.

(m) After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the Restatement Effective Date of any fee interest in any real property (wherever located) (each such interest being a “New Facility”) with a Current Value (as defined below) in excess of $1,000,000, immediately so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to such New Facility. Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables), the Person that has acquired such New Facility shall promptly furnish the same to the Collateral Agent. The Borrowers shall pay all fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(m).

(n) Anti-Bribery and Anti-Corruption Laws. Maintain, and cause each of its Subsidiaries to maintain, anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws.

(o) Lender Meetings. Upon the request of any Agent or the Required Lenders (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once during each Fiscal Year), participate in a meeting with the Agents and the Lenders at the Borrowers’ corporate offices (or at such other location as may be agreed to by the Administrative Borrower and such Agent or the Required Lenders) at such time as may be agreed to by the Administrative Borrower and such Agent or the Required Lenders. In addition, senior management of the Parent shall participate in quarterly telephonic meetings with the Agents and the Lenders at such time as may be agreed to by the Administrative Borrower and the Agents or the Required Lenders.

(p) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the Restatement Effective Date.

Section 7.02 Negative Covenants. So long as any principal of or interest on any Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) other than, as to all of the above, Permitted Liens.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions.

(i) Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or permit any of its Subsidiaries to do (or agree to do) any of the foregoing; provided, however, that (A) any Loan Party may be merged, consolidated or amalgamated with any Borrower so long as a Borrower is the surviving entity, (B) any Loan Party that is not a Borrower may be merged, consolidated or amalgamated with another Loan Party that is not a Borrower, (C) any wholly-owned Subsidiary of any Loan Party that is not a Loan Party may be merged, consolidated or amalgamated with any Loan Party so long as a Loan Party is the surviving entity and (D) any wholly-owned Subsidiary of a Loan Party that is not a Loan Party may merge, consolidate or amalgamate with another wholly-owned Subsidiary of a Loan Party that is not a Loan Party, in each case so long as (I) no other provision of this Agreement would be violated thereby, (II) the Administrative Borrower gives the Agents at least

30 days’ prior written notice of such merger, consolidation or amalgamation accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, but not limited to, the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (III) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, and (IV) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, consolidation or amalgamation; and

(ii) make any Disposition, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that any Loan Party and its Subsidiaries may make Permitted Dispositions.

(d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).

(e) Loans, Advances, Investments, Etc. Make or commit or agree to make, or permit any of its Subsidiaries make or commit or agree to make, any Investment in any other Person except for Permitted Investments.

(f) Sale and Leaseback Transactions. Enter into, or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction.

(g) Capital Expenditures.

(i) Except with respect to any Permitted Project, make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries in any fiscal period set forth in the table below to exceed the amount set forth opposite such fiscal period:

Period	Capital Expenditures
The 12 months ended December 31, 2017	$21,000,000
The 12 months ended December 31, 2018	$11,500,000
The 12 months ended December 31, 2019	$9,000,000
The 12 months ended December 31, 2020	$9,000,000

provided, however, that the amount of Capital Expenditures permitted to be made in any fiscal period under this Section 7.02(g)(i) may be increased as follows: if there are any Excess Amounts in respect of Capital Expenditures permitted to be made in any fiscal period under this Section 7.02(g)(i) as set forth above, then any Carry-Over Amount with respect to this Section 7.02(g)(i) may be carried forward to the Succeeding Fiscal Period; provided that the Carry-Over

Amount under this Section 7.02(g)(i) applicable to a particular Succeeding Fiscal Period may not be carried forward to another fiscal period. Capital Expenditures made by the Loan Parties and their Subsidiaries in any fiscal period shall be deemed to reduce first, the amount set forth above for such fiscal period, and then, the Carry-Over Amount.

(ii) With respect to any Permitted Project, make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) in respect of such Permitted Project that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries with respect to such Permitted Project to exceed the amount set forth in Schedule 1.01(C); provided, however, if there are any Excess Amounts in respect of Capital Expenditures permitted to be made in any fiscal period under this Section 7.02(g)(ii) with respect to any Permitted Project, then the amount of Capital Expenditures permitted to be made in any fiscal period under this Section 7.02(g)(ii) with respect to any Permitted Project may be increased as follows: the Carry-Over Amount with respect to this Section 7.02(g)(ii) may be carried forward to the Succeeding Fiscal Period with respect to this Section 7.02(g)(ii), solely with respect to such Permitted Project; provided that the Carry-Over Amount under this Section 7.02(g)(ii) applicable to a particular Succeeding Fiscal Period with respect to this Section 7.02(g)(ii) may not be carried forward to another fiscal period. Capital Expenditures made by the Loan Parties and their Subsidiaries in any fiscal period with respect to any Permitted Project shall be deemed to reduce first, the amount set forth in Schedule 1.01(C) with respect to such Permitted Project for such fiscal period, and then, the Carry-Over Amount for such Permitted Project.

(h) Restricted Payments. Make or permit any of its Subsidiaries to make any Restricted Payment other than Permitted Restricted Payments.

(i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions consummated in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, and that are fully disclosed to the Agents prior to the consummation thereof, if they involve one or more payments by the Parent or any of its Subsidiaries in excess of $500,000 for any single transaction or series of related transactions, (ii) transactions with another Loan Party, (iii) transactions permitted by Section 7.02(e) and Section 7.02(h), (iv) sales of Qualified Equity Interests of the Parent to Affiliates of the Parent not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, and (v) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of such Loan Party or such Subsidiary.

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A) this Agreement and the other Loan Documents;

(B) any agreement in effect on the date of this Agreement and described on Schedule 7.02(k), or any extension, replacement or continuation of any such agreement; provided, that, any such encumbrance or restriction contained in such extended, replaced or continued agreement is no less favorable to the Agents and the Lenders than the encumbrance or restriction under or pursuant to the agreement so extended, replaced or continued;

(C) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D) in the case of clause (iv), (1) customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset and (2) instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto;

(E) customary restrictions on dispositions of real property interests in reciprocal easement agreements;

(F) customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets; or

(G) customary restrictions in contracts that prohibit the assignment of such contract.

(l) Limitations on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) this Agreement and the other Loan Documents, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, (iv) customary provisions in leases restricting the assignment or sublet thereof and (v) any restrictions on any Subsidiary under any agreement in effect at the time such Subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary.

(m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Prepayments of Indebtedness; Etc.

(i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness with an outstanding aggregate principal amount in excess of $100,000 or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would add any covenant or event of default, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse in any material respect to the Lenders or the issuer of such Indebtedness in any respect;

(ii) except for the Obligations, (A) make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), (B) refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (other than with respect to Permitted Refinancing Indebtedness), (C) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or (D) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing;

(iii) amend, modify or otherwise change any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it) with respect to any of its Equity Interests (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iii) that either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect; or

(iv) agree to any amendment, modification or other change to or waiver of any of its rights under any Material Contract if such amendment, modification, change or waiver would be adverse in any material respect to any Loan Party or any of its Subsidiaries or the Agents and the Lenders.

(n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o) ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.

(p) Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance in all material respects with Environmental Laws.

(q) Anti-Money Laundering and Anti-Terrorism Laws.

(i) None of the Loan Parties, nor any of their Affiliates or agents, shall:

(A) conduct any business or engage in any transaction or dealing with or for the benefit of any Blocked Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Blocked Person;

(B) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to the OFAC Sanctions Programs;

(C) use any of the proceeds of the transactions contemplated by this Agreement to finance, promote or otherwise support in any manner any illegal activity, including, without limitation, any violation of the Anti-Money Laundering and Anti-Terrorism Laws or any specified unlawful activity as that term is defined in the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956 and 1957; or

(D) violate, attempt to violate, or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii) None of the Loan Parties, nor any Affiliate of any of the Loan Parties, nor any officer, director or principal shareholder or owner of any of the Loan Parties, nor any of the Loan Parties’ respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, shall be or shall become a Blocked Person.

(r) Anti-Bribery and Anti-Corruption Laws. None of the Loan Parties shall:

(i) offer, promise, pay, give, or authorize the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any Foreign Official for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or

(ii) act or attempt to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.

Section 7.03 Financial Covenants. So long as any principal of or interest on any Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Leverage Ratio. Permit the Leverage Ratio of the Parent and its Subsidiaries for any period of 12 consecutive fiscal months of the Parent and its Subsidiaries ending on the last day of a fiscal month or fiscal quarter, as applicable, set forth below to be greater than the ratio set forth opposite such date:

Fiscal Period End	Leverage Ratio
Fiscal Quarter Ending March 31, 2017	2.50 to 1.00
Fiscal Quarter Ending June 30, 2017	2.50 to 1.00
Fiscal Quarter Ending September 30, 2017	2.50 to 1.00
Fiscal Quarter Ending December 30, 2017	2.50 to 1.00
Fiscal Quarter Ending March 31, 2018	2.25 to 1.00
Fiscal Quarter Ending June 30, 2018	2.25 to 1.00
Fiscal Quarter Ending September 30, 2018	2.25 to 1.00

Fiscal Period End	Leverage Ratio
Fiscal Quarter Ending December 30, 2018	2.25 to 1.00
Fiscal Quarter Ending March 31, 2019	2.00 to 1.00
Fiscal Quarter Ending June 30, 2019	2.00 to 1.00
Fiscal Quarter Ending September 30, 2019	2.00 to 1.00
Fiscal Quarter Ending December 30, 2019	2.00 to 1.00
Fiscal Quarter Ending March 31, 2020	2.00 to 1.00
Fiscal Quarter Ending June 30, 2020	2.00 to 1.00
Fiscal Quarter Ending September 30, 2020	2.00 to 1.00
Fiscal Quarter Ending December 31, 2020	2.00 to 1.00

(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for any period of 12 consecutive fiscal months of the Parent and its Subsidiaries on the last day of a fiscal month or fiscal quarter, as applicable, set forth below to be less than the ratio set forth opposite such date:

Fiscal Period End	Fixed Charge Coverage Ratio
Fiscal Quarter Ending March 31, 2017	4.00 to 1.00
Fiscal Quarter Ending June 30, 2017	4.00 to 1.00
Fiscal Quarter Ending September 30, 2017	4.00 to 1.00
Fiscal Quarter Ending December 30, 2017	4.00 to 1.00
Fiscal Quarter Ending March 31, 2018	4.25 to 1.00
Fiscal Quarter Ending June 30, 2018	4.25 to 1.00
Fiscal Quarter Ending September 30, 2018	4.25 to 1.00
Fiscal Quarter Ending December 30, 2018	4.25 to 1.00
Fiscal Quarter Ending March 31, 2019	3.00 to 1.00
Fiscal Quarter Ending June 30, 2019	3.00 to 1.00

Fiscal Period End	Fixed Charge Coverage Ratio
Fiscal Quarter Ending September 30, 2019	3.00 to 1.00
Fiscal Quarter Ending December 30, 2019	3.00 to 1.00
Fiscal Quarter Ending March 31, 2020	3.00 to 1.00
Fiscal Quarter Ending June 30, 2020	3.00 to 1.00
Fiscal Quarter Ending September 30, 2020	3.00 to 1.00
Fiscal Quarter Ending December 31, 2020	3.00 to 1.00

ARTICLE VIII

CASH MANAGEMENT ARRANGEMENTS

AND OTHER COLLATERAL MATTERS

Section 8.01 Cash Management Arrangements. (a) The Loan Parties shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agents at one or more of the banks set forth on Schedule 8.01 (each a “Cash Management Bank”) and (ii) except as otherwise provided under Section 8.01(b), deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party (including payments made by Account Debtors directly to any Loan Party) into a Cash Management Account.

(b) The Loan Parties shall, with respect to each Cash Management Account (other than Excluded Accounts), deliver to the Collateral Agent a Control Agreement with respect to such Cash Management Account and the Loan Parties shall not, subject to Section 5.03(a) and Section 5.03(b), thereafter maintain, and shall not permit any of their Domestic Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any deposit account or securities account, unless the Collateral Agent shall have received a Control Agreement in respect of each such Cash Management Account (other than Excluded Accounts).

(c) Upon the terms and subject to the conditions set forth in a Control Agreement with respect to a Cash Management Account, all amounts received in such Cash Management Account shall at the Collateral Agent’s direction be wired each Business Day into the Administrative Agent’s Account, except that, so long as no Event of Default has occurred and is continuing, the Collateral Agent will not direct a Cash Management Bank to transfer funds in such Cash Management Account to the Administrative Agent’s Account.

(d) So long as no Default or Event of Default has occurred and is continuing, the Borrowers may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to the Collateral Agent and the Collateral Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Control Agreement. Each Loan Party shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 60 days of notice from the Collateral Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in the Collateral Agent’s reasonable judgment, or that the operating performance, funds transfer, or availability procedures or performance of such Cash Management Bank with respect to Cash Management Accounts or the Collateral Agent’s liability under any Control Agreement with such Cash Management Bank is no longer acceptable in the Collateral Agent’s reasonable judgment.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01 Events of Default. Each of the following events shall constitute an event of default (each, an “Event of Default”):

(a) any Borrower shall fail to pay, (i) any principal of or interest on any Loan, Collateral Agent Advance or any Reimbursement Obligation when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and in the case of this clause (ii), such non-payment continues for a period of three (3) Business Days after the due date therefor;

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any certificate or other writing delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect (or in any respect if such representation or warranty is qualified or modified as to materiality or “Material Adverse Effect” in the text thereof) when made or deemed made;

(c) any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 5.03, Section 7.01(a), Section 7.01(c), Section 7.01(d), Section 7.01(f), Section 7.01(h), Section 7.01(k), Section 7.01(m), Section 7.01(o), Section 7.02 or Section 7.03 or Article VIII, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Agreement to which it is a party or any Mortgage to which it is a party;

(d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 20 days after the earlier of the date a senior officer of any Loan Party has actual knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e) the Parent or any of its Subsidiaries shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (excluding Indebtedness evidenced by this Agreement) having an aggregate amount outstanding in excess of $2,000,000, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f) the Parent or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g) any proceeding shall be instituted against the Parent or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h) any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i) any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason (other than as a result of any action or inaction of the Collateral Agent based upon timely receipt of information regarding the Loan Parties as required by the Loan Documents) fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Secured Parties on any Collateral purported to be covered thereby;

(j) one or more judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of money exceeding $2,000,000 in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has been notified and has not denied coverage) shall be rendered against the Parent or any of its Subsidiaries and remain unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of 10 consecutive days after entry thereof during which (A) a stay of enforcement thereof is not be in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

(k) the Parent or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of its business for more than 15 consecutive Business Days and such cessation results in cessation of such Person’s revenues (which is not otherwise covered by insurance);

(l) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect (after giving effect to any applicable insurance policies for which coverage has not been denied);

(m) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Parent or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(n) the indictment of the Parent or any of its Subsidiaries or any Authorized Officer thereof under any criminal statute, or commencement of criminal or civil proceedings against the Parent or any of its Subsidiaries or any Authorized Officer thereof, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(o) any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $2,000,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $2,000,000;

(p) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $2,000,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount);

(q) a Change of Control shall have occurred; or

(r) a Material Adverse Effect shall have occurred;

then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Administrative Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans and Reimbursement Obligations then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans and Reimbursement Obligations, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Prepayment Premium (if any) with respect to the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans and Reimbursement Obligations then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents, including, without limitation, the Applicable Prepayment Premium (if any), shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party. Subject to Section 5.02, the Revolving Loan Representative or the Administrative Agent may, after the occurrence and during the continuation of any Event of Default, require the Borrowers to deposit with the Revolving Loan Representative for the benefit of the L/C Issuer with respect to each Letter of Credit then outstanding cash in an amount equal to 105% of the greatest amount for which such Letter of Credit may be drawn. Such deposits shall be held by the L/C Issuer in the Letter of Credit Collateral Account as security for, and to provide for the payment of, the Letter of Credit Obligations and, upon the payment in full of all Letter of Credit Obligations, the payment of any other Obligations.

ARTICLE X

AGENTS

Section 10.01 Appointment.

(a) Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints, authorizes and empowers the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (viii) subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and (ix) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans; provided, however, that the L/C Issuer shall not be required to refuse to honor a drawing under any Letter of Credit and the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

(b) Each Revolving Loan Lender (and each subsequent maker of any Revolving Loan by its making thereof) and the L/C Issuer hereby irrevocably appoints, authorizes and empowers the Revolving Loan Representative to perform the duties of the Revolving Loan Representative as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including: (i) to receive on behalf of each Revolving Loan Lender any payment of principal of or interest on the Revolving Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Revolving Loan Lenders and paid to the Revolving Loan Representative, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Revolving Loan Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Revolving Loan Lender copies of all material notices and agreements received by the Revolving Loan Representative and not required to be delivered to each Revolving Loan Lender pursuant to the terms of this Agreement, provided that the Revolving Loan Representative’s shall not have any liability to the Revolving Loan Lenders for the Revolving Loan Representative’s inadvertent failure to distribute any such notices or agreements to the Revolving Loan Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Revolving Loans, Letter of Credit Obligations, Reimbursement Obligations and related matters; (iv) to make Revolving Loans on behalf of the applicable Revolving Loan Lenders as provided in this Agreement or any other Loan Document; (v) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (vi) subject to Section 10.03, to take such action as the Revolving Loan Representative deems appropriate on its behalf to administer the Revolving Loans and the Loan Documents and to exercise such other powers delegated to the Revolving Loan Representative by the terms hereof or the other Loan Documents (including, without limitation, the power to make or to refuse to make determinations and calculations). As to any matters not expressly provided for by this Agreement and the other Loan Documents, the Revolving Loan Representative shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Revolving Loan Lenders holding a majority of the Revolving Credit Commitments (or such other number or percentage of the Revolving Loan Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Revolving Loan Lenders holding a majority of the Revolving Credit Commitments (or such other number or percentage of the Revolving Loan Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Revolving Lenders and all makers of Revolving Loans; provided, however, that the L/C Issuer shall not be required to refuse to honor a drawing under any Letter of Credit and the Revolving Loan Representative shall not be required to take any action which, in the reasonable opinion of the Revolving Loan Representative, exposes the Revolving Loan Representative to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02 Nature of Duties; Delegation. (a) The Agents and the Revolving Loan Representative shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents and the Revolving Loan Representative shall be mechanical and administrative in nature. The Agents and the Revolving Loan Representative shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents or the Revolving Loan Representative any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents and the Revolving Loan Representative shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent and the Revolving Loan Representative shall provide to such Lender any documents or reports delivered to such Agent and the Revolving Loan Representative by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) have instructed such Agent to act or refrain from acting pursuant hereto.

(b) Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, sub-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Article X.

Section 10.03 Rights, Exculpation, Etc.

(a) The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral or the perfection or priority of any Lien thereon. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents). No Agent shall in any event be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services. Except for any action expressly required of an Agent hereunder or other Loan Document to which it is a party, it shall in all cases be fully justified in failing or refusing to act unless it shall receive further assurances to its reasonable satisfaction from the Lenders of their indemnification obligations under Section 10.05 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. No provision of this Agreement or any Loan Document shall require an Agent to take any action that it reasonably believes to be contrary to applicable law or to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties thereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(b) The Revolving Loan Representative and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Revolving Loan Representative (i) may treat the payee of any Revolving Loan as the owner thereof until the Revolving Loan Representative receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Revolving Loan Representative; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Revolving Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; and (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default.

Section 10.04 Reliance. Each Agent and the Revolving Loan Representative shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05 Indemnification. To the extent that any Agent, the Revolving Loan Representative or the L/C Issuer is not reimbursed and indemnified by any Loan Party, and whether or not such Agent, the Revolving Loan Representative or the L/C Issuer has made demand on any Loan Party for the same, the Lenders will, within five days of written demand by such Agent, the Revolving Loan Representative or the L/C Issuer, reimburse such Agent, the Revolving Loan Representative and the L/C Issuer for and indemnify such Agent, the Revolving Loan Representative and the L/C Issuer from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent or the L/C Issuer), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent, the Revolving Loan Representative or the L/C Issuer in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent, the Revolving Loan Representative or the L/C Issuer under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent’s, the Revolving Loan Representative’s or the L/C Issuer’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement and shall be applicable to sub-agents of the Agents as if they were party hereto.

Section 10.06 Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent and the Revolving Loan

Representative shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent and the Revolving Loan Representative in its individual capacity as a Lender or one of the Required Lenders. Each Agent, the Revolving Loan Representative and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as an Agent or the Revolving Loan Representative pursuant hereto without any duty to account to the other Lenders.

Section 10.07 Successor Agent. (a) Any Agent may at any time give at least 30 days prior written notice of its resignation to the Lenders, the L/C Issuer, the Revolving Loan Representative and the Administrative Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Agent Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, the Revolving Loan Representative and the L/C Issuer, appoint a successor Agent. Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Agent Resignation Effective Date.

(b) With effect from the Agent Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such Agent on behalf of the Lenders, the Revolving Loan Representative or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as a successor Agent shall have been appointed as provided for above. Upon the acceptance of a successor’s Agent’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring Agent in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

Section 10.08 Collateral Matters.

(a) The Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans, Reimbursement Obligations, Letter of Credit Obligations and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this

Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04; provided, that, without the prior written consent of the Lenders, such Collateral Agent Advances shall not exceed $10,000,000 in the aggregate at any time outstanding. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Loans that are Reference Rate Loans. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01. The Collateral Agent shall notify each Lender and the Administrative Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.

(b) The Lenders, the Revolving Loan Representative and the L/C Issuer hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans, Reimbursement Obligations, Letter of Credit Obligations and all other Obligations (other than Contingent Indemnification Obligations) in accordance with the terms hereof; or constituting property being sold or disposed of in the ordinary course of any Loan Party’s business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c) Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Secured Parties upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent, the Revolving Loan Representative and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Agent, as agent for and representative of the Agents, the Revolving Loan Representative and the Lenders (but not any other Agent, the Revolving Loan Representative or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(e) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

(f) The Collateral Agent shall not be responsible or liable for the environmental condition or any contamination of any property secured by any mortgage or deed of trust or for any diminution in value of any such property as a result of any contamination of the property by any hazardous substance, hazardous material, pollutant or contaminant. The Collateral Agent shall not be liable for any claims by or on behalf of the Lenders or any other person or entity arising from contamination of the property by any hazardous substance, hazardous material, pollutant or contaminant, and shall have no duty or obligation to assess the environmental condition of any such property or with respect to compliance of any such property under state or federal laws pertaining to the transport, storage, treatment or disposal of, hazardous substances, hazardous materials, pollutants, or contaminants or regulations, permits or licenses issued under such laws.

(g) The Collateral Agent shall be under no obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Loan Parties, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made.

(h) The Collateral Agent shall not be obligated to acquire possession of or take any action with respect to any property secured by a mortgage or deed of trust, if as a result of such action, the Collateral Agent would be considered to hold title to, to be a “mortgagee in possession of”, or to be an “owner” or “operator” of such property within the meaning of the Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, as amended from time to time, unless the Collateral Agent has previously determined, based upon a report prepared by a person who regularly conducts environmental audits, that (i) the such property is in compliance with applicable environmental laws or, if not, that it would be in the interest of the Lenders to take such actions as are necessary for such property to comply therewith and (ii) there are not circumstances present at such property relating to the use, management or disposal of any hazardous wastes for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation or that if any such materials are present for which such action could be required, that it would be in the economic interest of the Lenders to take such actions with respect to such property. Notwithstanding the foregoing, before taking any such action, the Collateral Agent may require that a satisfactory indemnity bond or environmental impairment insurance be furnished to it for the payment or reimbursement of all expenses to which it may be put and to protect it against all liability resulting from any claims, judgments, damages, losses, fees, penalties or expenses which may result from such action.

Section 10.09 Agency for Perfection. Each Agent, the Revolving Loan Representative and each Lender hereby appoints each other Agent, the Revolving Loan Representative and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent, the Revolving Loan Representative and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Secured Parties. Should the Administrative Agent, the Revolving Loan Representative or any Lender obtain possession or control of any such Collateral, the Administrative Agent, the Revolving Loan Representative or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10 No Reliance on any Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates,

participants or assignees, may rely on any Agent or the Revolving Loan Representative to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced (“CIP Regulations”), or any other Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11 No Third Party Beneficiaries. The provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 10.12 No Fiduciary Relationship. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.13 Reports; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to the Parent or any of its Subsidiaries (each, a “Report”) prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report,

(b) expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Parent and its Subsidiaries and will rely significantly upon the Parent’s and its Subsidiaries’ books and records, as well as on representations of their personnel,

(d) agrees to keep all Reports and other material, non-public information regarding the Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers, and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.14 Collateral Custodian. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.

Section 10.15 Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.

Section 10.16 Successor L/C Issuer. (a) The L/C Issuer may at any time give at least 30 days prior written notice of its resignation to the Lenders, the Agent, the Revolving Loan Representative and the Administrative Borrower. Upon receipt of any such notice of resignation, the Revolving Loan Representative shall have the right to appoint a successor L/C Issuer with the consent of the Administrative Agent and Administrative Borrower. If no such successor L/C Issuer shall have been so appointed by the Revolving Loan Representative and shall have accepted such appointment within 30 days after the retiring L/C Issuer gives notice of its resignation (or such earlier day as shall be agreed by the Revolving Loan Representative) (the “Issuer Resignation Effective Date”), then the retiring L/C Issuer may (but shall not be obligated to), on behalf of the Lenders, the Revolving Loan Representative and the Agent, appoint a successor L/C Issuer. Whether or not a successor L/C Issuer has been appointed, such resignation shall become effective in accordance with such notice on the Issuer Resignation Effective Date.

(b) With effect from the Issuer Resignation Effective Date, (i) the retiring L/C Issuer shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such L/C Issuer on behalf of the Lenders, the Revolving Loan Representative or the Agent under any of the Loan Documents, the retiring L/C Issuer shall continue to hold such collateral security until such time as a successor L/C Issuer is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring L/C Issuer shall instead be made by or to the Revolving Loan Representative directly, until such time, if any, as a successor L/C Issuer shall have been appointed as provided for above. Upon the acceptance of a successor’s L/C Issuer’s appointment as L/C Issuer hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring L/C Issuer’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring L/C Issuer in respect of any actions taken or omitted to be taken by it while the retiring L/C Issuer was acting as L/C Issuer.

ARTICLE XI

GUARANTY

Section 11.01 Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding) , Letter of Credit Obligations, fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the “Guaranteed Obligations”), and agrees to pay any and all reasonable out-of-pocket expenses for which an invoice has been presented (including reasonable counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under the guaranty set forth in this Article XI. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower. Notwithstanding any of the foregoing, Guaranteed Obligations shall not include any Excluded Swap Obligations. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.

Section 11.02 Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

Section 11.03 Waiver. To the extent permitted by applicable law, each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor. Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04 Continuing Guaranty; Assignments. This Article XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Article XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, its Loans, the Reimbursement Obligations and the Letter of Credit Obligations owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI shall have been paid in full in cash and the Final Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XI thereafter arising. If (i) any Guarantor shall make payment to the Secured Parties of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 11.06 Contribution. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.06.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices, Etc.

(a) Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telecopier. In the case of notices or other communications to any Loan Party, Administrative Agent, the Collateral Agent or the Revolving Loan Representative, as the case may be, they shall be sent to the respective address set forth below (or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01):

TPI Composites, Inc.

8501 North Scottsdale Road, Suite 100

Scottsdale, AZ 85253

[...***...].

[...***...].

[...***...].

[...***...].

with a copy (which shall not constitute notice) to:

Goodwin LLP

100 Northern Avenue

Boston, MA 02210

[...***...].

[...***...].

[...***...].

[...***...].

if to the Administrative Agent or the Collateral Agent, to it at the following address:

HPS Investment Partners, LLC

40 West 57th Street, 33rd Floor

New York, New York 10019

[...***...].

[...***...].

[...***...].

[...***...].

in each case, with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

[...***...]

[...***...].

[...***...].

[...***...].

if to the Revolving Loan Representative, to it at the following address:

Capital One, N.A.

600 North Pearl St. #2500

Dallas, TX 75201

[...***...].

[...***...].

[...***...].

[...***...].

if to the L/C Issuer, to it at the following address:

Capital One, National Association

301 West 11th Street, 3rd Floor

Wilmington, DE 19801

[...***...].

[...***...].

[...***...].

All notices or other communications sent in accordance with this Section 12.01, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (i) notices sent by overnight courier service shall be deemed to have been given when received and (ii) notices by facsimile shall be deemed to have been given when sent and confirmation received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business

Day for the recipient), provided, further that notices to any Agent, the Revolving Loan Representative or the L/C Issuer pursuant to Articles II and III shall not be effective until received by such Agent, the Revolving Loan Representative or the L/C Issuer, as the case may be.

(b) Electronic Communications.

(i) Each Agent, the Revolving Loan Representative and the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents and the Revolving Loan Representative, and, if applicable, the L/C Issuer, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Articles II and III if such Lender, the Revolving Loan Representative or the L/C Issuer, as applicable, has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii) Unless the Administrative Agent and the Revolving Loan Representative otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 12.02 Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding the Fee Letters), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Secured Parties or extending an existing Lien over additional property, by the Agents and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers), (y) in the case of any other waiver or consent, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and (z) in the case of any other amendment, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans or the Reimbursement Obligations payable to any Lender or L/C Issuer,

reduce the amount of any fee payable for the account of any Lender or L/C Issuer, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans or Letter of Credit Obligations payable to any Lender or L/C Issuer, in each case, without the written consent of such Lender or L/C Issuer;

(ii) increase the Total Term Loan Commitment or the Total Revolving Credit Commitment without the written consent of each Lender;

(iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;

(iv) amend the definition of “Required Lenders” or “Pro Rata Share” without the written consent of each Lender;

(v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release any Borrower or any Guarantor (except in connection with a Disposition of the Equity Interests thereof permitted by Section 7.02(c)(ii)), in each case, without the written consent of each Lender; or

(vi) amend, modify or waive Section 4.02, Section 4.03, Section 6.01(y), Section 6.01(z), Section 7.02(q) or this Section 12.02 of this Agreement without the written consent of each Lender.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, (B) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer, affect the rights or duties of the L/C Issuer (but not in its capacity as a Lender) under this Agreement or the other Loan Documents (including by extending the expiration date of any Letter of Credit or changing in any manner the obligations of Revolving Loan Lenders relating to the purchase of participations in Letters of Credit), (C) no amendment, waiver or consent shall, unless in writing and signed by the Revolving Loan Representative, affect the rights or duties of the Revolving Loan Representative (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, (D) any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party, any Permitted Holder or any of their respective Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of each Lender directly affected thereby and (E) the consent of the Borrowers shall not be required to change any order of priority set forth in Section 2.05(d) and Section 4.03. Notwithstanding anything to the contrary herein, no Defaulting Lender, Loan Party, Permitted Holder or any of their respective Affiliates that is a Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Defaulting Lender, Loan Party, Permitted Holder or Affiliate).

No amendment or waiver shall, unless signed by Required Revolving Loan Lenders (or by the Administrative Agent with the consent of the Required Revolving Loan Lenders) in addition to the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Administrative Borrower: (i) amend or waive compliance with the conditions precedent to the obligations of Revolving Loan Lenders to make any Revolving Loan (or of any L/C Issuer to issue any Letter of Credit) in Section 5.02; or (ii) waive any Default or Event of Default solely for purposes of satisfying the conditions precedent to the obligations of Revolving Loan Lenders to make any Revolving Loan (or of any L/C Issuer to issue any Letter of Credit) in Section 5.02. No amendment shall: (x) amend or waive this Section 12.02(a) or the definitions of the terms used in this Section 12.02(a) insofar as the definitions affect the substance of this Section 12.02(a); (y) change the definition of the term Required Revolving Loan Lenders; or (z) change the percentage of Revolving Loan Lenders which shall be required for Revolving Loan Lenders to take any action hereunder, in each case, without the consent of all Revolving Loan Lenders.

(b) If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender (the “Holdout Lender”) fails to give its consent, authorization, or agreement to such action if the Required Lenders (or each other Lender affected thereby) have consented, then the Collateral Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.07. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.

Section 12.03 No Waiver; Remedies, Etc. No failure on the part of any Agent, the Revolving Loan Representative or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents, the Revolving Loan Representative and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents, the Revolving Loan Representative and the Lenders

under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents, the Revolving Loan Representative and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04 Expenses; Taxes; Attorneys’ Fees. The Borrowers will pay on demand, all reasonable out-of-pocket costs and expenses incurred by or on behalf of each Agent and the Revolving Loan Representative and for which an invoice has been presented (and, in the case of clauses (b) through (n) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses (for which an invoice has been presented) of one outside legal counsel for the Agents, the Revolving Loan Representative and the Lenders, plus one legal counsel for each relevant jurisdiction, as necessary, plus, in the case of a conflict of interest or separate defenses available to any Agent or Lender, one additional counsel for each affected party, accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, the rating of the Loans, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agents’, the Revolving Loan Representative’s or any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent, the Revolving Loan Representative or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’, the Revolving Loan Representative’s or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent, the Revolving Loan Representative or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any Facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, (m) the rating of the Loans by one or more rating agencies in connection with any Lender’s Securitization, or (n) the receipt by any Agent, the Revolving Loan Representative or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent, the Revolving Loan Representative or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrowers agree to save each Agent, the Revolving Loan Representative and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers. The obligations of the Borrowers under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent, the Revolving Loan Representative, the L/C Issuer or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent, the Revolving Loan Representative, the L/C Issuer or such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent, the Revolving Loan Representative, the L/C Issuer or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent or the Revolving Loan Representative, as the case may be, for further application in accordance with the provisions of Section 4.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents, the Revolving Loan Representative, the L/C Issuer and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent or the Revolving Loan Representative, as the case may be, a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Agent, the Revolving Loan Representative, the L/C Issuer and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent, the Revolving Loan Representative, the L/C Issuer or such Lender or any of their respective Affiliates provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents, the Revolving Loan Representative, the L/C Issuer and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents, the Revolving Loan Representative, the L/C Issuer and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07 Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b) Subject to the conditions set forth in clause (c) below, each Lender may assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to:

(i) all or a portion of its Term Loan Commitment and any Term Loan made by it with the written consent of the Collateral Agent and, absent an Event of Default, in consultation with the Administrative Borrower (it being understood that such consultation right shall not constitute a consent right), and

(ii) all or a portion of its Revolving Loan Commitment and the Revolving Loans made by it with the written consent of each Agent and the Revolving Loan Representative and, absent an Event of Default, in consultation with the Administrative Borrower (it being understood that such consultation right shall not constitute a consent right);

provided, however, that no written consent of the Revolving Loan Representative, the Collateral Agent or the Administrative Agent shall be required if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

(c) Assignments shall be subject to the following additional conditions:

(i) Each such assignment shall be in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (A) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof).

(ii) The parties to each such assignment shall execute and deliver to the Collateral Agent (and the Administrative Agent or the Revolving Loan Representative, if applicable), for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender).

(iii) No such assignment shall be made to (A) any Loan Party, any Permitted Holder or any of their respective Affiliates, (B) any Defaulting Lender or any of its

Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) any Ineligible Assignee listed in Part A of Schedule 1.01(D) or (D) so long as no Event of Default has occurred and is continuing, any Ineligible Assignee listed in Part B of Schedule 1.01(D)1.

(d) Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent or the Revolving Loan Representative, as the case may be (or such shorter period as shall be agreed to by the Collateral Agent or the Revolving Loan Representative, as applicable, and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(e) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

[1]	Part A of Schedule 1.01(D) should list competitors, and Part B should list ineligible financial institutions.

(f) The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by the Collateral Agent and/or the Revolving Loan Representative and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”) and Letter of Credit Obligations owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents, the Revolving Loan Representative and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower, the Revolving Loan Representative and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(g) Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent, the Revolving Loan Representative or the Collateral Agent pursuant to Section 12.07(b) (which consent of the applicable Agent or the Revolving Loan Representative must be evidenced by such Agent’s or the Revolving Loan Representative’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register (as adjusted to reflect any principal payments on or amounts capitalized and added to the principal balance of the Loans and/or Commitment reductions made subsequent to the effective date of the applicable assignment, as confirmed in writing by the corresponding assignor and assignee in conjunction with delivery of the assignment to the Administrative Agent) and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(h) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(i) In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrowers, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(j) Any Non-U.S. Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.09(d).

(k) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it and its Pro Rata Share of the Letter of Credit Obligations); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agents, the Revolving Loan Representative and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans or Letter of Credit Obligations, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.09 and Section 2.10 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender; provided, that no participant shall be entitled to receive any greater payment under Section 2.09 or Section 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant.

(l) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to such Lender pursuant to securitization or similar credit facility (a “Securitization”); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall cooperate with such Lender and its Affiliates to effect the Securitization including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or the Securitization.

Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS, THE REVOLVING LOAN REPRESENTATIVE AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF

OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b) Each Loan Party hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the Restatement Effective Date at 111 Eighth Avenue, New York, New York 10011 as its agent to receive on behalf of each Loan Party service of the summons and complaint and any other process which may be served in any action or proceeding described above. Such service may be made by mailing or delivering a copy of such process to each Loan Party, in care of the Process Agent at the address specified above for such Process Agent, and such Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Foreign Loan Party covenants and agrees that, for so long as it shall be bound under this Agreement or any other Loan Document, it shall maintain a duly appointed agent for the service of summons and other legal process in New York, New York, United States of America, for the purposes of any legal action, suit or proceeding brought by any party in respect of this Agreement or such other Loan Document and shall keep the Agents advised of the identity and location of such agent. If for any reason there is no authorized agent for service of process in New York, each Loan Party irrevocably consents to the service of process out of the said courts by mailing copies thereof by registered United States air mail postage prepaid to it at its address specified in Section 12.01. Nothing in this Section 12.10 shall affect the right of any Secured Party to (i) commence legal proceedings or otherwise sue any Loan Party in the state in which it is organized or incorporated or in any other court having jurisdiction over such Loan Party or (ii) serve process upon any Loan Party in any manner authorized by the laws of any such jurisdiction.

Section 12.11 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT, THE REVOLVING LOAN REPRESENTATIVE AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT, THE REVOLVING LOAN REPRESENTATIVE OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT, THE REVOLVING LOAN REPRESENTATIVE OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS, THE REVOLVING LOAN REPRESENTATIVE AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12 Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent,

approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent, the Revolving Loan Representative or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent, the Revolving Loan Representative or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent, the Revolving Loan Representative or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14 Reinstatement; Certain Payments. If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Administrative Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.

Section 12.15 Indemnification; Limitation of Liability for Certain Damages.

(a) In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent (including any sub-agent thereof), the Revolving Loan Representative, the L/C Issuer and each other Secured Party and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable out-of-pocket costs and expenses for which an invoice has been presented (including, without limitation, reasonable attorneys’ fees, costs and expenses for which an invoice has been presented, limited to one outside legal counsel for the Indemnitees, plus one local counsel for each relevant jurisdiction, as necessary, plus, in the case of a conflict of interest, one additional counsel for each affected party) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Indemnitee’s furnishing of funds to the Borrowers or the L/C Issuer’s issuing of Letters of Credit for the account of the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, the Reimbursement Obligations or the Letter of Credit Obligations or the Borrowers’ use of the proceeds thereof, (iii) the Agents, the Revolving

Loan Representative and the Lenders relying on any instructions of the Administrative Borrower or the handling of the Loan Account and Collateral of the Borrowers as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c) No Loan Party shall assert, and each Loan Party hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d) The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the fees set forth in the Fee Letters and the Applicable Prepayment Premium, shall at all times be ascertained from the records of the Agents in respect of the Term Loan Obligations and the Revolving Loan Representative in respect of the Revolving Loan Obligations, which shall be conclusive and binding absent manifest error.

Section 12.17 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent, the Revolving Loan Representative and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent, the Revolving Loan Representative and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent, the Revolving Loan Representative and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18 Highest Lawful Rate. It is the intention of the parties hereto that each Agent, the Revolving Loan Representative and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent, the Revolving Loan Representative or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent, the Revolving Loan Representative or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent, the Revolving Loan Representative or any Lender that is contracted for, taken, reserved, charged or received by such Agent, the Revolving Loan Representative or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent, the Revolving Loan Representative or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent, the Revolving Loan Representative or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent, the Revolving Loan Representative or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 12.18, be canceled automatically by such Agent, the Revolving Loan Representative or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent, the Revolving Loan Representative or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent, the Revolving Loan Representative or such Lender to the Borrowers). All sums paid or agreed to be paid to any Agent, the Revolving Loan Representative or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent, the Revolving Loan Representative or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent, the Revolving Loan Representative or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent, the Revolving Loan Representative or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent, the Revolving Loan Representative or such Lender would be less than the amount of interest payable to such Agent, the Revolving Loan Representative or such Lender computed at the Highest Lawful Rate applicable to such Agent, the Revolving Loan Representative or such Lender, then the amount of interest payable to such Agent, the Revolving Loan Representative or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent, the Revolving Loan Representative or such Lender until the total amount of interest payable to such Agent, the Revolving Loan Representative or such Lender shall equal the total amount of interest which would have been payable to such Agent, the Revolving Loan Representative or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents, the Revolving Loan Representative and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19 Confidentiality. Each Agent, the Revolving Loan Representative and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents (which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent, the Revolving Loan Representative or any Lender of any such information (i) to its Affiliates and to its and its Affiliates’ respective equityholders (including, without limitation, partners), directors, officers, employees, agents, trustees, counsel, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19); (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19; (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority; (v) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Loan Parties; (vi) in connection with any litigation to which any Agent, the Revolving Loan Representative or any Lender is a party; (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (viii) with the consent of the Administrative Borrower.

Section 12.20 Public Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, the Revolving Loan Representative any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent, the Revolving Loan Representative or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with such Agent, the Revolving Loan Representative or such Lender before issuing such press release or other public disclosure). Notwithstanding the foregoing, the Administrative Borrower may file this Agreement and the exhibits hereto with the SEC. Each Agent, the Revolving Loan Representative and each Lender, after consultation with and consent of the Administrative Borrower, may advertise the closing of the transactions contemplated by this Agreement, and make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent, the Revolving Loan Representative or such Lender and the Administrative Borrower shall agree to be appropriate.

Section 12.21 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the Restatement Effective Date.

Section 12.22 USA PATRIOT Act. Each Agent (or any sub-agent thereof), the Revolving Loan Representative and each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrowers, which information includes the name and address of each such entity and other information that will allow such Agent (or any sub-agent thereof), the Revolving Loan Representative or such Lender to identify the entities composing the Borrowers in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

Section 12.23 Third Party Beneficiary. The Loan Parties, each Agent, the Revolving Loan Representative and each Lender hereby acknowledge and agree that any sub-agent of an Agent is an express third-party beneficiary of this Agreement, including, without limitation, Article 10 (other than Sections 10.08, 10.14 and 10.15) and Section 12.15 hereof.

ARTICLE XIII

AMENDMENT AND RESTATEMENT

Section 13.01 No Novation. This Agreement does not extinguish, discharge or release the Existing Obligations outstanding under the Existing Financing Agreement, the Collateral Agent’s Liens securing the Existing Obligations or the priority of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the Existing Obligations, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Borrower or any other Loan Party under the Existing Financing Agreement and the Loan Documents entered into in connection therewith (such documents, collectively, the “Existing Loan Documents”) from any of its obligations and liabilities as a “Borrower,” a “Guarantor” or a “Loan Party” thereunder. Each Loan Party party hereto hereby (i) confirms and agrees that each Existing Loan Document to which it is a party is, and shall continue to be (including to the extent any such document is amended and restated in connection herewith on the Restatement Effective Date), in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Restatement Effective Date all references in any such Existing Loan Document to “the Financing Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Existing Financing Agreement shall mean the Existing Financing Agreement as amended and restated by this Agreement; and (ii) confirms and agrees that to the extent that any such Existing Loan Document purports to assign or pledge to the Collateral Agent, for the benefit of the Secured Parties, or to grant to the Collateral Agent, for the benefit of the Secured Parties, a Lien on any collateral as security for the Existing Obligations, such Lien is hereby ratified and confirmed in all respects and shall continue to secure the Obligations.

Section 13.02 Acknowledgment of Existing Obligations and Continuation Thereof. Each Loan Party party hereto (i) consents to the amendment and restatement of the Existing Financing Agreement by this Agreement; (ii) acknowledges and agrees that (A) its obligations owing to the Existing Lenders under the Existing Financing Agreement, and (B) the prior grant or grants of Liens in favor of the Collateral Agent in its properties and assets, under each Existing Loan Document, and each other Loan Document to which it is a party shall be in respect of the obligations of such Loan Party under this Agreement and the other Loan Documents; (iii) reaffirms (A) all of its obligations owing to the Lenders, Agents or any of them under the Existing Loan Documents (including the Fee Letters), and (B) all prior grants of Liens in favor of the Collateral Agent under each Existing Loan Document; (iv) agrees that, except as expressly amended hereby or by any other amended and restated Loan Document, each of the Existing Loan Documents to which it is a party is and shall remain in full force and effect; and (v) understands and agrees that, notwithstanding the terms of this Agreement and the amendment and restatement of the Existing Financing Agreement effected hereby, nothing herein shall constitute a waiver of any breach of the terms of the Existing Financing Agreement by any Loan Party prior to the Restatement Effective Date. Without limiting the foregoing, the Borrowers acknowledge that, under the Existing Financing Agreement, the aggregate outstanding principal amount of the Existing Term Loan on the Restatement Effective Date (prior to the making of any additional loan on the Restatement Effective Date) is $73,445,312.50 and the amount of all unpaid and accrued interest on the Existing Term Loan as of the Restatement Effective Date is $1,381,740.23. The Borrowers hereby confirm and agree that the Existing Obligations, from and after the Restatement Effective Date, without duplication, are Obligations owing and payable pursuant to this Agreement and the other Loan Documents as in effect from time to time, shall accrue interest thereon as specified in this Agreement, and shall continue to be secured by the Liens granted to the Collateral Agent under the applicable Loan Documents.

Section 13.03 Estoppel. To induce the Agents and the Lenders to enter into this Agreement and to continue to maintain Loans to the Borrowers hereunder, each Loan Party party hereto hereby acknowledges and agrees that, as of the Restatement Effective Date and to such Loan Party’s knowledge, there exists no right of offset, defense or counterclaim in favor of such Borrower as against any Agent or Lender with respect to the Obligations or the Existing Financing Agreement or the Existing Loan Documents.

Section 13.04 Release. On the Restatement Effective Date, each Borrower and each other Loan Party hereby acknowledges, on its own behalf, and on behalf of their respective employees, agents, officers, directors, successors, and assigns, that it does hereby fully, unconditionally, and irrevocably forever relieve, relinquish, release, waive, discharge, and hold harmless the Administrative Agent and the Collateral Agent under the Existing Financing Agreement and each Existing Lender thereunder, and their respective current and former shareholders, directors, officers, employees, agents, attorneys, successors, and assigns of and from any and all claims, debts, actions, causes of action, liabilities, demands, obligations, promises, acts, agreements, costs, expenses (including but not limited to reasonable attorneys’ fees) and damages of whatsoever kind and nature, incurred on or prior to the Restatement Effective Date, whether now known or unknown, based upon, resulting from, arising out of or in connection with the Existing Financing Agreement or any other Existing Loan Document, the administration of the Loans by the Agents and the Lenders under the Existing Financing Agreement, or in any way connected with or relating to the administration or collection thereof and/or collateral therefor or guaranties thereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

TPI COMPOSITES, INC.

By:	/s/ William Siwek
Name: William Siwek
Title: Chief Financial Officer

TPI CHINA, LLC
TPI IOWA, LLC TPI ARIZONA, LLC TPI MEXICO, LLC

By:	TPI COMPOSITES, INC., its Sole Member

By:	/s/ William Siwek
Name: William Siwek
Title: Chief Financial Officer

TPI, INC.

By:	/s/ William Siwek
Name: William Siwek
Title: Chief Financial Officer

TPI TECHNOLOGY, INC.

By:	/s/ William Siwek
Name: William Siwek
Title: Chief Financial Officer

TPI Amended and Restated

Financing Agreement

GUARANTORS:

COMPOSITE SOLUTIONS, INC.

By:	/s/ William Siwek
Name: William Siwek
Title: Chief Financial Officer

TPI MEXICO II, LLC TPI MEXICO III, LLC TPI MEXICO IV, LLC TPI MEXICO V, LLC TPI TURKEY, LLC TPI TURKEY II, LLC TPI TURKEY III, LLC TPI TURKEY IZBAS, LLC TPI MOROCCO, LLC

By:	TPI COMPOSITES, INC., its Sole Member

By:	/s/ William Siwek
Name: William Siwek
Title: Chief Financial Officer

TPI COMPOSITES, LLC

By:	TPI, INC., its Sole Member

By:	/s/ William Siwek
Name: William Siwek
Title: Chief Financial Officer

TPI Amended and Restated

Financing Agreement

COLLATERAL AGENT AND ADMINISTRATIVE AGENT:

HPS INVESTMENT PARTNERS, LLC

By:	/s/ Jeffrey Fitts
Name: Jeffrey Fitts
Title: MANAGING DIRECTOR

TPI Amended and Restated

Financing Agreement

REVOLVING LOAN REPRESENTATIVE, L/C ISSUER AND LENDER:

CAPITAL ONE, N.A.

By:	/s/ Matthew V. Panley
Name: Matthew V. Panley
Title: Managing Director

TPI Amended and Restated

Financing Agreement

LENDER:

AIGUILLES ROUGES SECTOR A INVESTMENT FUND, L.P.

By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Jeffrey Fitts
Name: Jeffrey Fitts
Title: MANAGING DIRECTOR

GIM, L.P.

By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Jeffrey Fitts
Name: Jeffrey Fitts
Title: MANAGING DIRECTOR

SWISS CAPITAL HPS PRIVATE DEBT FUND L.P.

By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Jeffrey Fitts
Name: Jeffrey Fitts
Title: MANAGING DIRECTOR

AXA EQUITABLE LIFE INSURANCE COMPANY

By: HPS Investment Partners, LLC, as Investment Manager

By:	/s/ Jeffrey Fitts
Name: Jeffrey Fitts
Title: MANAGING DIRECTOR

TPI Amended and Restated

Financing Agreement

Schedule 1.01(A)

Lenders and Lenders’ Commitments

Lender	Revolving Credit Commitment	Existing Term Loan[1]	Restatement Term Loan Commitment (as of the Restatement Effective Date)[2]	Total Amount of Existing Term Loan, Restatement Term Loan Commitment and Revolving Credit Commitment
Aiguilles Rouges Sector A Investment Fund, L.P.	$0.00	$32,014,523.41	$677,682.19	$32,692,205.60
GIM, L.P.	$0.00	19,483,107.30	$412,417.65	$19,895,524.95
Swiss Capital HPS Private Debt Fund L.P.	$0.00	10,493,124.69	$222,118.05	$10,715,242.74
AXA Equitable Life Insurance Company	$0.00	$6,558,202.93	$138,823.78	$6,697,026.71
Capital One, N.A.	$25,000,000.00	$4,896,354.17	$103,645.83	$30,000,000.00
Totals:	$25,000,000.00	$73,445,312.50	$1,554,687.50	$100,000,000.00

[1]	This column represents the principal amount of the Existing Term Loan held by each Lender immediately prior to the Restatement Effective Date.
[2]	The amounts in this column represent additional Term Loan Commitments with respect to the Restatement Term Loans to be made on the Restatement Effective Date.

Schedule 1.01(B)

Adjustments to Consolidated Net Income

Adjustments to Consolidated Net Income consist of adjustments related to bill and hold transactions. These transactions result in (i) the deferral of revenue related to blades that have been invoiced but not picked up by or shipped to the customer so title and/or risk of loss have not transferred and therefore revenue recognition must be deferred, and (ii) the recognition of revenue that was previously deferred once title to and risk of loss has transferred to the customer. An example is as follows:

($ in thousands)	2015
GAAP revenue	$585,852
B&H revenue adjustments
Add: Blades invoiced but not shipped in 2015	65,520
Less: Blades invoiced in prior years but shipped in 2015	(59,476)
Foreign currency adjustment	8,211

GAAP revenue adjusted for bill & hold (Total billings)	$600,107

GAAP net income attributable to TPI Composites	$7,682

Add:
B&H revenue	65,520
B&H COGS	(49,594)
Foreign currency adjustment	8,211

24,137

Less:
B&H revenue	(59,476)
B&H COGS	55,794
Foreign currency adjustment	(7,597)

(11,279)

GAAP net income adjusted for bill & hold	$20,540

Schedule 1.01(C)

Permitted Projects

1.	TPI Wind Blade Dafeng Company Limited:

•	Notwithstanding anything to the contrary contained herein or in the Financing Agreement, this project shall not constitute a “Permitted Project” until (i) the Required Lenders are satisfied in their reasonable discretion with the final business plan and supply agreement for such project (the “Dafeng Supply Agreement”) and (ii) the Administrative Agent has received a fully executed copy of the Dafeng Supply Agreement

•	Facility build out and equipment for proposed Nordex contract

•	Capital Expenditures not to exceed $20,000,000

•	EBITDA losses that the Collateral Agent shall permit to be added back to Consolidated EBITDA, after the start date of such project (in each case up to the amounts set forth herein and to the extent actually incurred):

•	First Fiscal Quarter (Q3 2017) after start date: $325,000

•	Second Fiscal Quarter (Q4 2017) after start date: $900,000 or $1,225,000 in the aggregate

•	Third Fiscal Quarter (Q1 2018) after start date: $1,625,000 or $2,850,000 in the aggregate

•	Fourth Fiscal Quarter (Q2 2018) after start date: $1,225,000 or $4,075,000 in the aggregate

2.	TPI Mexico, LLC (Mexico 2):

•	Facility build out and expansion for second Mexican facility

•	Capital expenditures not to exceed: $20,500,000

•	Letter of Credit: $3,000,000 to support tenant improvements for phase 1 Mexico 2 facility and lease obligations

•	EBITDA losses that the Collateral Agent shall permit to be added back to Consolidated EBITDA, after the start date of such project (in each case up to the amounts set forth herein and to the extent actually incurred):

•	First Fiscal Quarter (Q1 2016) after start date: $230,000

•	Second Fiscal Quarter (Q2 2016) after start date: $675,000 or $905,000 in the aggregate

•	Third Fiscal Quarter (Q3 2016) after start date: $1,670,000 or $2,575,000 in the aggregate

•	Fourth Fiscal Quarter (Q4 2016) after start date: $2,550,000 or $5,125,000 in the aggregate

•	Fifth and Sixth Fiscal Quarters (combined) (Q1 & Q2 2017) after start date: $1,500,000 or $6,625,000 in the aggregate

•	Permitted Purchase Money Indebtedness Allowance: $10,000,000

•	Increase to existing TPI Composites, Inc. supply agreement guarantee in favor of Gamesa SA - $30,000,000 increase if GA is using 6 lines and $35,000,000 increase if GA is using 7 lines; guarantee for obligations under the SA shall remain in full force and effect until the earlier of (a) the expiration of the Warranty Period, or (b) such time that TPI Mexico, LLC

(or its successor that is an affiliate of TPI Composites, Inc.) either has a positive net worth/equity of at least $2,000,000 or that TPI Mexico, LLC (or its successor that is a an affiliate of TPI Composites, Inc.) has a current financial ratio (assets to liabilities) of 1.1:1.0 or greater

•	Vesta Baja California, S. de R.L. de C.V. – guarantee by TPI Composites, Inc. of obligations under lease agreement shall remain in full force and effect until all obligation and liabilities under the lease agreement have been fully discharged

3.	TPI Turkey Izbas, LLC:

•	Facility build out and equipment for Vestas Supply Agreement and Nordex Supply Agreement

•	Permitted Purchase Money Indebtedness Allowance: $22,000,000; provided, that such Permitted Purchase Money Indebtedness (i) can only be incurred to finance the purchase of real assets in conjunction with such project, (ii) shall be denominated in either Euros or Turkish Lira, and (iii) shall not be guaranteed by, nor shall the holders of such Indebtedness have any recourse to, any Loan Party

•	Capital expenditures not to exceed $24,500,000

•	EBITDA losses (including EMEA corporate costs) that the Collateral Agent shall permit to be added back to Consolidated EBITDA, after the start date of such project (in each case up to the amounts set forth herein and to the extent actually incurred):

•	First Fiscal Quarter (Q1 2016) after start date: $242,000

•	Second Fiscal Quarter (Q2 2016) after start date: $630,000 or $872,000 in the aggregate

•	Third Fiscal Quarter (Q3 2016) after start date: $3,400,000 or $4,272,000 in the aggregate

•	Fourth Fiscal Quarter (Q4 2016) after start date: $4,300,000 or $8,572,000 in the aggregate

•	Fifth Fiscal Quarter (Q1 2017) after start date: $1,800,000 or $10,372,000 in the aggregate

•	Sixth Fiscal Quarter (Q2 2017) after start date: $2,000,000 or $12,372,000 in the aggregate

•	Seventh Fiscal Quarter (Q3 2017) after start date: $1,625,000 or $13,997,000 in the aggregate

•	Eighth Fiscal Quarter (Q4 2017) after start date: $1,000,000 or $14,997,000 in the aggregate

4.	TPI Mexico III, LLC (Mexico 3):

•	Facility build out and expansion for third Mexican facility

•	Capital expenditures not to exceed: $22,000,000

•	Letter of Credit: $3,000,000 to support tenant improvements for phase 1 Mexico 3 facility and lease obligations

•	EBITDA losses that the Collateral Agent shall permit to be added back to Consolidated EBITDA, after the start date of such project (in each case up to the amounts set forth herein and to the extent actually incurred):

•	First Fiscal Quarter (Q3 2016) after start date: $50,000

•	Second Fiscal Quarter (Q4 2016) after start date: $150,000 or $200,000 in the aggregate

•	Third Fiscal Quarter (Q1 2017) after start date: $2,600,000 or $2,800,000 in the aggregate

•	Fourth Fiscal Quarter (Q2 2017) after start date: $2,000,000 or $4,800,000 in the aggregate

•	Permitted Purchase Money Indebtedness Allowance: $15,000,000

•	Vesta Baja California, S. de R.L. de C.V. – guarantee by TPI Composites, Inc. of obligations under lease agreement shall remain in full force and effect until all obligation and liabilities under the lease agreement have been fully discharged

5.	Expansion 5:

•

Notwithstanding anything to the contrary contained herein or in the Financing Agreement, this project shall not constitute a “Permitted Project” until (i) the Required Lenders are satisfied in their reasonable discretion with the final business plan and supply agreement for such project (the “Expansion 5 Supply Agreement”)

and (ii) the Administrative Agent has received a fully executed copy of the Expansion 5 Supply Agreement.

•	Facility build out and expansion for fourth Mexican facility

•	Capital expenditures not to exceed: $22,000,000

•	Letter of Credit: $3,500,000 to support tenant improvements for phase 1 Mexico 4 facility and lease obligations

•	EBITDA losses that the Collateral Agent shall permit to be added back to Consolidated EBITDA, after the start date of such project (in each case up to the amounts set forth herein and to the extent actually incurred):

•	First Fiscal Quarter (Q1 2017) after start date: $70,000

•	Second Fiscal Quarter (Q2 2017) after start date: $600,000 or $670,000 in the aggregate

•	Third Fiscal Quarter (Q3 2017) after start date: $600,000 or $1,270,000 in the aggregate

•	Fourth Fiscal Quarter (Q4 2017) after start date: $2,800,000 or $4,070,000 in the aggregate

•	Fifth Fiscal Quarter (Q1 2018) after start date: $2,850,000 or $6,920,000

•	Sixth Fiscal Quarter (Q2 2018) after start date: $2,000,000 or $8,920,000

•	Permitted Purchase Money Indebtedness Allowance: $15,000,000

•	Guarantee by TPI Composites, Inc. of obligations under lease agreement shall remain in full force and effect until all obligation and liabilities under the lease agreement have been fully discharged

6.	Advance Manufacturing Technology Initiative:

•	Notwithstanding anything to the contrary contained herein or in the Financing Agreement, this project shall not constitute a “Permitted Project” until (i) the Required Lenders are satisfied in their reasonable discretion with the final business plan

•	Implementation of operational efficiency improvement initiatives

•	Capital expenditures not to exceed: $3,000,000

Schedule 1.01(D)

Ineligible Assignees

Part A

Competitors of TPI Composites, Inc. which are blade manufacturers for the wind industry operating in substantially similar business lines and in substantially similar markets.

Part B

Angelo, Gordon & Co.

Appaloosa Management

Aurora Resurgence

BlackDiamond

DDJ Capital

D.E. Shaw

Diamond Castle

Doughty Hanson & Co.

Greywolf Capital Management

Harbinger Capital Partners

Highland Capital Management

Nautic Partners

Silver Point Capital

Any debt funds generally known to be affiliates of the entities in Part B above which use the same or similar names and are known to be under common control with such entities.

Schedule 6.01(e)

Capitalization

Subsidiary	Ownership
Composite Solutions, Inc.	TPI Composites, Inc. (100%)
TPI Arizona, LLC	TPI Composites, Inc. (100%)
TPI China, LLC	TPI Composites, Inc. (100%)
TPI Composites (Taicang) Company Limited	TPI China, LLC (100%)
TPI Wind Blade Dafeng Company Limited	TPI Composites (Taicang) Company Limited (100%)
TPI Composites, LLC	TPI Inc. (100%)
TPI-Composites, S. de R.L. de C.V.	TPI Mexico, LLC (99.8%) TPI Mexico II, LLC (0.2%)

TPI Composites Services S. de R.L. de C.V.	TPI Mexico III, LLC (99.8%) TPI Mexico IV, LLC (0.2%)

TPI Inc.	Composite Solutions, Inc. (100%)
TPI Iowa, LLC	TPI Composites, Inc. (100%)
TPI Kompozit Kanat Sanayi Ve Ticaret A.Ş.	TPI Turkey, LLC (99.09%)
TPI Turkey II, LLC (0.455%)
TPI Turkey III, LLC (0.455%)
TPI Turkey, LLC, TPI Turkey II, LLC and
TPI Turkey III, LLC own an aggregate of (100%)
TPI Kompozit Kanat 2 Uretim Sanayi Ve Ticaret Limited Sirketi	TPI Turkey Izbas, LLC (100%)
TPI Mexico, LLC	TPI Composites, Inc. (100%)
TPI Mexico II, LLC	TPI Composites, Inc. (100%)
TPI Mexico III, LLC	TPI Composites, Inc. (100%)
TPI Mexico IV, LLC	TPI Composites, Inc. (100%)
TPI Mexico V, LLC (f/k/a TPI Morocco I, LLC)	TPI Composites, Inc. (100%)
TPI Morocco, LLC	TPI Composites, Inc. (100%)
TPI Technology, Inc.	Composite Solutions, Inc. (100%)
TPI Turkey, LLC	TPI Composites, Inc. (100%)
TPI Turkey II, LLC	TPI Composites, Inc. (100%)
TPI Turkey III, LLC	TPI Composites, Inc. (100%)
TPI Turkey Izbas, LLC	TPI Composites, Inc. (100%)

See the capitalization table below for TPI Composites, Inc.:

Shareholder	Shares	%
Element Partners II, L.P.	9,289,957	27.54%
Element Partners II Intrafund, L.P.	141,463	0.42%

Total Element Partners	9,431,420	27.96%

Landmark Growth Capital Partners, L.P.	4,080,572	12.10%
Landmark IAM Growth Capital L.P.	1,943,267	5.76%

Total Landmark Partners	6,023,839	17.86%

Angeleno Investors II, L.P.	5,128,197	15.20%
NGP Energy Technology Partners, L.P.	3,800,316	11.26%
GE Ventures Limited	2,843,664	8.43%
Hercules Technology	78,018	0.23%
TPI Management	493,909	1.46%
New outside shareholders	5,937,500	17.60%

Total Common Shares Outstanding	33,736,863	100.00%

Schedule 6.01(f)

Litigation

NONE

Schedule 6.01(i)

ERISA

NONE

Schedule 6.01(q)

Environmental

NONE

Schedule 6.01(r)

Insurance

ATTACHED

TPI COMPOSITES, INC.

Policy Summary

Coverage	Name of Insurer	Policy Number	Policy Term	Limits	Deductible	Annual Premium Taxes & Fees
Special Risk	XL Specialty Ins. Co.	[...***...]	10/1/15-18	$10,000,000 Limit		$21,303
Workers Compensation	New Hampshire Insurance	[...***...]	1/1/17-18	Workers Comensation Law of the states of	$250,000	$730,699
	Company	[...***...]		IA,NM,RI,TX,AZ,NC,NH,MA,ND,OH, WA,WY
		[...***...]
				$1,000,000 Bodily Injury by Accident (Each Accident)
				$1,000,000 Bodily Injury by Disease (Policy Limit)
				$1,000,000 Bodily Injury by disease (Each Employee)
Directors & Officers Liability	Travelers	[...***...]	7/21/2016	$10,000,000	$1,500,000 Securities Claims	$210,000
Primary Limits					$750,000 All Others
Excess D&O	QBE	[...***...]	7/21/16-17	$10Mil xs $10Mil	N/A	$124,000
Excess D&O	Argo Pro	[...***...]	7/21/16-17	$5Mil xs $20Mil	N/A	$36,000
Excess D&O	Old Republic	[...***...]	7/21/16-17	$5Mil xs $25Mil	N/A	$32,500
Excess D&O	National Union (AIG)	[...***...]	7/21/16-17	$10Mil xs $30Mil	N/A	$40,740
Excess Side A DIC	ACE American	[...***...]	7/21/16-17	$5Mil xs $40Mil Side A DIC	N/A	$27,500
Excess Side A DIC	Old Republic	[...***...]	7/21/16-17	$5Mil xs $45Mil Side A DIC	N/A	$20,000
Employment Practices	Travelers Casualty	[...***...]	7/21/16-17	$5,000,000 Aggregate	$250,000 EPL	$64,000
Fiduciary	Travelers Casualty	[...***...]	7/21/16-17	$5,000,000 Aggregate	$Zero	Included in EPL
Crime	Federal Insurance Co.	[...***...]	3/31/16-17	$500,000 Employee Theft Coverage	$25,000	$8,121
				$500,000 Premises Coverage
				$500,000 In Transit Coverage
				$500,000 Forgery Coverage
				$500,000 Computer Fraud Coverage
				$500,000 Funds Transfer Fraud Coverage
				$500,000 Money Orders & Counterfeit Currency Fraud
				$500,000 Credit Card Fraud Coverage
				$500,000 Client Coverage
				$250,000 Expense Coverage

TPI COMPOSITES, INC.

Policy Summary

Coverage	Name of Insurer	Policy Number	Policy Term	Limits	Deductible	Annual Premium Taxes & Fees
General Liability	Everest National Ins. Co.	[...***...]	03/31/16-17	General Liability	Employee Benefits Liability	$328,555
				$2,000,000 General Aggregate	$1,000 Each Employee
				$2,000,000 Products/Completed Operations Aggregate
				$1,000,000 Each Occurrence
				$1,000,000 Advertising Injury/Personal Injury Aggregate
				$1,000,000 Damage to Premises Rented to You
				$10,000 Medical Expense
				Employee Benefits Liability
				$2,000,000 Aggregate
				$1,000,000 Each Claim
Auto	Everest National Ins. Co.	[...***...]	03/31/16-17	$1,000,000 Combined Single Limit	$1,000 Comprehensive	$12,731
				$5,000 Auto Medical Payments	$1,000 Collision
Umbrella	Liberty Insurance Corporation	[...***...]	03/31/16-17	$25,000,000 Each Occurrence		$109,751
				$25,000,000 Products/Completed Operations Aggregate
				$25,000,000 General Aggregate
International Package	Ace American Insurance Co.	[...***...]	03/31/16-17	Foreign General Liability	Employee Benefits Liability	$117,795
				$1,000,000 Each Occurrence	$1,000 Each Claim
				$2,000,000 General Aggregate
				$2,000,000 Products/Completed Aggregate
				$1,000,000 Damage to Premises
				$1,000,000 Personal/Advertising Injury Aggregate
				$25,000 Medical Expense (any one person)
				Foreign Employee Benefits Liability
				$1,000,000 Each Claim
				$1,000,000 Aggregate
				Foreign Auto
				$1,000,000 Combined Single Limit
				$50,000 Hired Auto Physical Damage Per Accident
				$50,000 Hired Auto Physical Damage Per Policy Period
				$50,000 Medical Payments-Each Accident
				Foreign Contingent Employers Liability
				$1,000,000 Bodily Injury by Accident-Each Accident
				$1,000,000 Bodily Injury by Disease-Each Employee
				$1,000,000 Bodily Injury by Disease-Policy Limit
				$1,000,000 Executive Assistance Services-Including Repatriation

TPI COMPOSITES, INC.

Policy Summary

Coverage	Name of Insurer	Policy Number	Policy Term	Limits	Deductible	Annual Premium Taxes & Fees
Local Admitted - Liability	Various	Various	03/31/16-17	Local Admitted General Liability		$56,151
				$1,000,000 (China)		(China GL) $75,117 (Turkey GL) $2,500 (Mexico GL) $55,488 (China EL) $34,617 (Turkey EL)
				$1,000,000 (Turkey)
				$1,000,000 (Mexico)
				Local Admitted Employer’s Liability
				$1,000,000 (China)
				$1,000,000 (Turkey)

TPI COMPOSITES, INC.

Policy Summary

Coverage	Name of Insurer	Policy Number	Policy Term	Limits	Deductible	Annual Premium Taxes & Fees
Property	Affiliated FM	[...***...]	03/31/16-17	$170,000,000 Aggregate Limit of Liability	Refer to Policy	$143,675
(including Local Admitted	Various	Various				(USA) CNY 920,801 (China) $78,120 (Mexico) TRY 524,568 (Turkey)
China, Turkey and Mexico)				All risks of direct physical loss or damage, as defined and
limited in the policy, on Real Property, Personal Property,
Business Interruption, including the Extensions of
Coverage applying at the locations on file (see separate
tab). Refer to policy for full listing of sublimits and
extensions of coverage.

Sub-Limits
$100,000,000 Earth Movement annual aggregate for all
coverages provided, and is the maximum amount payable
for all loss or damage caused by or resulting from Earth
Movement in any occurrence, not to exceed:
$90,489,474 Earth Movement annual aggregate for all
coverages provided for location(s) in Mexico
$10,000,000 Earth Movement annual aggregate for all
coverages provided for location(s) in China
$50,000 Earth Movement annual aggregate as respects
Errors & Omissions, Off-Premises Service Interruption,
Unnamed Locations and Supply Chain combined.
$100,000,000 Flood annual aggregate for all coverages
provided, and is the maximum amount payable for all loss
or damage caused by or resulting from Flood in any
occurrence, not to exceed:
$90,489,474 Flood annual aggregate for all coverages
provided for location(s) in Mexico
$1,000,000 Flood annual aggregate for all coverages
provided for location(s) in Turkey
$1,000,000 Flood annual aggregate for all coverages
provided at the following location in the United States:
3. 63 Water Street, Fall River, MA, 02721-1559
$50,000 Flood annual aggregate as respects Errors &
Omissions, Off-Premises Service Interruption, Unnamed
Locations and Supply Chain combined.

This summary is intended to present only a brief overview of your insurance coverages. It in no way changes or affects the terms, conditions, limits, exclusions or warranties contained in the policies.

Please refer to your policies for exact wording of coverages.

SCHEDULE 6.01(U)

Intellectual Property

Patents	Country	ES#	Title	Inventor(s)	Issue Date

738,579	Australia	283370- 00044	Production of Large Composite Structures	W. Seeman E. Pearson W. Everitt R. Haraldsson A. Perrella G. Tunis	03/Jan/02

708,818	Australia	283370- 00045	Production of Large Composite Structures	W. Seeman E. Pearson W. Everitt R. Haraldsson A. Perrella G. Tunis	25/Nov/99

0 831 987	Britain	283370- 00048	Large Composite Structures	W. Seeman E. Pearson W. Everitt R. Haraldsson A. Perrella G. Tunis W. Seeman E. Pearson	12/Mar/03

2,223,779	Canada	283370- 00046	Production of Large Composite Structures	W. Everitt R. Haraldsson A. Perrella G. Tunis	08/Aug/00

ZL96195474.4	China	283370- 00047	Production of Large Composite Structures	W. Seeman A. Perrella G. Tunis	29/Mar/01

ZL00129914.x	China	283370- 00073	Production of Large Composite Structures, Tool and Method Therefore	W. Seeman A. Perrella G. Tunis	12/Dec/03

ZL00129,913.1	China	283370- 00072	Production of Large Composite Structures	W. Seeman A. Perrella G. Tunis	06/Jul/05

1,304,211	Denmark	283370- 00048-1	Production of Composite Structures	W. Seeman E. Pearson W. Everitt R. Haraldsson A. Perrella G. Tunis	28/Apr/04

1,304,211	Europe	283370- 00048-1 283370- 00093	Production of Composite Structures	W. Seeman E. Pearson W. Everitt R. Haraldsson A. Perrella G. Tunis	28/Apr/04

Patents	Country	ES#	Title	Inventor(s)	Issue Date

1,304,211	France	283370- 00048-1 283370- 00093	Production of Composite Structures	W. Seeman E. Pearson W. Everitt R. Haraldsson A. Perrella G. Tunis	28/Apr/04

69,632,358	Germany	283370- 00048-1 283370- 00093	Production of Composite Structures	W. Seeman E. Pearson W. Everitt R. Haraldsson A. Perrella G. Tunis	03/Jun/04

HK1015317	Hong Kong	283370- 00014	Production of Composite Structures	W. Seeman E. Pearson W. Everitt R. Haraldsson A. Perrella G. Tunis	09/Nov/01

3,103,309.7	Hong Kong	283370- 00100	Production of Composite Structures	W. Seeman A. Perrella G. Tunis	04/Jun/96

190,756	India	283370- 00023	Unitary Vacuum Bag For Forming Fiber Reinforced Composite Articles and Process for Making Same	W. Seeman	01/Aug/04

624/Del/2003	India	283370- 00023-1 283370- 00097	Unitary Vacuum Bag For Forming Fiber Reinforced Composite Articles and Process for making same	W. Seeman	21/Apr/03

625/Del/2003	India	283370- 00023-2 283370- 00098	Unitary Vacuum Bag For Forming Fiber Reinforced Composite Articles and Process for making same	W. Seeman	21/Apr/03

1285/Del/1996	India	283370- 00015	Large Composite Structures and a Method For Production Of Composite Structures	W. Seeman E. Pearson W. Everitt R. Haraldsson A. Perrella G. Tunis	11/Jun/96

1285/Del/1996	India	283370- 0015-1 283370- 00110	Large Composite Structures and a Method For Production Of Composite Structures	W. Seeman E. Pearson W. Everitt R. Haraldsson A. Perrella G. Tunis	11/Jun/96

196,965	India	283370- 0015-1 283370- 00110	Large Composite Structures And A Method For Production Of Large Composite Structures	W. Seeman E. Pearson W. Everitt R. Haraldsson A. Perrella G. Tunis	23/Jun/06

1,304,211	Ireland	283370- 00048-1 283370- 00093	Production of Composite Structures	W. Seeman E. Pearson W. Everitt R. Haraldsson A. Perrella G. Tunis	28/Apr/04

Patents	Country	ES#	Title	Inventor(s)	Issue Date

JP2000501659	Japan	283370- 00016	Production Of Large Composite Structures	W. Seeman E. Pearson W. Everitt R. Haraldsson A. Perrella G. Tunis	12/Dec/08

2001-510748	Japan	283370- 00063	Large Composite Core Structures Formed By Vacuum Assisted Resin Transfer Molding	G. Tunis S. Winckler	23/Jul/98

312,448	Norway	283370- 00018	Production Of Large Composite Structures	W. Seeman E. Pearson W. Everitt R. Haraldsson A. Perrella G. Tunis	13/May/02

0 831 987	Portugal	283370- 00048	Large Composite Structures	W. Seeman E. Pearson W. Everitt R. Haraldsson A. Perrella G. Tunis	12/Mar/03

1,304,211	Sweden	283370- 00048-1 283370- 00093	Production of Composite Structures	W. Seeman E. Pearson W. Everitt R. Haraldsson A. Perrella G. Tunis	28/Apr/04

1,304,211	The Netherlands	283370- 00048-1 283370- 00093	Production of Composite Structures	W. Seeman E. Pearson W. Everitt R. Haraldsson A. Perrella G. Tunis	28/Apr/04

1,304,211	United Kingdom	283370- 00048-1 283370- 00093	Production of Composite Structures	W. Seeman E. Pearson W. Everitt R. Haraldsson A. Perrella G. Tunis	28/Apr/04

5,702,663	United States	283370- 00036	Vacuum Bag For Forming Fiber Reinforced Composite Articles And Method for Using Same	W. Seeman	30/Dec/97

5,721,034	United States	283370- 00037	Large Composite Structures Incorporating A Resin Distribution Network	W. Seeman E. Pearson W. Everitt R. Haraldsson A. Perrella G. Tunis	24/Feb/98

5,958,325	United States	283370- 00042	Large Composite Structures And A Method for Production Of Large Composite Structures Incorporating A Resin Distribution Network	W. Seeman E. Pearson W. Everitt R. Haraldsson A. Perrella G. Tunis	28/Sep/99

6,773,655 B1	United States	283370- 00013	Large Composite Structures And A Method for Production Of Large Composite Structures Incorporating A Resin Distribution Network	G. Tunis W. Seeman	08/10/2004 (Extended Term to 2018)

Patents	Country	ES#	Title	Inventor(s)	Issue Date

6,558,608	United States	283370- 00076	Method For Molding Fiber Reinforced Resin Composite Container	R. Haraldsson A. Perrella	06/May/03

6,773,655	United States	283370- 00013	Large Composite Structures and A Method For Production Of Large Composite Structures Incorporating A Resin Distribution Network	W. Seeman G. Tunis	10/Aug/04

			TRADEMARK & SERVICE MARK REGISTRATIONS

			Mark	Registration No.
			SCRIMP	1,953,608
			SCRIMP	2,769,424
	United States		TPI Composites	5,030,375	30/Aug/16
	Turkey		TPI Composites	2016 40660
	United States		It’s in the Wind	Published and pending

Pursuant to a Technology License Agreement dated as of September 30, 2004 by and among TPI Technology, Inc. and TPI, Inc. (f/k/a TPI Composites, Inc.) and Pearson Composites, LLC (“Pearson”), TPI Technology, Inc. and TPI, Inc. license certain Intellectual Property to Pearson, a former affiliate of the Loan Parties engaged in the boat building business.

Schedule 6.01(v)

Material Contracts

Supply Agreements:

Turkey:

Purchasing Framework Agreement between Nordex SE and TPI Kompozit Kanat Sanayi Ve Ticaret A.S. dated June 24, 2013.

Addendum No. 01 to the Purchasing Framework Agreement between Nordex SE and TPI Kompozit Kanat Sanayi Ve Ticaret A.S. dated August 30, 2013

Addendum No. 02 to the Purchasing Framework Agreement between Nordex SE and TPI Kompozit Kanat Sanayi Ve Ticaret A.S. dated August 2, 2016

Framework Repair Agreement between Nordex SE and TPI Kompozit Kanat Sanayi Ve Ticaret A.S. dated August 16, 2016

Settlement Agreement and Release between Nordex SE and TPI Composites, Inc. dated June 3, 2016

Purchasing Framework Agreement between Nordex SE and TPI Kompozit Kanat 2 Uretim Sanayi Ve Ticaret Limited Sirketi dated October 31, 2016

Purchase Agreement between Vestas Wind Systems A/S and TPI Turkey Izbas, LLC dated October 30, 2015

Assignment of Purchase Agreement between Vestas Wind Systems A/S and TPI Turkey Izbas, LLC to TPI Kompozit Kanat 2 Uretim Sanayi Ve Ticaret Limited Sirkeki dated January 26, 2016

[Amendment to Purchase Agreement between Vestas Wind Systems A/S and TPI Kompozit Kanat

2 Uretim Sanayi Ve Ticaret Limited Sirkeki dated December             , 2016]

Supply Agreement between General Electric International, Inc. and TPI Kompozit Kanat Sanayi Ve Ticaret A.S. entered into as of December 21, 2011

First Amendment to Supply Agreement between General Electric International, Inc. and TPI Kompozit Kanat Sanayi Ve Ticaret A.S. entered into as of January 20, 2012

Second Amendment to Supply Agreement between General Electric International, Inc. and TPI Kompozit Kanat Sanayi Ve Ticaret A.S. entered into as of February 3, 2012

Third Amendment to Supply Agreement between General Electric International, Inc. and TPI Kompozit Kanat Sanayi Ve Ticaret A.S. entered into as of February 13, 2012

Fourth Amendment to Supply Agreement between General Electric International, Inc. and TPI Kompozit Kanat Sanayi Ve Ticaret A.S. entered into as of February 20, 2012

Fifth Amendment to Supply Agreement between General Electric International, Inc. and TPI Kompozit Kanat Sanayi Ve Ticaret A.S. entered into as of March 9, 2012

Sixth Amendment to Supply Agreement between General Electric International, Inc. and TPI Kompozit Kanat Sanayi Ve Ticaret A.S. entered into as of March 15, 2012

Appendix 8 to Sixth Amendment to Supply Agreement between General Electric International, Inc. and TPI Kompozit Kanat Sanayi Ve Ticaret A.S. entered into as of March 12, 2012 – Guaranty Agreement

Seventh Amendment to Supply Agreement between GE Wind Energy GmbH and TPI Kompozit Kanat Sanayi Ve Ticaret A.S. entered into as of March 30, 2012

Assignment and Assumption Agreement between GE Wind Energy GmbH, General Electric International, Inc. and TPI Kompozit Kanat Sanayi Ve Ticaret A.S. entered into as of March 30, 2012

Eighth Amendment to Supply Agreement between GE Wind Energy GmbH and TPI Kompozit Kanat Sanayi Ve Ticaret A.S. entered into as of April 25, 2012

Ninth Amendment to Supply Agreement between GE Wind Energy GmbH and TPI Kompozit Kanat Sanayi Ve Ticaret A.S. entered into as of January 13, 2016

Letter Rescinding Notice of Breach from GE Wind Energy GmbH, dated as of August 13, 2014

Iowa:

Amended and Restated Supply Agreement between General Electric International through GE Renewable Energy and TPI Iowa, LLC dated September 28, 2016

China:

Supply Agreement between General Electric International, Inc. and TPI China, LLC entered into as of January 1, 2007

First Amendment to Supply Agreement between General Electric International, Inc. and TPI China, LLC entered into as of January 10, 2013

Second Amendment to Supply Agreement between General Electric International, Inc. and TPI China, LLC entered into as of May 13, 2012

Third Amendment to Supply Agreement between General Electric International, Inc. and TPI China, LLC entered into as of January 1, 2015

Fourth Amendment to Supply Agreement between General Electric International, Inc. and TPI China, LLC entered into as of April 20, 2016

Blade Supply Agreement by and between Acciona Windpower, S.A. and TPI China, LLC dated as of October 31, 2013

First Amendment to Blade Supply Agreement by and between Acciona Windpower, S.A. and TPI China, LLC dated as of January 31, 2014

Second Amendment to Blade Supply Agreement by and between Acciona Windpower, S.A. and TPI China, LLC dated as of October 11, 2014

Third Amendment to Blade Supply Agreement by and between Acciona Windpower, S.A. and TPI China, LLC dated as of November 7, 2014

Fourth Amendment to Blade Supply Agreement by and between Acciona Windpower, S.A. and TPI China, LLC dated as of November 24, 2014

Tooling Agreement between Acciona Windpower, S.A. and TPI China, LLC dated as of October 31, 2013

Purchase Agreement between Vestas Wind Systems A/S and TPI China LLC dated November 26, 2014 (Note: Parties are in the process of amending & restating this agreement)

First Amendment to Purchase Agreement between Vestas Wind Systems A/S and TPI China LLC dated March 29, 2015

Mould Purchase Agreement between Vestas Wind Systems A/S and TPI Composites (Taicang) Co., Ltd dated October 30, 2015

Letter of Understanding between Vestas Wind Systems A/S and TPI Composites (Taicang) Co., Ltd dated August 9, 2016

Letter of Understanding between Vestas Wind Systems A/S and TPI Composites (Taicang) Co., Ltd dated December 16, 2016

Agreement for the Manufacture and Supply of Rotor Blade Molds between Nordex Energy GmbH and TPI Composites (Taicang) Co., Ltd. Dated October 31, 2016

Mexico:

Second Amended and Restated Framework Supply Agreement between Gamesa Wind US LLC and TPI Mexico, LLC dated January 22, 2016

Letter dated March 18, 2016 from Gamesa Wind US LLC exercising option contemplated in clause 1.3 in the Second Amended and Restated Framework Agreement dated January 22, 2016

Supply Agreement between General Electric International, Inc. through GE Renewable Energy Business and TPI Mexico, LLC dated October 31, 2013

First Amendment to Supply Agreement between General Electric International, Inc. through GE Renewable Energy Business and TPI Mexico, LLC dated September 28, 2016

Supply Agreement between General Electric International, Inc. through GE Renewable Energy Business and TPI Mexico III, LLC dated September 28, 2016

Property Leases:

Lease between TPI Composites, S. de R.L. de C.V. and Vesta Baja California, S. de R.L. de C.V., dated November 20, 2015, as amended

Lease between TPI Turkey IZBAS, LLC and Dere Konstruksiyon Demir Celik Insaat Taahhut Muhendislik Musavirlik Sanayi Ve Ticaret Anonim Sirketi, dated December 9, 2015, as amended

Schedule 7.02(a)

Existing Liens

Items	Lien
Türkiye Garanti Bankasi, A.Ş.	TPI Kompozit Kanat Sanayi Ve Ticaret A.S. Accounts Receivable from GE Wind Energy GmbH and specifically identified equipment leased by Türkiye Garanti Bankasi, A.Ş to TPI Kompozit Kanat Sanayi Ve Ticaret A.S.

Yapi Ve Kredi Bankasi A.Ş.	TPI Kompozit Kanat Sanayi Ve Ticaret A.S. Accounts Receivable from Nordex SE

Scottsdale Arizona Lease	All personal property located on the premises and all inventory, equipment, contract rights, accounts receivable of TPI Composites, Inc.

Varilease Finance, Inc. and its assignees with respect to lease to TPI Iowa, LLC and TPI Composites, Inc.	Equipment specifically identified in the lease

Varilease Finance, Inc. and its assignees with respect to lease to TPI Mexico, LLC	Equipment specifically identified in the lease

Wells Fargo Financial Leasing Inc. lease to TPI Composites, Inc.	Specifically identified equipment (2 copiers)

Wells Fargo Bank, N.A.	Specifically identified equipment

Winmark Capital Lease to TPI Composites, Inc.	Specifically identified equipment leased to TPI Composites, Inc.

Schedule 7.02(b)

Existing Indebtedness

Borrowers	Lenders	Value (in 000’s)	Type	Refinancing Permitted	Outstanding Principal Balance as of 11/30/2016 ($ in 000’s)
TPI Kompozit Kanat Sanayi Ve Ticaret A.Ş.	Yapi Ve Kredi Bankasi A.Ş.	€21,000	Revolving	Yes	$13,112
TPI Kompozit Kanat Sanayi Ve Ticaret A.Ş.	Türkiye Garanti Bankasi, A.Ş. (equipment lease)	$6,000	Lease Financing	No	$1,647
TPI Kompozit Kanat Sanayi Ve Ticaret A.Ş.	Yapi Ve Kredi Bankasi A.Ş. (Unsecured Import Financing)	$5,000	Revolving	Yes	$4,664
TPI Kompozit Kanat Sanayi Ve Ticaret A.Ş.	Odea Bank A.Ş. (working capital financing)	$10,000	Revolving	Yes	$0
TPI Kompozit Kanat Sanayi Ve Ticaret A.Ş.	Odea Bank A.Ş. (Unsecured Import Financing)	$5,000	Revolving	Yes	$0
TPI Kompozit Kanat 2 Uretim Sanayi Ve Ticaret Limited Sirkeki	Odea Bank A.Ş. (working capital financing)	€20,000	Revolving	Yes	$0
TPI Kompozit Kanat 2 Uretim Sanayi Ve Ticaret Limited Sirkeki	Odea Bank A.Ş. (CapEx financing)	€15,000	Term	No	$13,251
TPI Iowa, LLC	Two equipment lease providers	$121	Lease Financing	No	$25
TPI Iowa, LLC	VFI-SPV VIII, Corp. (equipment lease)	$5,365	Lease Financing	No	$2,352

Borrowers	Lenders	Value (in 000’s)	Type	Refinancing Permitted	Outstanding Principal Balance as of 11/30/2016 ($ in 000’s)
TPI Composites, Inc.	Winmark Capital Corporation (equipment lease)	$400	Lease Financing	No	$102
TPI Mexico, LLC	Global Finishing Solutions	$168	Term	No	$108
TPI Mexico, LLC	Wells Fargo (equipment lease)	$84	Lease Financing	No	$79
TPI Mexico, LLC	Varilease Finance, Inc. capital lease	$9,500	Lease Financing	No	$8,547
TPI Kompozit Kanat Sanayi Ve Ticaret A.Ş.	Letter of Guarantee – Odea Bank A.Ş. – Turkey lease and in lieu of utility deposits	$46	LOC	No	$46
TPI Composites, Inc. - RI	Letter of Credit Santander – Rhode Island lease	$295	LOC	No	$295
TPI Mexico LLC	Letter of Credit Santander – MX1 facility lease	$2,063	LOC	No	$2,063
TPI Mexico LLC	Letter of Credit Santander – MX2 facility lease	$3,000	LOC	No	$3,000
TPI Mexico LLC	Letter of Credit Santander – MX3 facility lease	$3,000	LOC	No	$3,000
TPI Composites, Inc.	Letter of Credit Santander – In favor of AIG supporting U.S. workers compensation claims	$2,063	LOC	No	$2,063

Borrowers	Lenders	Value (in 000’s)	Type	Refinancing Permitted	Outstanding Principal Balance as of 11/30/2016 ($ in 000’s)
TPI Composites, Inc.	SGL Kuempers GmbH & Co KG (“SGL”) - guarantee of financial obligation of TPI Turkey resulting out of its supply relationship with SGL		Guarantee
TPI Composites, Inc.	Hexcel Corporation and its affiliates. Guarantee of up to €2,000,000 per calendar quarter for raw material payments		Guarantee
TPI Composites, Inc.	BASF SE - guarantee of financial obligation of TPI Turkey resulting out of its supply relationship with BASF SE		Guarantee
TPI Composites, Inc.	Gamesa SA - $30,000,000 guarantee ($35,000,000 in case of seven lines) for obligations under the SA shall remain in full force and effect until the earlier of (a) the expiration of the Warranty Period, or (b) such time that an independent accounting firm ranked in the top 8 in the United States by size performs the necessary audit and confirms that TPI Mexico, LLC either has a positive net worth of at least $4,000,000 ($4,666,666 in case of seven lines) or has a current financial ratio of 1.1:1.0 or greater.		Guarantee

Borrowers	Lenders	Value (in 000’s)	Type	Refinancing Permitted	Outstanding Principal Balance as of 11/30/2016 ($ in 000’s)
TPI Composites, Inc.	Nordex SA - €15,000,000 guarantee for obligations under the SA shall remain in full force and effect until such time that TPI Turkey either has a positive net worth/equity of at least €2,000,000 or that TPI Turkey has a current financial ratio (assets to liabilities) of 1.1:1.0 or greater.		Guarantee
TPI Composites, Inc.	Nordex SA - €10,000,000 guarantee for obligations under the TPI Kompozit Kanat 2 Üretim Sanayi Ve Ticaret Limited Şirketi (Turkey 2) SA		Guarantee
TPI Composites, Inc.	Acciona SA - $5,000,000 guarantee for obligations under Supply Agreement		Guarantee
TPI Composites, Inc.	Yapi Ve Kredi Bankasi A.Ş. - $5,000,000 guarantee of Unsecured Import Financing		Guarantee
TPI Composites, Inc.	Vestas SA – China - $30,000,000 guarantee of obligations under Supply Agreement shall remain in full force and effect until all obligations and liabilities under the SA have been fully discharged. Amount of guarantee can be reduced to $0 based on Solvency and Quick Ratio tests at the end of the 1st or 3rd quarter in any calendar year.		Guarantee
TPI Composites, Inc.	Vestas SA – Turkey - $30M guarantee of obligations under Supply Agreement shall remain in full force and effect until all		Guarantee

Borrowers	Lenders	Value (in 000’s)	Type	Refinancing Permitted	Outstanding Principal Balance as of 11/30/2016 ($ in 000’s)
obligations and liabilities under the SA have been fully discharged. Amount of guarantee can be reduced to $0 based on Solvency and Quick Ratio tests at the end of the 1st or 3rd quarter in any calendar year.
TPI Composites, Inc.	Dere Konstruksiyon Demir Çelik İnşaat Taahhüt Mühendislik Müşavirlik Sanayi Ve Ticaret Anonim Şirketi (Dere) – guarantee of obligations under lease agreement shall remain in full force and effect until all obligation and liabilities under the lease agreement have been fully discharged		Guarantee

Schedule 7.02(e)

Existing Investments

TPI Inc. holds a 50% interest in a joint venture, Armored Chariots LLC. [...***...]. holds the other 50% of Armored Chariots LLC.

Below are the equity investments in the following subsidiaries, with the owning entity listed at the far left:

	TPI Composites (Taicang) Company Limited	TPI Kompozit Kanat Sanayi Ve Ticaret A.S.	TPI Kompozit Kanat 2 Uretim Sanayi Ve Ticaret Limited Sirketi	TPI- Composites S. De R.L. De C.V.	TPI Composites Services S. De R.L. De C.V.
TPI China, LLC	$5,715,000 (100%)	—	—	—	—
TPI Turkey, LLC	—	$41,164,732 (98.88%)	—	—	—
TPI Turkey II, LLC	—	$233,134 (0.56%)	—	—	—
TPI Turkey III, LLC	—	$233,134 (0.56%)	—	—	—
TPI Mexico, LLC	—	—	—	$3,952 (99.8%)	$2,655 (99.8%)
TPI Mexico II, LLC	—	—	—	$48 (0.2%)	$5 (0.2%)
TPI Turkey Izbas, LLC	—	—	$5,450,000 (100%)	—	—
Total	$5,715,000	$41,631,000	$5,450,000	$4,000	$2,660

Schedule 7.02(k)

Limitations on Dividends and Other Payment Restrictions

TPI’s ability to repatriate funds from China to the United States is subject to a number of restrictions imposed by the Chinese government. TPI repatriates funds through a Technology License Contract, a Services Agreement and dividends. Under the Technology License Contract, TPI Composites (Taicang) Co, Ltd. is required to pay TPI Technology, Inc., a wholly-owned subsidiary of TPI Composites, Inc., 4.9% (to be increased to XX% effective January 1, 2016) of its net sales for the use of an exclusive and non-transferable license to use Technical Information, as defined in the Technology License Contract, to produce products at its facilities. Under the Services Agreement, we provide:

(i)	accounting and financial advisory services,

(ii)	environmental and EHS programs,

(iii)	information technology and data services,

(iv)	global sourcing and procurement services and

(v)	engineering and development services to TPI Taicang.

We are compensated quarterly based on agreed upon hourly rates for those services. Certain of our subsidiaries are limited in their ability to declare dividends without first meeting statutory restrictions of the People’s Republic of China, including retained earnings as determined under Chinese-statutory accounting requirements. Until 50% ($5.2 million) of registered capital is contributed to a surplus reserve, our Chinese operations can only pay dividends equal to 90% of after-tax profits (10% must be contributed to the surplus reserve). Once the surplus reserve fund requirement is met, we can pay dividends equal to 100% of after-tax profit assuming other conditions are met. At December 31, 2015, the amount of surplus reserve fund was $2.9 million.

Schedule 8.01

Cash Management Accounts

Account Number	Description	Company	Bank
[...***...].	Checking Account (TPI China LLC)	TPI Composites, Inc.	Santander Bank, N.A.
[...***...].	Sweep Account	TPI Composites, Inc.	Santander Bank, N.A.
[...***...].	Checking Account-Sweep Account (TPI Arizona LLC)	TPI Composites, Inc.	Santander Bank, N.A.
[...***...].	Checking Account-Sweep Account	TPI Composites, Inc.	Santander Bank, N.A.
[...***...].	Checking Account-Sweep Account (TPI Technology, Inc.)	TPI Composites, Inc.	Santander Bank, N.A.
[...***...].	Checking Account-Sweep Account (TPI Composites LLC)	TPI Composites, Inc.	Santander Bank, N.A.
[...***...].	Checking Account (TPI Inc.)	TPI Composites, Inc.	Santander Bank, N.A.
[...***...].	Primary Business Account (TPI Iowa, LLC)	TPI Composites, Inc.	Santander Bank, N.A.
[...***...].	Checking Account (TPI Mexico LLC)	TPI Composites, Inc.	Santander Bank, N.A.
[...***...].	Letter of Credit Collateral Money Market Account (TPI Mexico LLC)	TPI Composites, Inc.	Santander Bank, N.A.
[...***...].	Letter of Credit Collateral Money Market Account (TPI Composites, Inc.).	TPI Composites, Inc.	Santander Bank, N.A.
[...***...].	Checking Account (TPI Arizona, LLC)	TPI Composites, Inc.	Santander Bank, N.A.
[...***...].	Checking Account Mexico 2 (TPI Mexico, LLC)	TPI Composites, Inc.	Santander Bank, N.A.

Account Number	Description	Company	Bank
[...***...].	Checking Account (TPI Mexico III, LLC)	TPI Composites, Inc.	Santander Bank, N.A.
[...***...].	Checking Account (TPI Mexico III, LLC)	TPI Composites, Inc.	Santander Bank, N.A.

All above accounts are in the name of TPI Composites, Inc.

Santander Bank, N.A.

Contact Information:

75 State Street

Boston, MA 02109

[...***...].

[...***...].

[...***...].

Account Number	Description	Company	Bank
[...***...].	Checking Account	TPI Composites, Inc.	Wells Fargo Bank, N.A.
[...***...].	Money Market Account	TPI Composites, Inc.	Wells Fargo Securities, LLC

These accounts are in the name of TPI Composites, Inc.

Wells Fargo Bank, N.A.

Contact Information:

100 West Washington Street, 25th Floor

Phoenix, AZ 85003

[...***...].

[...***...].

[...***...].

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                     , 20     (this “Agreement”), to the Financing Agreement referred to below is entered into by and among [NAME OF ADDITIONAL [BORROWER][GUARANTOR]], a                 (the “Additional [Borrower][Guarantor]”), the Borrowers (as defined below), the Guarantors (as defined below), HPS Investment Partners, LLC, a Delaware limited liability company formerly known as Highbridge Principal Strategies, LLC (“HPSIP”), as collateral agent for the Lenders (as defined below) (in such capacity, together with any successors and assigns, if any, the “Collateral Agent”), and HPSIP, as administrative agent for the Lenders (in such capacity, together with any successors and assigns, if any, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

WHEREAS, TPI Composites, Inc., a Delaware Corporation (the “Parent”), each subsidiary of the Parent listed as a “Borrower” on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as defined in the Financing Agreement), each a “Guarantor” and collectively, the “Guarantors”, the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Capital One, N.A. (“Capital One”), as revolving loan representative for the Revolving Loan Lenders (as defined in the Financing Agreement) and the Collateral Agent are parties to that certain Amended and Restated Financing Agreement, dated as of December 30, 2016 (such agreement, as amended, restated, supplemented, modified or otherwise changed from time to time, including any replacement agreement therefor, being hereinafter referred to as the “Financing Agreement”), pursuant to which the Lenders have agreed to make loans to the Borrowers (each a “Loan” and collectively the “Loans”) in an aggregate principal amount set forth therein;

WHEREAS, pursuant to Article XI of the Financing Agreement, the Borrowers’ obligation to repay the Loans and all other Obligations are guaranteed, jointly and severally, by the Guarantors;

WHEREAS, pursuant to Section 7.01(b) of the Financing Agreement, the Additional [Borrower][Guarantor] is required to become a [Borrower][Guarantor] by, among other things, executing and delivering this Agreement to the Agents and the Lenders; and

WHEREAS, the Additional [Borrower][Guarantor] has determined that the execution, delivery and performance of this Agreement directly benefit, and are within the corporate purposes and in the best interests of, the Additional [Borrower][Guarantor].

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions. Reference is hereby made to the Financing Agreement for a statement of the terms thereof. All terms used in this Agreement which are defined therein and not otherwise defined herein shall have the same meanings herein as set forth therein.

SECTION 2. Joinder of Additional [Borrower][Guarantor].

(a) Pursuant to Section 7.01(b) of the Financing Agreement, by its execution of this Agreement, the Additional [Borrower][Guarantor] hereby (i) confirms that the representations and warranties contained in Article VI of the Financing Agreement and each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant thereto on or prior to the date hereof are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as to the Additional [Borrower][Guarantor] as of the effective date of this Agreement, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), and (ii) agrees that, from and after the effective date of this Agreement, the Additional [Borrower][Guarantor] shall be a party to the Financing Agreement and shall be bound, as a [Borrower][Guarantor], by all the provisions thereof and shall comply with and be subject to all of the terms, conditions, covenants, agreements and obligations set forth therein and applicable to the [Borrowers][Guarantors], [including, without limitation, the guaranty of the Obligations made by the Guarantors, jointly and severally, in favor of the Agents and the Lenders pursuant to Article XI of the Financing Agreement]. The Additional [Borrower][Guarantor] hereby agrees that from and after the effective date of this Agreement each reference to a [“Borrower”][“Guarantor”] or a “Loan Party” and each reference to the [“Borrowers”][“Guarantors”] or the “Loan Parties” in the Financing Agreement and any other Loan Document shall include the Additional [Borrower][Guarantor]. The Additional [Borrower][Guarantor] acknowledges that it has received a copy of the Financing Agreement and each other Loan Document and that it has read and understands the terms thereof.

(b) Attached hereto are updated copies of each Schedule to the Financing Agreement revised to include all information required to be provided therein with respect to, and only with respect to, the Additional [Borrower][Guarantor]. The Schedules to the Financing Agreement shall, without further action, be amended to include the information contained in each such update.

SECTION 3. Effectiveness. This Agreement shall become effective upon its execution by the Collateral Agent and receipt by the Collateral Agent of the following, in each case in form and substance satisfactory to the Collateral Agent:

(i) original counterparts to this Agreement, duly executed by the Borrower, each Guarantor, the Additional [Borrower][Guarantor] and the Collateral Agent, together with the Schedules referred to in Section 2(b) hereof;

(ii) a Supplement to the Security Agreement, substantially in the form of Exhibit C to the Security Agreement (the “Security Agreement Supplement”), duly executed by the Additional [Borrower][Guarantor], and any instruments of assignment or other documents required to be delivered to the Collateral Agent pursuant to the terms thereof;

(iii) a Pledge Amendment to the Security Agreement to which the parent company of the Additional [Borrower][Guarantor] is a party, in the form of Exhibit A thereto, duly executed by such parent company and providing for all Equity Interests of the Additional [Borrower][Guarantor] to be pledged to the Collateral Agent pursuant to the terms thereof;

(iv) (A) certificates, if any, representing 100% of the issued and outstanding Equity interests of the Additional [Borrower][Guarantor] required to be pledged pursuant to the Security Agreement and each Subsidiary of the Additional [Borrower][Guarantor] and (B) all original promissory notes of such Additional [Borrower][Guarantor], if any, that are required to be delivered under the Loan Documents, in each case, accompanied by instruments of assignment and transfer in such form as the Collateral Agent may reasonably request;

(v) to the extent required under Section 7.01(b) of the Financing Agreement (A) a Mortgage, in form and substance satisfactory to the Collateral Agent (the “Additional Mortgage”), duly executed by the Additional [Borrower][Guarantor], with respect to the real property owned by the Additional [Borrower][Guarantor], and (B) a Title Insurance Policy covering such real property, together with such other agreements, instruments and documents as the Collateral Agent may reasonably require comparable to the documents required under Section 7.01(o) of the Financing Agreement;

(vi) a supplement to the Intercompany Subordination Agreement, in form and substance reasonably satisfactory to the Collateral Agent, duly executed by the Additional [Borrower][Guarantor];

(vii) appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement Supplement and any Mortgage;

(viii) a written opinion of counsel to the Loan Parties as to such matters as the Collateral Agent may reasonably request; and

(ix) such other agreements, instruments or other documents reasonably requested by the Agents in order to create, perfect, establish the first priority (subject to Permitted Liens) of or otherwise protect any Lien purported to be covered by any such Security Agreement Supplement or Additional Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations free and clear of all Liens other than Permitted Liens.

SECTION 4. Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed (by certified mail, postage prepaid and return receipt requested), telecopied or delivered by hand, Federal Express or other reputable overnight courier, if to the Additional [Borrower][Guarantor], to it at its address set forth below its signature to this Agreement, and if to any Borrower, any Guarantor, any Lender or any Agent, to it at its address specified in the Financing Agreement; or as to any such Person at such other address as shall be designated by such Person in a written notice to such other Person complying as to delivery with the terms of this Section 4. All such notices and other communications shall be effective, as set forth in Section 12.01 of the Financing Agreement.

SECTION 5. General Provisions. (a) Each Borrower, each Guarantor, and the Additional [Borrower][Guarantor], hereby confirms that each representation and warranty made by it under the Loan Documents is true and correct as of the date hereof, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), and that no Default or Event of Default has occurred or is continuing under the Financing Agreement. Each Borrower and each Guarantor, including the Additional [Borrower][Guarantor], hereby represents and warrants that as of the date hereof there are no claims or offsets against or defenses or counterclaims to their respective obligations under the Financing Agreement or any other Loan Document.

(b) Except as supplemented hereby, the Financing Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. This Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Financing Agreement or any other Loan Document or (ii) to prejudice any right or rights which the Agents or the Lenders may now have or may have in the future under or in connection with the Financing Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(c) The Additional [Borrower][Guarantor] hereby expressly (i) authorizes the Collateral Agent to file appropriate financing statements on or continuation statements, and amendments thereto, (including without limitation, any such financing statements that indicate the Collateral as “all assets” or words of similar import) in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Liens to be created by this Agreement and each of the Loan Documents and (ii) ratifies such authorization to the extent that the Collateral Agent has filed any such financing or continuation statements or amendments thereto, prior to the date hereof. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(d) Each Borrower agrees to pay or reimburse the Agents and the Lenders for all of their out-of-pocket costs and expenses incurred in connection with the preparation,

negotiation and execution of this Agreement, including, without limitation, the reasonable fees and disbursements of counsel.

(e) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

(f) Section headings in this Agreement are included herein for the convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(g) The provisions of Section 12.10(a) of the Financing Agreement (Consent to Jurisdiction; Service of Process and Venue) are hereby incorporated by reference, mutatis mutandis.

(h) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

(i) THE ADDITIONAL [BORROWER][GUARANTOR] AND EACH OTHER LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(j) This Agreement, together with the Financing Agreement and the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and thereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

TPI COMPOSITES, INC.

By:
Name:
Title:

TPI CHINA, LLC
TPI IOWA, LLC
TPI ARIZONA, LLC
TPI MEXICO, LLC

By:	TPI Composites, Inc., its Sole Member

By:
Name:
Title:

TPI, INC.

By:
Name:
Title:

TPI TECHNOLOGY, INC.

By:
Name:
Title:

[Joinder Agreement]

GUARANTORS:

COMPOSITE SOLUTIONS, INC.

By:
Name:
Title:

TPI MEXICO II, LLC
TPI MEXICO III, LLC
TPI MEXICO IV, LLC
TPI MEXICO V, LLC
TPI TURKEY, LLC
TPI TURKEY II, LLC
TPI TURKEY III, LLC
TPI TURKEY IZBAS, LLC
TPI MOROCCO, LLC

By:	TPI Composites, Inc., its Sole Member

By:
Name:
Title:

TPI COMPOSITES, LLC

By:
Name:
Title:

COLLATERAL AGENT:

HPS INVESTMENT PARTNERS, LLC

By:
Name:
Title:

ADDITIONAL [BORROWER][GUARANTOR]:

[ ]

By:
Name:
Title:

Address:

[Joinder Agreement]

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                     , 20     between                     (“Assignor”) and                     (“Assignee”). Reference is made to the agreement described in Item 2 of Annex I annexed hereto (as amended, restated, modified or otherwise supplemented from time to time, the “Financing Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Financing Agreement.

1. In accordance with the terms and conditions of Section 12.07 of the Financing Agreement, the Assignor hereby irrevocably sells, transfers, conveys and assigns, without recourse, representation or warranty (expect as expressly set forth herein) to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and the Assignor’s portion of the Commitments and Loans as specified on Annex I.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

3. The Assignee (a) confirms that it has received copies of the Financing Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Assignor, or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is eligible as an assignee under the terms of the Financing Agreement; (d) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as the Administrative Agent or the Collateral Agent (as the case may be) on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent or the Collateral Agent (as the case may be) by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Financing Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

4. Following the execution of this Assignment Agreement by the Assignor and the Assignee, it will be delivered by the Assignor to the Collateral Agent for recording by the Administrative Agent. The effective date of this Assignment Agreement (the “Settlement Date”) shall be the latest of (a) the date of the execution hereof by the Assignor and the Assignee, (b) the date this Assignment Agreement has been accepted by the Collateral Agent and recorded in the Register by the Administrative Agent, (c) the date of receipt by the Collateral Agent of a processing and recordation fee in the amount of $5,000,1 (d) the settlement date specified on Annex I, and (e) the receipt by Assignor of the Purchase Price specified in Annex I.

5. As of the Settlement Date (a) the Assignee shall be a party to the Financing Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Financing Agreement and the other Loan Documents.

6. Upon recording by the Administrative Agent, from and after the Settlement Date, the Administrative Agent shall make all payments under the Financing Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Financing Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

7. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS ASSIGNMENT AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9. This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment

[1]	The payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender.

Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:
Date:

NOTICE ADDRESS FOR ASSIGNOR

[INSERT ADDRESS]
Telephone No.:
Telecopy No.:

[ASSIGNEE]

By:
Name:
Title:
Date:

NOTICE ADDRESS FOR ASSIGNEE

[INSERT ADDRESS]
Telephone No.:
Telecopy No.:

ASSIGNMENT AND ACCEPTANCE

AGREEMENT

ACCEPTED AND CONSENTED TO this day of , 20

HPS INVESTMENT PARTNERS, LLC,
as Collateral Agent

By:
Name:
Title:

ASSIGNMENT AND ACCEPTANCE

AGREEMENT

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1. Parent: TPI Composites, Inc., a Delaware corporation (the “Parent”)

2. Name and Date of Financing Agreement: Amended and Restated Financing Agreement, dated as of December 30, 2016 (as amended, supplemented or otherwise modified from time to time), by and among the Parent, each subsidiary of the Parent listed as a “Borrower” on the signature pages thereto (together with the Parent and each other subsidiary of the Parent that executes a joinder agreement and becomes a “Borrower” thereunder, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Parent that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as defined therein) (each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), HPS Investment Partners, LLC, a Delaware limited liability company formerly known as Highbridge Principal Strategies, LLC (“HPSIP”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), HPSIP, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”) and Capital One, N.A. (“Capital One”), as revolving loan representative for the Revolving Loan Lenders (as defined in the Financing Agreement).

3.	Date of Assignment Agreement:

4.	Amount of Term Loan Assigned:

5.	Amount of Revolving Credit Commitment Assigned:

6.	Purchase Price:

7.	Settlement Date:

8.	Wire Instructions and Notice Information:

Assignee:	Assignor:

Attn:	Attn:

Fax No.:	Fax No.:

Bank Name:	Bank Name:

ABA Number:	ABA Number:

Assignee:	Assignor:

Account Name:	Account Name:
Account Number:	Account Number:
Sub-Account Name:	Sub-Account Name:
Sub-Account Number:	Sub-Account Number:
Reference:	Reference:
Attn:	Attn:

ASSIGNMENT AND ACCEPTANCE

AGREEMENT

EXHIBIT C

FORM OF NOTICE OF BORROWING

TPI COMPOSITES, INC.

8501 North Scottsdale Road, Suite 100

Scottsdale, AZ 85253

Date:                 , 20

HPS Investment Partners, LLC, as Administrative Agent

under the below-referenced Financing Agreement

40 West 57th Street, 33rd Floor

New York, New York 10019

Capital One, N.A., as Revolving Loan Representative

under the below-referenced Financing Agreement

600 North Pearl St. #2500

Dallas, TX 75201

Ladies and Gentlemen:

The undersigned, TPI Composites, Inc., a Delaware corporation (the “Borrower”), refers to the Amended and Restated Financing Agreement, dated as of December 30, 2016 (such agreement, as amended, restated, supplemented, modified or otherwise changed from time to time, including any replacement agreement therefor, being hereinafter referred to as the “Financing Agreement”), by and among the Borrower, each subsidiary of the Borrower listed as a “Borrower” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Borrower listed as a “Guarantor” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as defined therein), each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), HPS Investment Partners, LLC, a Delaware limited liability company formerly known as Highbridge Principal Strategies, LLC (“HPSIP”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), HPSIP, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”)

and Capital One, N.A. (“Capital One”), as revolving loan representative for the Revolving Loan Lenders (as defined in the Financing Agreement), and hereby gives you notice pursuant to Section 2.02 of the Financing Agreement that the undersigned hereby requests a Loan under the Financing Agreement (the “Proposed Loan”), and in that connection sets forth below the information relating to such Proposed Loan as required by Section 2.02 of the Financing Agreement. All capitalized terms used herein but not defined herein have the same meanings herein as set forth in the Financing Agreement.

(i)	The aggregate principal amount of the Proposed Loan is $ .[1]

(ii)	The Proposed Loan is [a Revolving Loan][2] [the Term Loan].[3]

(iii)	The Proposed Loan is a [Reference Rate Loan] [LIBOR Rate Loan, with an initial Interest Period of month[s]].[4]

(iv)	The Proposed Loan shall be used for .

(v)	The borrowing date of the Proposed Loan is _ , 20 .[5]

(vi)	The proceeds of the Proposed Loan should be made available to the undersigned by wire transferring such proceeds in accordance with the payment instructions set forth on Annex I hereto.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[1]	Each LIBOR Rate Loan shall be made in a minimum amount of $5,000,000 and shall be in an integral multiple of $1,000,000.
[2]	Each Revolving Loan shall be made in a minimum amount of $100,000 and shall be in an integral multiple of $50,000.
[3]	The Term Loan is only available on the Restatement Effective Date.
[4]	Interest Period must be one, two or three months.
[5]	This date must be a Business Day, and, with respect to the Term Loan, must be the Restatement Effective Date.

The undersigned hereby certifies that (i) the representations and warranties contained in Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant to any Loan Document on or prior to the date of the Proposed Loan are true and correct on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), (ii) no Default or Event of Default has occurred or is continuing or will result from the making of the Proposed Loan to be made as of the date of the Proposed Loan, and (iii) the conditions set forth in Article V of the Financing Agreement have been satisfied as of the date of the Proposed Loan.

Very truly yours,

TPI COMPOSITES, INC.

By:
Name:
Title:

NOTICE OF BORROWING

ANNEX I

Payment Instructions

Name of Bank:

ABA No:

Account Name:

Attention:

Account No:

Ref:

EXHIBIT D

FORM OF LIBOR NOTICE

TPI COMPOSITES, INC.

8501 North Scottsdale Road, Suite 100

Scottsdale, AZ 85253

HPS Investment Partners, LLC, as Administrative Agent

under the below-referenced Financing Agreement

40 West 57th Street, 33rd Floor

New York, New York 10019

Capital One, N.A., as Revolving Loan Representative

under the below-referenced Financing Agreement

600 North Pearl St. #2500

Dallas, TX 75201

Ladies and Gentlemen:

Reference is made to the Amended and Restated Financing Agreement, dated as of December 30, 2016 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Financing Agreement”), by and among TPI Composites, Inc., a Delaware corporation (the “Borrower”), each subsidiary of the Borrower listed as a “Borrower” on the signature pages thereto (together with the Borrower and each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Borrower listed as a “Guarantor” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as defined therein), each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), HPS Investment Partners, LLC, a Delaware limited liability company formerly known as Highbridge Principal Strategies, LLC (“HPSIP”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), HPSIP, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”) and Capital One, N.A. (“Capital One”), as revolving loan representative for the Revolving Loan Lenders (as defined in the Financing Agreement). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Financing Agreement.

This LIBOR Notice represents the Borrower’s request to [convert into] [continue as] [LIBOR Rate Loans] [Reference Rate Loans] $            1 of the outstanding principal amount of the [Term Loan][Revolving Loan] (the “Requested Loan”)[, and is a written confirmation of the telephonic notice of such election previously given to the Administrative Agent].

[Such Requested LIBOR Rate Loan will have an Interest Period of [one] [two] [three] month(s), commencing on                    .]

[This LIBOR Notice further confirms the Borrower’s acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Financing Agreement, of the LIBOR Rate as determined pursuant to the Financing Agreement.]

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[1]	Borrower (i) shall not have more than 3 LIBOR Rate Loans in effect at any given time, and (ii) may only exercise the LIBOR Option for LIBOR Rate Loans of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof.

The undersigned certifies that (i) the representations and warranties contained in Article VI of the Financing Agreement and in each other Loan Document certificate or other writing delivered to any Agent or any Lender pursuant thereto on or prior to the date hereof are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the date hereof as though made on and as of the date hereof and will be true and correct on as of the date of the [conversion] [continuation] of the Requested Loan, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), (ii) no Default or Event of Default has occurred and is continuing or will result from the [conversion] [continuation] of the Requested Loan or will occur or be continuing on the date of the Requested Loan and (iii) all applicable conditions set forth in Article V of the Financing Agreement have been satisfied as of the date hereof and will remain satisfied as of the date of the [conversion] [continuation] of the Requested Loan.

Dated:

TPI COMPOSITES, INC.

By:
Name:
Title:

LIBOR NOTICE

EXHIBIT E

FORM OF PROMISSORY NOTE1

$[ ][2]	[ ] [ ], 20[ ]

FOR VALUE RECEIVED, TPI Composites, Inc., a Delaware corporation (the “Parent”), each subsidiary of the Parent listed as a “Borrower” on the signature pages to the Financing Agreement (as defined below) (together with the Parent and each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each a “Borrower” and collectively, the “Borrowers”), hereby jointly and severally unconditionally promise to pay to [                    ]3 or its registered assigns (the “Lender”) the principal amount of [            ] DOLLARS and [            ] CENTS ($[            ]) or, if less, the aggregate unpaid principal amount of the [Revolving Loans][Term Loan] made by the Lender to the Borrowers under the Amended and Restated Financing Agreement, dated as of December 30, 2016 (including all annexes, exhibits and schedules thereto, as from time to time amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the “Financing Agreement”), by and among the Borrowers, each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as defined therein), each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto, HPS Investment Partners, LLC, a Delaware limited liability company formerly known as Highbridge Principal Strategies, LLC (“HPSIP”), as collateral agent for such lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), HPSIP, as administrative agent for such lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”) and Capital One, N.A. (“Capital One”), as revolving loan representative for the Revolving Loan Lenders (as defined in the Financing Agreement). This Note is one of the promissory notes referred to in the Financing Agreement. Any capitalized term used herein and not defined herein shall have the meaning assigned to it in the Financing Agreement.

Until maturity (whether by acceleration or otherwise), interest shall accrue and be payable on the outstanding principal balance hereof at the per annum rates of interest set forth in

[1]	Promissory Note should be printed on safety paper.
[2]	Include the principal amount of the loan made by the Lender to the Borrowers or the commitment amount, for a Revolving Credit Commitment.
[3]	Insert the name of the Lender.

Promissory Note

the Financing Agreement. In accordance with the provisions of the Financing Agreement, upon the occurrence and during the continuance of an Event of Default, interest shall accrue at a rate per annum equal at all times to the Post-Default Rate. The Post-Default Rate shall apply both before and after any judgment or arbitration decision, until the Lender receives full payment in cash. All amounts payable by the Borrowers hereunder shall be paid in accordance with the terms and conditions of the Financing Agreement in immediately available funds.

Each Borrower hereby waives the requirements of demand, presentment, protest, notice of protest and dishonor, notice of intent to accelerate, notice of acceleration, and all other demands or notices of any kind in connection with the delivery, acceptance, performance, default, dishonor or enforcement of this Note. No failure on the part of the Lender to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall a single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

This Note and all provisions hereof shall be binding upon the Borrowers and all persons claiming under or through the Borrowers, and shall inure to the benefit of the Lender, together with its registered successors and assigns, including each owner and holder from time to time of this Note. The obligations of the Borrowers under this Note shall be joint and several obligations of the Borrowers, and of each the Borrowers’ successors and assigns.

Each Borrower promises and agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting or attempting to collect this Note, including all reasonable attorneys’ fees and disbursements, as described in the Financing Agreement.

This Note may be executed in any number of counterparts and by different parties hereto or thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

To the extent of any inconsistency between any of the terms and conditions of this Note and the terms and conditions of the Financing Agreement, the terms and conditions of the Financing Agreement shall control.

This Note is secured by the Collateral described in the Financing Agreement and the other Loan Documents, to which reference is hereby made for a more complete statement of the terms and conditions under which the [Revolving Loans][Term Loan] evidenced hereby [is] [are] made and [is] [are] to be prepaid or accelerated, and is hereby entitled to all the benefits and rights of the Financing Agreement and such other Loan Documents (including, without limitation, any guarantees delivered in connection therewith).

The provisions of Sections 12.09, 12.10, 12.11, 12.12, 12.13, 12.14, 12.15 and 12.21 of the Financing Agreement are hereby incorporated by reference herein, mutatis mutandis, as to apply to this Note.

Promissory Note

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Promissory Note

IN WITNESS WHEREOF, and intending to be legally bound hereby, each Borrower has caused this Note to be executed by its duly authorized officer as of the day and year first above written.

BORROWERS:

TPI COMPOSITES, INC.

By:
Name:
Title:

TPI CHINA, LLC
TPI IOWA, LLC
TPI ARIZONA, LLC
TPI MEXICO, LLC

By: TPI Composites, Inc., its Sole Member

By:
Name:
Title:

TPI, INC.

By:
Name:
Title:

TPI TECHNOLOGY, INC.

By:
Name:
Title:

Promissory Note

EXHIBIT F

FORM OF LETTER OF CREDIT APPLICATION

APPLICATION FOR IRREVOCABLE CLEAN OR STANDBY LETTER OF CREDIT

TO:	Capital One, N.A.

Letter of Credit Operations

301 West 11th Street, 3rd Floor

Wilmington, Delaware 19801

DATE:

☐ AMENDMENT TO ORIGINAL APPLICATION

THE APPLICANT BELOW REQUESTS CAPITAL ONE, N.A. ISSUE AN IRREVOCABLE STANDBY OR CLEAN LETTER OF CREDIT WITH TERMS AS SET FORTH BELOW BY:

☐  COURIER        ☐  TELETRANSMISSION ● FULL DETAILS

THIS PORTION IS TO BE COMPLETED BY THE ACCOUNT OFFICER

Officer’s Authorization

PRIMARY ACCOUNT OFFICER: Required - Enter Name			PRIMARY ACCOUNT TELEPHONE:

OFFICER DEPARTMENT/NUMBER: Required			PRIMARY OFFICER FAX:

OFFICER SIGNATURE: Required			TEAM EMAIL:

UNDERWRITER: Required - Enter Name			UNDERWRITER TELEPHONE:

ACCOUNT ADMINISTRATOR NAME:			ACCOUNT ADMINISTRATOR PHONE:

OFFICER COST CENTER TO BOOK L/C: Required			SENIOR APPROVER: If Requested

BILLING: ☐ DEBIT ACCOUNT (PREFERRED)–SPECIFY ACCOUNT NUMBER: or ☐ SEND INVOICE

FEES CHARGED IN USD:	$ ISSUANCE ( 200 BASIS POINTS P.A., MIN $300)	$ 150 APPLICATION PROCESSING	$ FRONTING ( BASIS POINTS)

COLLATERAL FOR L/C (FROM ACBS): SELECT ONE ☐ SECURED OR ☐ UNSECURED

IF SECURED, SELECT ONLY ONE TYPE: ☐ CASH – ACCOUNT NUMBER: OR ☐ OTHER (SINGLE TYPE)–SPECIFY OR ☐ MULTIPLE ASSETS

AUTO EXTEND UPON EXPIRATION DATE? ☐ YES ☐ NO (Extension Requires Credit Approval, Can Be Rescinded)			CREDIT FACILITY #: Required

SAMPLE FORMAT ATTACHED? ☐ YES ☐ NO			SYNDICATED TRANSACTION? ☐ YES ☐ NO

LETTER OF CREDIT TYPE (SELECT ONE): ☐ FINANCIAL OBLIGATION OR ☐ PERFORMANCE OBLIGATION OR ☐ OTHER – SPECIFY

APPLICANT TAX IDENTIFICATION NO: Required			APPLICANT NAICS INDUSTRY: Required

INSTRUCTIONS: STEP 1 - FORWARD COMPLETED FORM WITH SUPPORTING DOCUMENTS TO LOAN ADMINISTRATION, STEP 2 - FORWARD SIGNED FORM PACKAGE TO L/C OPERATIONS

THIS PORTION IS TO BE COMPLETED BY THE APPLICANT

ALL INFORMATION MUST BE TYPED OR PRINTED

APPLICANT (OBLIGOR AND CAPITAL ONE CLIENT): Company Legal Name Legal Street Address City, State Postal Code Country	IN FAVOR OF (BENEFICIARY): Beneficiary Legal Name Legal Street Address City, State Postal Code Country

FOR ACCOUNT OF (EQUALS APPLICANT, ENTER ONLY IF DIFFERENT FROM APPLICANT): Obligor’s Subsidiary, Affiliate, or Customer Legal Street Address City, State Postal Code Country	ADVISING BANK (OF BENEFICIARY): Optional - If left blank, Capital One may select Include Legal Name, Address and SWIFT BIC

AMOUNT IN FIGURES: $0.00	CURRENCY: US DOLLARS

AMOUNT IN WORDS:

EXPIRATION DATE: ☐. AUTO-EXTEND UPON EXPIRATION: IF YES, ☐. ANNUALLY OR ☐. OTHER, SPECIFY , FINAL EXPIRATION DATE:

Note: Upon extension/renewal of the original terms no notice or document will be sent to the beneficiary.

The purpose of this Letter of Credit is _Examples: Insurance, Lease Support, Performance,  Bid, etc.

This Letter of Credit shall be:
A. ☐	CLEAN: Available solely by draft(s) at sight drawn on Capital One, N.A.

B. ☐	STANDBY: Available by draft(s) at sight drawn on Capital One, N.A. accompanied by the following document(s):
1) Beneficiary’s signed statement, reading as follows:
(Please indicate below the exact wording which is to appear in the statement to be presented with the draft(s). If additional space is required, attach a signed addendum.)

2) Other, if any

C. This Letter of Credit is	☐ transferable	☐ is NOT transferable	(Select One)
D. Partial Drawings	☐ are permitted	☐ are NOT permitted	(Select One)

E. Special Instructions, if any

This Letter of Credit will be subject to (Select One):
☐ The Uniform Customs and Practices for Documentary Credits of the International Chamber of Commerce currently in effect; OR
☒ The International Standby Practices (ISP98) currently in effect.

This Application is subject to the terms and conditions of a Continuing Agreement for Irrevocable Standby Letters of Credit, a Master Reimbursement Agreement and/or other credit documentation governing the issuance and reimbursement of letters of credit, as applicable, which has been furnished to the undersigned. The applicant’s signature below affirms it has read and agreed to the terms of the applicable agreement and by this application and by any agreement to which the credit is issued. The applicant agrees that letter of credit administration is subject to the industry standards and practices selected above on this form. This application is signed by a duly authorized representative of the applicant on the date specified herein. The applicant, by its signature below, hereby certifies that, both before and after giving effect to the issuance of the Letter of Credit, all conditions set forth in Section 5.02 of the Amended and Restated Financing Agreement, dated as of December [*], 2016, by and among the applicant and certain of its affiliates, Capital One, N.A., HPS Investment Partners LLC and the other financial institutions from time to time party thereto have been satisfied.

This application may be amended by request of the applicant prior to letter of credit issuance by submitting either (1) an additional signed application form or (2) a draft letter of credit signed by the beneficiary and approved in writing by the applicant via email to Trade.Services@capitalone.com or letter submitted to Capital One, N.A at the address first set forth above. Amendments are subject to approval by Capital One, N.A.

USA PATRIOT Act Notice: U.S. federal laws require financial institutions to obtain, verify, and record information identifying each person who opens an account. Issuing the credit is considered opening an account that requires compliance with these federal laws.

In the event that Capital One, N.A. requires further information, the primary Applicant contact is:

Name, Title:	E-mail Address:

Telephone Number.	Facsimile Number.

Officer Name as Authorized Representative and Title

Applicant / Company Name

Street Address, City, State, Postal Code Country

Authorized Signature Date

To be completed by Loan Administration Department
LAD/POST CLOSING APPROVAL	☐ ACBS	☐ ALS
Disbursement Number:	Reviewed By:		Reviewer’s Signature:
Date:	Telephone:

APPLICATION FOR IRREVOCABLE COMMERCIAL LETTER OF CREDIT

TO:	Capital One, N.A.	DATE:
	Letter of Credit Operations		For Bank Use Only
301 West 11th Street, 3rd Floor
	Wilmington, Delaware 19801		L/C No.:

Please issue an irrevocable Commercial Letter of Credit as set forth in this application by:			Appr:
☐ COURIER ☐ TELETRANSMISSION ☐ FULL DETAILS				INITIALS
☐S ☐U
DATE

ALL INFORMATION MUST BE TYPED

IN FAVOR OF (BENEFICIARY) (SPECIFY COMPLETE NAME AND ADDRESS)	OPENER:
FOR ACCOUNT OF (APPLICANT’S NAME AND ADDRESS)

ADVISING BANK/TRANSFERRING BANK	AMOUNT: $
AMOUNT (in words)

PLUS OR MINUS: 0%

EXPIRATION DATE:
If blank – a Capital One, N.A. correspondent bank will be used

Available by drafts at , drawn on CAPITAL ONE, N.A., NEW YORK, NY 100% of the invoice value.

LATEST SHIP DATE: PRESENTATION PERIOD DAYS (if blank, 21 days will apply)

SHIPMENT FROM: SHIPMENT TO:

PARTIAL SHIPMENTS	☐ NOT ALLOWED	☐ALLOWED	TRANSHIPMENT	☐ NOT ALLOWED	☐ ALLOWED

(If not selected, Not Allowed will apply)	(If not selected, Not Allowed will apply)

COVERING: Merchandise described in the invoice as (mention commodity only in generic terms omitting details as to grade, quality, etc.)

DOCUMENTS REQUIRED: (MARK AN “X” IN THE BOXES BELOW)

☐ COMMERCIAL INVOICE IN ORIGINAL AND COPIES

☐ SPECIAL CUSTOMS INVOICE IN ORIGINAL AND COPIES

☐ NEGOTIABLE INSURANCE POLICY/CERTIFICATE COVERING ALL RISKS IN ORIGINAL

(Specify other risks, if any)

☐ PACKING LIST IN ORIGINAL AND COPIES

☐ INSPECTION CERTIFICATE: ISSUED BY:	and SIGNED BY:

☐ CERTIFICATE OF ORIGIN

☐ OTHER DOCUMENTS:

☐

☐

☐

☐ AIR WAYBILL CONSIGNED TO CAPITAL ONE, N.A.

MARKED, NOTIFY

MARKED FREIGHT	☐ PREPAID	☐ COLLECT	☐

☐ FULL SET CLEAN “ON BOARD” OCEAN BILLS OF LADING PLUS NON-NEGOTIABLE COPIES ISSUED TO THE ORDER OF CAPITAL ONE, N.A. MARKED, NOTIFY

MARKED FREIGHT	☐ PREPAID	☐ COLLECT

☐ OTHER TRANSPORT DOCUMENT

MARKED FREIGHT	☐ PREPAID	☐ COLLECT	☐

SHIPPING TERMS (Check one)

SEA TRANSPORT	☐ FOB	☐ CFR	☐ CIF	☐ OTHER

OTHER TRANSPORT	☐ FCA	☐ CPT	☐ CIP	☐ OTHER

OTHER INSTRUCTIONS

☐ TRANSFERABLE (Restricted to advising bank, unless otherwise instructed)

OTHER BANK’S CHARGES ARE FOR			B/A DISCOUNT CHARGES ARE FOR (For Time Letters of Credit Only)

☐ OUR ACCOUNT	☐ BENEFICIARY’S ACCOUNT		☐ OUR ACCOUNT	☐ BENEFICIARY’S ACCOUNT

Discrepancy Waiver(s): The following name(s) is/are designated as persons authorized to waive discrepancies in the documents:

In the event that the Bank requires further information, please contact

NAME

TELEPHONENO.	FAX NO.

E-MAIL ADDRESS:

This Application is subject to the terms and conditions of a Continuing Agreement for Commercial Letters of Credit, a Master Reimbursement Agreement and/or other credit documentation governing the issuance and reimbursement of letters of credit, as applicable, which has been furnished to the undersigned. The applicant’s signature below affirms it has read and agreed to the terms of the applicable agreement and by this application and by any agreement to which the credit is issued. This application is signed by a duly authorized representative of the applicant on the date specified herein. Unless otherwise specified therein, the Letter of Credit will be subjected to the Uniform Customs and Practice for Documentary Credits currently in effect. Unless otherwise stipulated, we agree to keep insurance coverage in force at our expense until this transaction is completed. Unless otherwise instructed documents shall be forwarded to you in one airmail. The applicant, by its signature below, hereby certifies that, both before and after giving effect to the issuance of the letter of credit, all conditions set forth in Section 5.02 of the Amended and Restated Financing Agreement, dated as of December [*], 2016, by and among the applicant and certain of its affiliates, Capital One, N.A., HPS Investment Partners LLC and the other financial institutions from time to time party thereto have been satisfied.

This application may be amended by request of the applicant prior to letter of credit issuance by submitting either (1) an additional signed application form or (2) a draft letter of credit signed by the beneficiary and approved in writing by the applicant via email to Trade.Services@capitalone.com or letter submitted to Capital One, N.A at the address first set forth above. Amendments are subject to approval by Capital One, N.A.

USA PATRIOT Act Notice: U.S. federal laws require financial institutions to obtain, verify, and record information identifying each person who opens an account. Issuing the credit is considered opening an account that requires compliance with these federal laws.

(NAME OF APPLICANT COMPANY OR CORPORATION)	OPENER: CORRESPONDENT BANK (CO-APPLICANT)

(AUTHORIZED SIGNATURE)	(AUTHORIZED SIGNATURE)

To be completed by Loan Administration Department
Officer’s Authorization
Name:	Officer No.:	Initials:
LAD/POST CLOSING APPROVAL:	☐ ACBS	☐ ALS
Disbursement	Reviewed By:
Number:
Date:	Extension:

ANNEX B

Departing Lenders, Continuing Lenders and Additional Lenders

Lender Type	Lender	Existing Term Loan held by each Departing Lender and Continuing Lender prior to giving effect to this Amendment and the transfers Set forth in Section 7 of this Amendment	Amount of Existing Term Loan held by each Continuing Lender and Additional Lender after giving effect to this Amendment and the transfers set forth in Section 7 of this Amendment

Departing Lender	Specialty Loan Debtco, L.P.	$24,201,724.06	$0.00
Departing Lender	Specialty Loan Holdings II, L.P.	$14,627,343.75	$0.00
Departing Lender	Specialty Loan Fund III, L.P.	$13,927,189.79	$0.00
Departing Lender	Specialty Loan Institutional Holdings DAC	$6,453,394.79	$0.00
Continuing Lender	Aiguilles Rouges Sector A Investment Fund, L.P.	$4,858,162.60	$32,014,523.41
Departing Lender	Specialty Loan Institutional Fund III, L.P.	$3,991,507.92	$0.00
Departing Lender	Specialty Loan VG Fund, L.P.	$3,323,645.21	$0.00
Departing Lender	NDT Senior Loan Fund, L.P.	$2,062,344.38	$0.00
Additional Lender	GIM, L.P.	$0.00	$19,483,107.30
Additional Lender	Swiss Capital HPS Private Debt Fund L.P.	$0.00	$10,493,124.69
Additional Lender	AXA Equitable Life Insurance Company	$0.00	$6,558,202.93
Additional Lender	Capital One, N.A.	$0.00	$4,896,354.17
	Totals:	$73,445,312.50	$73,445,312.50

Security	Assignors	Assignees	Amount of Commitment/Loans Assigned
Delayed Draw Term Loan	Specialty Loan Debtco, L.P.	Aiguilles Rouges Sector A Investment Fund, L.P.	9,128,188.51

Delayed Draw Term Loan	Specialty Loan Debtco, L.P.	GIM, L.P.	3,923,598.99

Delayed Draw Term Loan	Specialty Loan Fund III, L.P.	GIM, L.P.	2,625,344.64

Delayed Draw Term Loan	Specialty Loan Fund III, L.P.	Swiss Capital HPS Private Debt Fund L.P.	2,056,063.70

Delayed Draw Term Loan	Specialty Loan Institutional Holdings DAC	Swiss Capital HPS Private Debt Fund L.P.	1,471,037.04

Delayed Draw Term Loan	Specialty Loan Institutional Holdings DAC	AXA Equitable Life Insurance Company	698,171.30

Delayed Draw Term Loan	Specialty Loan Institutional Fund III, L.P.	AXA Equitable Life Insurance Company	1,341,683.34

Delayed Draw Term Loan	Specialty Loan VG Fund, L.P.	AXA Equitable Life Insurance Company	164,583.32

Delayed Draw Term Loan	Specialty Loan VG Fund, L.P.	Capital One, N.A.	952,608.34

Delayed Draw Term Loan	NDT Senior Loan Fund, L.P.	Capital One, N.A.	693,225.00

Security	Assignors	Assignees	Amount of Commitment/Loans Assigned
Term Loan	Specialty Loan Holdings II, L.P.	Aiguilles Rouges Sector A Investment Fund, L.P.	14,627,343.75

Term Loan	Specialty Loan Debtco, L.P.	Aiguilles Rouges Sector A Investment Fund, L.P.	3,400,828.55

Term Loan	Specialty Loan Debtco, L.P.	GIM, L.P.	7,749,108.01

Term Loan	Specialty Loan Fund III, L.P.	GIM, L.P.	5,185,055.66

Term Loan	Specialty Loan Fund III, L.P.	Swiss Capital HPS Private Debt Fund L.P.	4,060,725.80

Term Loan	Specialty Loan Institutional Holdings DAC	Swiss Capital HPS Private Debt Fund L.P.	2,905,298.16

Term Loan	Specialty Loan Institutional Holdings DAC	AXA Equitable Life Insurance Company	1,378,888.30

Term Loan	Specialty Loan Institutional Fund III, L.P.	AXA Equitable Life Insurance Company	2,649,824.58

Term Loan	NDT Senior Loan Fund, L.P.	AXA Equitable Life Insurance Company	325,052.09

Term Loan	NDT Senior Loan Fund, L.P.	Capital One, N.A.	1,044,067.28

Term Loan	Specialty Loan VG Fund, L.P.	Capital One, N.A.	2,206,453.54